     As filed with the Securities and Exchange Commission on July 26, 2000

                                                      Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 -------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -------------
                              SYNAPSE GROUP, INC.
            (Exact name of registrant as specified in its charter)
                                 -------------
        Delaware                     5963                  06-1310649
    (State or other      (Primary Standard Industrial   (I.R.S. Employer
    jurisdiction of       Classification Code Number) Identification Number)
    incorporation or
     organization)               -------------
                               4 High Ridge Park
                            Stamford, CT 06905-1325
                                (203) 595-8255
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 -------------
                                Michael R. Loeb
                Chairman, President and Chief Executive Officer
                              SYNAPSE GROUP, INC.
                               4 High Ridge Park
                            Stamford, CT 06905-1325
                                (203) 595-8255
 (Name, Address Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                 -------------
                                  Copies to:
        JOHN A. BURGESS, ESQ.                  MICHAEL W. BLAIR, ESQ.
         JOHN H. CHORY, ESQ.                    DEBEVOISE & PLIMPTON
          HALE AND DORR LLP                        875 3rd Avenue
           60 State Street                       New York, NY 10022
          Boston, MA 02109                   Telephone: (212) 909-6000
      Telephone: (617) 526-6000               Telecopy: (212) 909-6836
      Telecopy: (617) 526-5000
                                 -------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act, check the following box.   [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering.   [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering.   [_]

     If delivery of the Prospectus is expected to be made pursuant to Rule
434, please check the following box.   [_]

                                 -------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            Proposed Maximum
                                                Aggregate         Amount of
          Title of each class of             Offering Price   Registration Fee
        securities to be registered                (1)               (2)
------------------------------------------------------------------------------
Common Stock, $.001 par value per share...     $50,000,000         $13,200

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

                                 -------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                   Preliminary Prospectus dated July 26, 2000

PROSPECTUS

                                        Shares
                                     (LOGO)
                                  Common Stock

                                  -----------

    This is Synapse Group, Inc.'s initial public offering of common stock. We
are selling all of the shares. The underwriters will offer     shares.

    We expect the public offering price to be between $    and $    per share.
Currently, no public market exists for the shares. After pricing of the offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "SYNS."

    Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of this prospectus.

                                  -----------

                                                             Per Share Total
                                                             --------- -----
     Public Offering Price..................................      $     $
     Underwriting Discount..................................      $     $
     Proceeds, before expenses, to Synapse Group............      $     $

    The underwriters may also purchase up to an additional     shares at the
public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about    , 2000.

                                  -----------

Merrill Lynch & Co.

           Allen & Company Incorporated

                       Banc of America Securities LLC

                                                                   Wit SoundView

                                  -----------

                    The date of this prospectus is    , 2000

Description of graphical material on inside front cover:

     Photograph of computer keyboard, credit card, smiling woman and dollar sign with the following caption:

     "Today's Leading Independent Marketer of Subscription Services in the U.S."

with the following bullets:

     Market Leadership
     Consistent Growth
     Recurring Revenues
     Patent Protected
     Technology Driven
     Synapse Group, Inc.

     with the following statement:

     "Synapse Group, Inc.
     The leading independent multi-channel provider of proprietary customer acquisition and management services for publishers of consumer magazines in the U.S."

Description of graphical material on inside of gatefold:

     Multiple photographs of people, circuits, telephone keys and credit cards with the following text:

     "The Leading Independent Marketer of Subscription Services in the U.S.

     1991  Breaking New Ground

     Synapse Group, Inc. is founded. New territory is explored when subscriptions are marketed in previously under-leveraged channels such as credit card statements.

     1995  Building Relationships

     We develop Miles for Magazines Programs to market subscriptions through major airlines. This provides a new opportunity for both customers and partner airlines to benefit from loyalty programs.

     1996  The Marketing Breakthrough

     We introduce our multi-publisher continuous service system, a way of marketing magazine subscriptions. This new process is awarded business method patent protection in 2000.

     1997  Bigger and Better Than Ever

     We introduce Magazine Direct, which taps into America's favorite catalog brands and markets magazines to targeted consumers.

     1998  Magazineoutlet.com

     After a 3 year online relationship with a leading ISP provider, we launch Magazineoutlet.com.

     2000  Internet Growth

     Leveraging the successful marketing model once again, SynapseConnect introduces this value as a customer generator and brand builder through multi-channel Internet marketing initiatives."

     The statement: "Our Internet Marketing Innovations" with an arrow pointing to reproductions of websites for freebizmag.com and magazineoutlet.com.

     A picture of our logo and the statement "Today's Independent Marketing Leader of Consumer Magazines in the U.S."

     A list of the principal divisions and subsidiaries of Synapse Group, Inc.:

     CAP Systems
     Cardlink
     Freebizmag.com
     Magazine Direct, Inc.
     Magazineoutlet.com
     MDSC Corporation
     NewSub Magazine Services, LLC
     SynapseConnect, Inc.
     Synapse Services, Inc.
     Synapse Solutions, Inc.

     The statement: "The leading independent multi-channel provider of proprietary customer acquisition and management services for publishers of consumer magazines in the U.S."

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Forward-Looking Statements...............................................  23
Use of Proceeds..........................................................  24
Dividend Policy..........................................................  24
Capitalization...........................................................  25
Dilution.................................................................  27
Selected Consolidated Financial Data.....................................  28
Management Discussion and Analysis of Financial Condition and Results of
 Operations..............................................................  31
Business.................................................................  43
Management...............................................................  57
Related Party Transactions and Relationships.............................  68
Principal Stockholders...................................................  73
Description of Capital Stock.............................................  78
Shares Eligible for Future Sale..........................................  84
Underwriting.............................................................  86
Legal Matters............................................................  89
Experts..................................................................  90
Change In Auditors.......................................................  90
Where You Can Find Additional Information................................  90
Index to Financial Statements............................................ F-1

                                ---------------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                  Our Business

      Synapse Group is the leading independent multi-channel provider of proprietary customer acquisition and management services for publishers of consumer magazines in the United States. Founded in 1991 by Michael Loeb, a publishing executive, and Jay Walker, the founder of priceline.com Incorporated and Walker Digital LLC, we pioneered and patented a unique subscription system that we believe greatly improves circulation economics and customer retention levels for publishers. We recently entered into a multi-year strategic marketing agreement with Time Inc., the largest magazine publisher in the U.S., an indirect subsidiary of which purchased approximately 23% of our outstanding capital stock, on an as-converted basis.

      One of the key innovations of our business model is our multi-publisher "continuous service" subscription system, which replaces traditional fixed-term subscriptions with more enduring, open-ended subscriptions that continue uninterrupted until cancelled by the consumer. With our system, publishers no longer need to rely on the inefficient renewal process, which involves mailing repetitive and costly renewal notices simply to retain existing customers, and customers no longer need to take repeated action simply to maintain service. As a direct result, customer retention rates are significantly higher and renewal costs are lower. Given the advantages of our continuous service system, we expect a portion of the large existing base of fixed-term subscribers to migrate to our continuous service system.

      Another key innovation of our business model is our multi-channel networks of affinity marketing partnerships through which we source new customers. We market through relationships with credit card issuers, consumer catalog companies, commercial airlines with frequent flier programs and Internet businesses. Affinity marketing partners include some of the most recognized brands in the U.S., including Citibank, N.A., First USA Bank, N.A., Spiegel, Victoria's Secret Catalogue, LLC, American Airlines, Inc., United Air Lines, Inc., America Online, Inc. and priceline.com. We believe the superior customer experience created by our continuous service system enables our affinity marketing partners to generate revenue from the broad-based demand for magazines within their customer bases while increasing customer interaction and building loyalty.

      Our success in acquiring large and increasing numbers of customers with high renewal rates has created a substantial base of recurring revenues. The economic advantages of our model allow us to present enriched offers to prospective customers and provide a higher level of customer care than is commonly available. Strong acceptance of our services by magazine publishers, affinity partners and consumers has created rapid growth in our revenues and market share and has enabled us to become the largest independent source of subscribers for publishers of consumer magazines. In addition, we have diversified our product offerings by providing our services for publishers of business and trade magazines, and we have expanded our business through numerous Internet initiatives. We believe these efforts will allow us to increase both the number of marketing platforms we offer and the size of our customer base.

      We currently have agreements to market over 600 consumer magazine titles, including most of the 100 largest titles, and over 250 business and trade publications. For the year ended December 31, 1998, we sold approximately 10.5 million net magazine subscriptions, which represented a market share of 3.5%. For the year ended December 31, 1999, we sold approximately 15.0 million net magazine subscriptions. Comparative industry data for 1999 is not yet available. We generated net magazine revenues of $109.9 million for the year ended December 31, 1998 and $196.0 million for the year ended December 31, 1999. We generated total pro forma net revenues of $213.4 million for the year ended December 31, 1999.

                                  Our Strategy

      Our goal is to extend our position as the leading provider of subscription acquisition and customer relationship management services for publishers of consumer magazines in the U.S. and to expand both the number and type of knowledge products we market and the channels through which we acquire subscribers. We intend to pursue the following strategies:

    . Expand existing channels with new marketing platforms and new affinity marketing partner relationships;

    .  Develop new channels, with an emphasis on the Internet;

    .  Broaden our product range;

    . Enable publishers and consumers to convert their existing fixed-term subscriptions into continuous service subscriptions; and

    .  Further develop our intellectual property.

                               Internet Strategy

      We have expanded our business through numerous Internet initiatives, which we expect will allow us to significantly increase both the number of marketing platforms we offer and the size of our customer base. We believe that the fundamental innovations of our business model, namely our continuous service system and our networks of affinity marketing partners, provide a strong foundation on which to establish a diversified Internet presence. We plan to continue to create marketing programs that use magazines and other knowledge products to help our partners create more activity and value from their customer bases and traffic. Current magazine-based marketing platforms include our own magazine e-commerce site; private-label magazine stores on partner sites; a cross-sell platform that enables our affinity marketing partners to sell subscriptions to consumers as they purchase other products; a private-label loyalty points program to stimulate and reward desired customer actions; and a system for readers to locate, qualify for and subscribe to business and trade publications. We are also developing our Internet-based Magazine ManagerSM service to permit publishers and consumers to convert their fixed-term subscriptions into continuous service subscriptions and to centralize the management of all their subscription needs on one website.

                             Time Inc. Transaction

      In June 2000, we sold 3,125,000 shares of our Series C preferred stock to NSSI Holdings Inc., an indirect subsidiary of Time Inc. On the same date, Jay Walker sold 6,875,000 shares of our Class A common stock and Class B common stock held by him to NSSI Holdings. As of June 30, 2000, NSSI Holdings holds approximately 21% of our common stock and 100% of our Series C preferred stock, or approximately 23% of our issued and outstanding capital stock, on an as-converted basis.

      We also entered into a separate strategic marketing agreement under which we obtained authorization to sell specific premier Time publications, including People Weekly, Sports Illustrated and Time magazines, over the next four years. During the term of this agreement, we guaranteed that we will generate certain subscription volumes for the Time publications specified in the agreement which are offered on inbound telephone calls to our affinity marketing partners. Additionally, with certain exceptions, Time and its subsidiaries will not operate programs which would offer magazine subscriptions on inbound telephone calls to catalog call centers, or authorize others to operate such programs, through June 30, 2004.

                       Corporate Information and History

      We were organized as a Connecticut corporation in June 1991 under the name "NewSub Services, Inc." In December 1999, we reincorporated in Delaware under the name "Synapse Group, Inc." by merging into a wholly owned Delaware subsidiary. When we refer to ourselves or Synapse Group, these references include the predecessor Connecticut corporation.

      Our executive offices are located at Four High Ridge Park, Stamford, Connecticut 06905-1325. Our telephone number is (203) 595-8255. Our website address is www.synapsegroupinc.com. The information on our website is not incorporated by reference into this document and should not be considered to be a part of this document. Our website address is included in this document as an inactive textual reference only.

      Synapse, the Synapse logo, Magazine Direct(R), Magazine Manager, Magazine Outlet, magazineoutlet.com, freebizmag, freebizmag.com, SynapseConnect and Synapse Solutions are service marks belonging to Synapse or for which we have applied for registration. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering

 Common stock offered.......................     shares
 Stock to be outstanding after the offering:
    Common stock(a).........................     shares

    Series A convertible preferred stock:     2,591,178.24 shares
    Series B convertible preferred stock:     5,000,000.00 shares
    Series C convertible preferred stock:     3,125,000.00 shares
                                             --------------------
        Total preferred stock:               10,716,178.24 shares
 Use of proceeds............................ Repayment of existing indebtedness, working capital and
                                             other general corporate purposes,
                                             including investment in our
                                             technology and new marketing
                                             platforms. See "Use of Proceeds"
                                             on page 24.
 Risk factors............................... See "Risk Factors" for a
                                             discussion of factors you should
                                             carefully consider before deciding
                                             to invest in shares of our common
                                             stock.
 Proposed Nasdaq National Market symbol..... SYNS

-------
(a) Excludes 9,958,664 shares of common stock we have reserved for issuance under our 1997 Stock Option Plan, 1999 Stock Option Plan and 2000 Stock Incentive Plan; and 2,499,999 shares of common stock issuable upon exercise of outstanding warrants.

     Except where otherwise indicated, all information in this prospectus:

    . reflects the conversion of each outstanding share of our Class B common stock into one share of our Class A common stock, which will occur automatically upon the completion of this offering;

    . assumes the filing, as of the closing of the offering, of our amended and restated certificate of incorporation, which will redesignate our Class A common stock as common stock, and the adoption of our amended and restated by-laws;

    . assumes that our outstanding preferred stock will not be converted into common stock prior to or upon the closing of this offering;

    . assumes that, when and if our preferred stock is converted into common stock, each share of preferred stock will convert into one share of common stock, based on the conversion ratio in effect on June 30, 2000; and

    . assumes the underwriters do not exercise their options to purchase additional shares in the offering to cover over-allotments, if any.

     Under our charter, our outstanding preferred stock will be automatically converted into common stock upon the closing of this offering only if the price of the common stock sold in this offering is at least $11.58 per share in order for the Series A preferred stock to be converted, or $12.00 per share in order for the Series B and Series C preferred stock to be converted, and the aggregate gross proceeds payable to us from this offering are at least $20 million. If either of these conditions is not met, the preferred stock will remain issued and outstanding after the closing of this offering, unless converted at the option of the preferred stockholders.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth summary financial data for our business. We operated as a subchapter S corporation from our inception until March 1998. In 1998, we converted to a C corporation. You should read this information together with our financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                    Three Months
                                    Year Ended December 31,                        Ended March 31,
                          ----------------------------------------------- -----------------------------------
                                                               Pro Forma                           Pro Forma
                                                              As Adjusted                         As Adjusted
Consolidated Statements      1997        1998      1999(a)      1999(b)      1999        2000       2000(b)
 of Operations Data:      ----------  ----------  ----------  ----------- ----------  ----------  -----------
                                             (In thousands, except share and per share data)
Magazine revenues(c)....  $   77,113  $  109,878  $  195,956   $195,956   $   32,724  $   56,937    $56,937
Merchandise & other
 revenues(d)............     100,516     100,884      81,489     17,409       14,190      23,646      5,993
                          ----------  ----------  ----------   --------   ----------  ----------    -------
 Net revenues...........     177,629     210,762     277,445    213,365       46,914      80,583     62,930
Product, marketing,
 operation and general &
 administrative
 expenses(e)............     199,697     236,338     246,325    176,804       43,185      74,168     57,971
                          ----------  ----------  ----------   --------   ----------  ----------    -------
                             (22,068)    (25,576)     31,120     36,561        3,729       6,415      4,959
Depreciation &
 amortization...........         891       1,594       4,172      4,172          687       1,720      1,720
Interest (expense)
 income.................         129      (4,240)     (5,241)       518       (1,048)       (658)       127
Income tax provision....         278           1          22         22           --          --         --
                          ----------  ----------  ----------   --------   ----------  ----------    -------
 Net income (loss)
  before extraordinary
  item..................     (23,108)    (31,411)     21,685     32,885        1,994       4,037      3,366
Extraordinary item(f)...          --          --          --         --           --        (959)      (959)
                          ----------  ----------  ----------   --------   ----------  ----------    -------
 Net income (loss)......  $  (23,108) $  (31,411) $   21,685   $ 32,885   $    1,994  $    3,078    $ 2,407
                          ==========  ==========  ==========   ========   ==========  ==========    =======
Net income (loss) per
 common share before
 extraordinary item
 Basic..................  $    (0.71) $    (0.97) $     0.67   $          $     0.06  $     0.12    $
 Diluted................  $    (0.71) $    (0.97) $     0.56   $          $     0.06  $     0.10    $
Extraordinary item per
 common share
 Basic..................  $       --  $       --  $       --   $          $       --  $    (0.03)   $
 Diluted................  $       --  $       --  $       --   $          $       --  $    (0.02)   $
Net income (loss) per
 common share
 Basic..................  $    (0.71) $    (0.97) $     0.67   $          $     0.06  $     0.09    $
 Diluted................  $    (0.71) $    (0.97) $     0.56   $          $     0.06  $     0.08    $
Weighted average common
 shares used in
 computing per share
 amounts
 Basic..................  32,390,000  32,390,000  32,390,000              32,390,000  32,697,000
 Diluted................  32,390,000  32,390,000  38,874,000              35,575,000  40,256,000
                                    Year Ended December 31,                 Three Months Ended March 31,
                          -----------------------------------------------   ----------------------------
                                                               Pro Forma                           Pro Forma
                                                              As Adjusted                         As Adjusted
                             1997        1998        1999       1999(b)      1999        2000       2000(b)
Other Data:               ----------  ----------  ----------  ----------- ----------  ----------  -----------
Net subscriptions(g)....       8,321      10,469      15,036     15,036        3,246       4,675      4,675
EBITDA(h)                 $  (22,068) $  (25,576) $   31,120   $ 36,561   $    3,729  $    6,415    $ 4,959

                                                   (footnotes on following page)

Consolidated Balance Sheet Data:

                                                      As of March 31, 2000
                                                      ---------------------
                                                                    As
                                                      Actual   Adjusted (i)
                                                      -------  ------------
Cash and cash equivalents............................ $   808
Working capital deficiency........................... (35,515)
Total assets......................................... 190,869
Stockholders' loans and capital lease obligation,
 long-term portion...................................  27,652
Total stockholders' deficiency....................... (44,774)

--------
(a) A customer's right to cancel a subscription and obtain a refund of all or a portion of the subscription price depends on the terms of the subscription offer made to the customer. A subscription offer made before November 1, 1998, referred to as a full refund offer, allowed a subscriber to obtain a full refund of the subscription price if the subscriber cancelled the subscription at any time during the subscription period. We recognize revenues from full refund subscriptions at the conclusion of the subscription period.

  Effective November 1, 1998, we began to market a substantial portion of our subscription offers as pro rata refund offers, which allow the subscriber to obtain a full refund before the end of the grace period, which typically lasts from two to six months. After the grace period ends, the subscriber is entitled to only a pro rata refund upon cancellation equal to the amount of the purchase price relating to the undelivered portion of the subscription. We currently are converting a majority of our outstanding renewals of full refund offers into pro rata refund offers. We defer revenues from pro rata refund offers until the end of the grace period. At the end of the grace period, we recognize that portion of revenues associated with the grace period, and we recognize the remainder of the revenues ratably over the remaining period of the subscription.

  As a result of this change in our offers, our operating results for the year ended December 31, 1999 include a one-time benefit to revenues and net income from full refund offers made in 1998 and pro rata refund offers made in 1999. This is due to the recognition in 1999 of revenues from both the completion of the initial period of 1998 full refund offers and a portion of the 1999 pro rata refund offers which, if they had been made as full refund offers, would have been recognized in fiscal 2000. In addition, $47 million of magazine solicitation costs associated with 1999 pro rata refund offers were deferred at December 31, 1999. These costs would have been expensed in 1999 if the offers had been made as full refund offers. If all of our subscription offers made in 1999 had remained full refund offers, our net revenues and net income in the year ended December 31, 1999 would have been lower by approximately $64 million and $111 million.

(b) Pro forma as adjusted gives effect to the following:

  (i) In January 2000, we entered into an agreement with two parties to form Gift Services, LLC, a Delaware limited liability company in which we have a 49% ownership interest. Concurrently, we entered into a sales representative agreement with Gift Services, which was subsequently amended on April 1, 2000, in which we agreed to solicit orders for all products marketed, promoted, distributed and/or sold by Gift Services. The pro forma information reflects the impact of forming Gift Services on our operations as if the transaction had taken place on January 1, 1999. The unaudited pro forma information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if the transactions had occurred at the beginning of the period indicated, or to project our results of operations at any future date or for any future period. See Note 13 to the Consolidated Financial Statements in this prospectus.

  (ii) The elimination of interest expense on our debt which is assumed to be repaid from the proceeds of this offering as of the beginning of the periods presented.

(c) Magazine revenues are comprised of pro rata and full refund offer revenues and commissions earned from publishers for acquiring customers.

(d) Merchandise and other revenues are comprised of gift, phonecard and other non-magazine businesses. The unaudited pro forma amounts for the fiscal year ending December 31, 1999 include $10.8 million of commission revenues relating to Gift Services and for the three months ended March 31, 2000 include $3.6 million of commission revenues relating to Gift Services.

(e) Product, marketing, operation and general and administrative expenses include subchapter S corporation distributions to stockholders of $2.8 million for 1995, $8.0 million for 1996, $16.6 million for 1997 and $2.5 million for the portion of 1998 when we operated as an S corporation. Effective March 1998, we became a C corporation.

(f) Extraordinary item represents the write-off of the remaining deferred financing costs related to our March 1998 credit facility, which was satisfied on January 12, 2000.

(g) Net subscriptions represent total new and renewal subscriptions fulfilled in a calendar year for all magazine offers, less the estimated cancellations based on historical cancellation rates by offer.

(h) EBITDA means the income (loss) we would have shown if we did not take into consideration our net interest (expense) income, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with generally accepted accounting principles, and you should not consider it to be an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flows as defined by generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA may not be comparable to EBITDA or similarly titled measures reported by other companies. However, we believe EBITDA serves as an important operating measurement when evaluating our financial performance.

(i) The as adjusted balance sheet data reflects the sale of    common shares in
    this offering at an assumed price of $   per share and the application of
    the assumed net proceeds of the offering.

                                  RISK FACTORS

      Investing in our common stock will provide you with an equity ownership interest in Synapse Group. As a stockholder of Synapse Group, you may be exposed to the risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, the competition and industry, general economic and market conditions. The factors discussed below may harm our business, financial condition and results of operations. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

Risks Related to Our Business

We have a history of losses and may incur future losses.

      Our accumulated deficit as of March 31, 2000 was $108.1 million. Our business was not profitable in 1997 and 1998, and we may incur losses in the future. Although our net revenues have grown in recent quarters, if our net revenues grow slower than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted in a timely manner, our business, results of operations, financial condition and prospects would be materially and adversely affected. To support our current and future lines of business, we plan to upgrade and expand our proprietary systems and infrastructure and continue to build the technical staff necessary to do significant business on the Internet. We also intend to increase our expenditures relating to marketing and product development activities. The timing of our investments and expansion could cause material fluctuations in our results of operations. We may incur losses in the future and may not be able to sustain or increase profitability on a quarterly or annual basis. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend on our key affinity marketing partners.

      We rely heavily on our affinity marketing partner relationships. These relationships are complex and require a great deal of effort and coordination to operate successfully. If we fail to maintain these relationships, if our affinity marketing partners do not perform to our expectations or if we do not perform to their expectations, our ability to sell subscriptions, to market additional services and to generate new revenues may be impaired.

      Our relationships with our two largest affinity marketing partners together accounted for approximately 28% of our total gross magazine revenues in 1998 and 25% of our total gross magazine revenues in 1999. Any failure by one or more of these affinity marketing partners to allow us to offer magazine subscriptions or merchandise to their customers could have a material adverse effect on our results of operations and financial condition. We cannot be certain that our existing partners will continue to offer magazine subscriptions or merchandise through their channels. Some of our agreements with our affinity marketing partners are based on short term, oral agreements.

      In addition, our agreements:

    . typically give our affinity marketing partners influence in determining the timing and presentation of our subscription offers;

    . typically do not require our affinity marketing partners to meet minimum subscription volume targets;

    . may not require our affinity marketing partners to deal exclusively with us in the offer of magazine subscriptions; and

    .  generally, can be terminated upon relatively short notice.

      If our affinity marketing partners change the methods in which they conduct their business, our business could be affected. For example, as credit card issuers move from issuing bills on paper to allowing card members to view and pay their charges over the Internet, our traditional methods for interacting with potential magazine subscribers will disappear. If we are unable to respond to these changes by creating new methods of offering subscriptions which are as effective as the methods we are currently using, our ability to generate revenues will be impaired.

We depend on a limited number of publishers to supply us with a substantial number of the magazines we sell.

      The two largest publishers of the magazines we sell together accounted for approximately 30% of our gross magazine subscriptions by value in 1998 and 31% of our gross magazine subscriptions by value in 1999. If either of these publishers stops offering us magazines on economically beneficial terms, we may not be able to offer customers competitive prices on their subscriptions. If either of these publishers fails to provide us with magazines, we will not be able to offer those particular magazines to consumers. Either of these events could have a material adverse effect on our financial condition and results of operations. Similarly, if any of the other publishers with whom we do business decided not to allow us to offer subscriptions for magazines on favorable terms, it could have a material adverse effect on our financial condition and results of operations.

To be competitive, we must continue to develop new and enhanced magazine subscription offers and promotions, and our failure to do so may adversely affect our prospects.

      Our market is characterized by frequent introductions of new magazine subscription offers and promotions, and new and rapidly evolving marketing channels. Our revenue growth depends upon our ability to generate magazine orders by developing and introducing a variety of new and compelling magazine subscription offers and promotions through new and innovative marketing channels. If we fail to offer, or experience material delays in introducing, new magazine subscription offers and promotions, customers could forgo purchasing or renewing magazine subscriptions from us or our competitors could introduce new programs before we do. In addition, the introduction or announcement of new programs by us or by others could render existing programs uncompetitive or obsolete. Our offers and promotions must also keep pace with technological developments. We cannot be certain that we will be successful in developing and marketing on a timely and cost-effective basis future services or service enhancements, or that we will be able to offer new services that respond to technological advances. We could incur substantial costs if we need to modify our promotions or infrastructure to adapt to such changes.

If the Internet does not grow as an advertising, marketing and sales medium, our growth would be hampered and our business impaired.

      To address the demands of the market, we are applying our existing marketing strategies to the Internet and developing new strategies which are tailored to the Internet. Our future revenues and business prospects depend in part on a significant increase in the use of the Internet as an advertising, marketing and sales medium. Internet advertising and marketing is new and rapidly evolving, and it cannot yet be compared with traditional advertising media or marketing programs to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising and marketing programs are uncertain. Further, the Internet is still emerging as a significant channel for selling goods and services to consumers. The adoption of Internet advertising and marketing, particularly by entities that have historically relied upon more traditional methods, requires the acceptance of a new way of advertising and marketing. Our customers may find Internet advertising and marketing to be less effective for meeting their magazine subscription needs than other methods of advertising and marketing. If we are unable to execute our Internet strategy or if consumers do not accept the Internet as a marketing channel, our growth would be hampered and our business impaired.

Contractual guarantees we have granted Time may become materially disadvantageous to us.

      Under the June 2000 marketing agreement with Time, we have guaranteed that we will generate certain minimum subscription volumes for a four year period for specific Time publications on inbound telephone calls to our affinity marketing partners. We have made specific guarantees with respect to certain magazine titles on an individual and/or a group basis. If we fail to meet any of the guaranteed amounts, after the application against any shortfall of certain excess subscription volume from other magazines, and certain reductions of guaranteed amounts in the event our total subscription volume on inbound telephone calls is below certain specified levels, we will be required to pay Time a fee for each subscription that we fail to generate. If we were to sell none of the specified Time publications during the first year of the agreement, the fee would be approximately $13 million. This annual amount increases in subsequent years under the marketing agreement. In addition, Time has the right to terminate the agreement if we fail to reach at least 60% of the annual aggregate guaranteed amount. Either of these consequences could have a material adverse effect on our business, financial condition and results of operations.

Our relationship with Time may have negative consequences.

      Our contractual and equity relationship with Time may have negative consequences. The fact that we now have a closer relationship with Time may hamper our efforts to establish potentially beneficial relationships with other publishers in the future. It may also harm our existing relationships with other publishers. In addition, the contractual relationship with Time is not exclusive except with respect to the marketing channel of inbound telephone calls to certain catalog companies. For channels not covered by our relationship, Time may enter into arrangements with our competitors and thus compete against us. Time has interests in or is a shareholder of selected companies with which we compete, including American Family Publishers and enews.com, inc.

New or existing competitors could enter our marketing channels and drive up our costs.

      New or existing competitors could enter our marketing channels and create their own relationships with our affinity marketing partners. Some of our affinity marketing agreements are oral, and our affinity marketing agreements generally have short terms. Although we believe we have good relationships with our affinity marketing partners and the advantage of having entered these channels first, competitors could enter the channels in which we currently operate. There is also no assurance that one or more of our affinity marketing partners would not try to compete with us and offer magazines directly to their customers. Increased competition could drive up the prices we must pay for available assets, including available advertising space in credit card billing envelopes and capacity at catalog company call centers, thereby impairing our business.

We have recently begun to develop our Magazine Manager service, and it is uncertain whether it will achieve widespread customer acceptance.

      We are developing our Internet-based Magazine Manager service to permit consumers to centralize the management of all their subscription needs on one website. We have not yet realized any revenues from sales of this service. While we expect to implement this service on a commercial basis in late 2001, we may encounter delays or difficulties in this commercial introduction. We cannot assure you that our Magazine Manager service will achieve widespread customer acceptance, and any failure to do so would harm our potential for growth.

If we fail to protect our intellectual property rights, or if our intellectual property rights prove inadequate, our business and prospects could be materially and adversely affected.

      We seek to protect our proprietary rights through a combination of patent, copyright, trade secret and trademark law and confidentiality agreements. Any inability to protect or any inadequacy of our intellectual property or other proprietary rights could seriously harm our business since it could enable competitors to copy important features of our business.

      We currently hold a United States business method patent covering various aspects of our continuous service subscription system. The patent does not prevent magazine publishers from offering continuous service subscriptions directly to consumers, nor does it prevent others from marketing continuous service subscriptions based on billing methods other than automatic billing of consumers' credit cards. Either or both of these possibilities may nullify the competitive advantage of the patent. Moreover, although the patenting of business methods has been upheld by the federal courts, business method patents remain controversial. Our business method patent therefore may be more likely than more traditional patents to be the subject of a court challenge or a request for re-examination by the United States Patent and Trademark Office. We have also filed applications for additional patents directed to various aspects of our current and future systems and business methods. We cannot assure you that any of these applications for patent protection will be approved. The United States Patent and Trademark Office announced in March 2000 that it will be introducing a second layer of review for business method patent applications, and it is possible that this heightened scrutiny may make it more difficult for us to obtain patent protection for our business methods.

      We also have filed numerous applications in the United States to register various service marks used in our business. We cannot assure you, however, that any of our applications for registration will be approved.

      We also cannot assure you that our patent or service mark rights will not be successfully challenged by others or invalidated. We also cannot assure you that we will be able to prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

      The legal protections we have obtained under patent, copyright, trade secret and trademark law afford us only limited protection. It is possible that our competitors may gain access to our intellectual property, which may result in the loss of our competitive advantages. Furthermore, we would like to offer our services internationally, and the laws of many countries do not protect our proprietary rights as well as the laws of the United States.

      Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights and the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources with no assurance of success and could seriously harm our business and operating results. In addition, we cannot assure you that we do not infringe any intellectual property rights of third parties. Any intellectual property infringement claim asserted against us could result in significant liability, the inability to use key rights and technologies and the invalidation of our own proprietary rights. Regardless of the outcome, any litigation could be time-consuming, expensive, and distracting of management's time and attention.

      We have registered the Internet domain names magazineoutlet.com, freebizmag.com and magazinemanager.com, the core domain names used in our business, as well as various other domain names related to our business. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain domain names in all of the countries in which we wish to conduct business.

Unanticipated increases in paper or printing costs, postage or telephone rates could increase our costs.

      Credit card issuers and airlines require us to pay for the promotional inserts and direct mail which are mailed to their customers. If the cost of postage, paper or printing increases, our cost of doing business could increase. Similarly, we sometimes pay for all or a portion of the incoming telephone calls to our catalog partners' call centers if the customer service representative markets our subscription offers during the call. An increase in telecommunication costs could increase our costs and impair our business.

Increased cancellation rates, lower renewal rates or additional requests for refunds under our service guarantee would impair our profits.

      The profitability of each of our programs depends on recurring revenues resulting from sustained subscription renewals. We experience a higher percentage of cancellations during the initial subscription period as compared to renewal periods. While our continuous service system results in generally higher renewal rates than other subscription sellers achieve, we cannot be certain that our past performance will accurately predict our future results. If cancellation rates of magazine subscriptions were to exceed the projected rate which we factor into our business plans, or if renewal rates decrease, we would generate less revenues and might be unable to generate profits. Renewal rates are influenced by several factors, many of which are outside of our control, including changing subscriber preferences, competitive price pressures, general economic conditions, customer satisfaction and credit cardholder turnover.

      We also offer a service guarantee that allows consumers to demand a full or partial refund of the subscription price. The terms of our refund policy are contained in our subscription offers. In addition, requests for refunds of subscription prices by a significant number of our customers could have a material adverse effect on our financial condition and results of operations.

Our growth is placing a significant strain on our resources.

      We have experienced significant growth. This growth has placed, and the anticipated future growth in our operations will continue to place, a significant strain on our operational, systems and employee resources. As a result, we will have to implement new operational and financial systems, procedures and controls. In order to manage our planned growth, we will need to maintain our product development program, expand our marketing capabilities and develop our technology and operational personnel. In addition, we will need to adapt our financial planning, accounting systems, information systems and management structures to accommodate this growth, if it occurs. If we are unable to manage our growth effectively, our financial condition and results of operations could be materially adversely affected.

We may be liable if our magazine subscribers' personal information, or the confidential information of our marketing partners and publisher clients, is used inappropriately.

      In order for us to continue to be successful, our clients must trust that we will maintain the confidence and security of their customers' personal information. If employees or third parties were able to penetrate our network security, they could misappropriate our subscribers' personal information or credit card information or our marketing partners' or publisher clients' confidential information, including marketing data, sales data and contact information. A breach of security could adversely affect our reputation, and we could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. While we have recently established an information technology security office, it will take some time for this office to identify and resolve all threats to our security. If our security systems are breached, we could lose the trust of, and business from, our affinity marketing partners.

If our computer systems produce inaccurate information about new or renewal subscriptions, or if we lose the services of third party providers and suppliers who design and manage such systems and provide other services, we may experience customer or partner dissatisfaction, which could result in customer or partner loss and exposure to lawsuits.

      Our success, and in particular our ability to receive and fulfill subscription orders and provide quality customer service, depends on the efficient and uninterrupted operation of our computer systems and on complex software which third parties have created and continue to enhance for us. Although we are in the process of creating an information technology function within Synapse Group, we are currently dependent upon external suppliers for most of our systems development and technology operations. While our personnel typically create the business specification for new technology, supply project management oversight, coordinate implementation activities and test the finished system, we rely upon external technical organizations to provide all the project management, technical design, application development and on-going production operations. In many cases, we rely on a single supplier to provide a particular service. For example, we contract with third parties to provide key entry, merchant processing services, telemarketing, and customer service support. We cannot assure you that if we lose the services of such third party providers and vendors that we will be able to perform that work ourselves. Our future operating results will therefore depend, in part, upon our ability to retain the services of these third party providers and vendors at an acceptable cost. We cannot assure you that these third party providers and vendors will not terminate their relationships with us or seek higher fees, which could have a material adverse effect on our business, results of operations and financial condition. The loss of the services of, or an increase in the fees we pay to, these third party providers and vendors could adversely affect our business.

      In addition, we currently have no back-up systems for many of the software systems which run our e-commerce and other production applications. If our suppliers do not provide high quality services and systems in a timely manner, our business will be severely disrupted until we are able to qualify and switch to other suppliers. Also, any failure in our non-redundant software systems could hurt our business.

      System interruptions may also result from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts and problems related to our equipment. Software programs also frequently contain defects, particularly when first introduced or when new versions are released, which can adversely affect performance or result in inaccurate data. We may not discover software defects that affect our new or current services or enhancements until after the software is deployed, even though the software is tested prior to release. Any errors could result in delays in the introduction or acceptance of new offers and promotions, diversion of resources, loss of revenue and damage to our reputation. For example, inaccurate information could cause our customers to over-pay or under-pay for their magazines subscriptions or cause us to over-pay or under-pay our publisher clients their portion of subscription prices. Software defects or inaccurate data may also provide us with an inaccurate basis on which to renew, terminate or alter our customer's magazine subscriptions and may lead to customer and public dissatisfaction with our services. As a result, we could be held liable for any damages incurred by our customers or our publisher clients, which could harm our relationships with those customers and publisher clients.

We have not documented nor tested a disaster recovery/business continuity plan for any of our computer systems.

      We maintain redirection, also known as fail-over, capability for our magazine and merchandise transaction processing systems. In the event of an unrecoverable failure on the magazine or merchandise production systems, we would manually reroute the data feeds to the backup system. Although this plan works theoretically and the equipment capabilities are in place, the plan has never been tested. Additionally, the plan has not been completely documented with procedures established and responsibilities assigned. An inability to redirect our transaction systems, redistribute production activities or relocate key personnel in a timely manner could have a material adverse effect on our business and operating results.

We are dependent on key personnel to operate our business effectively.

      Our future success may depend on the continued service and performance of our senior management and other key personnel, particularly Michael Loeb, our Chairman, President and Chief Executive Officer, and our other executive officers. In addition, we have recently hired Douglas Alpuche as our new Chief Financial Officer and, in order to grow, we must attract other highly skilled, creative employees. Our future operating results will depend, in part, upon our ability to retain the services of these individuals. We cannot assure you that key personnel will not leave Synapse Group or compete with us, which could have a material adverse effect on our business, results of operations and financial condition. The loss of the services of any of our executive officers or other key employees could adversely affect our business. Our senior management may not perform effectively as individuals or work together as a team. In addition, competition for employees in our industry and geographic area is intense.

We may be unable to realize certain tax benefits as a result of this offering.

      Because of our sale of shares from this offering and our prior equity issuances in 2000, we may experience an "ownership change," generally defined as a greater than 50% change in ownership, for purposes of Section 382 of the Internal Revenue Code of 1986, as amended. As a result, our ability to offset future taxable income with net operating loss carryforwards, as well as tax credits, may be limited and certain of our tax attributes, including net operating loss carryforwards, may be reduced, but not eliminated. We may incur losses in the future and may not be able to sustain or increase profitability sufficiently to realize these tax attributes.

As we expand our business internationally, we may need to adapt our products and services and we may become subject to foreign government regulation and taxation, currency issues, difficulties in managing foreign operations and foreign political economic instability.

      We may decide in the future to expand into foreign markets. There can be no assurance as to whether or when any such expansion will be implemented. In order to successfully expand internationally, we must establish foreign operations, hire additional personnel and modify our technology systems, which will require a significant amount of financial resources and the attention of our management, which could materially adversely affect our business. In addition, we do not currently offer the magazine titles necessary to conduct operations in many foreign markets. We will be unlikely to be able to penetrate such markets unless we gain such titles through relationships with international publishers. International sales and operations are subject to numerous risks, including unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, fluctuations in currency exchange rates, implementation of foreign exchange controls and potentially adverse tax consequences. One or more of such factors could have a material adverse effect on any future international operations and, consequently, on our business, financial condition and results of operations. See "Business--Strategy."

If we acquire or make strategic investments in other businesses and acquire or license technology and other assets, we may have difficulty integrating these businesses or generating an acceptable return from acquisitions.

      While we have no present intention to acquire other businesses, we may acquire or make strategic investments in businesses and acquire or license technology and other assets. We cannot assure you that acquisition or licensing opportunities will be available on terms acceptable to us or at all. These acquisitions will involve risks, including: inability to raise the required capital; inability to compete successfully for available acquisition candidates; difficulty in assimilating the acquired assets, operations and personnel; disruption of our ongoing business; distraction of our management from other responsibilities; and lack of the necessary experience to enter new markets.

      We may not successfully overcome problems encountered in connection with potential acquisitions or licensing arrangements. In addition, acquisitions could materially impair our operating results, causing us to incur additional debt, or requiring us to amortize acquisition expenses and acquired assets.

We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, which could adversely affect our ability to continue operations and grow our business. Any such additional financing may dilute or otherwise adversely affect our stockholders.

      Although we do not currently anticipate needing to raise additional funds within 12 months after this offering, we may need to raise additional funds at some time in the future. Our past operating losses and our expectation of significant operating and capital expenditures makes it difficult to predict whether our future financial condition, revenues and results of operations will be sufficient to obtain financing on reasonable terms or at all. Because we were not in compliance as of December 31, 1998 and throughout 1999 with the financial covenants and ratios of a credit facility we had entered into in March 1998, we might have some difficulty obtaining financing on acceptable terms, despite having repaid all outstanding balances on that credit facility on January 12, 2000. If we need additional capital and cannot raise it on acceptable terms, we may not be able to fund our planned expansion, develop or acquire new or enhanced products and services, respond to competitive pressures, promote our brand name, or acquire complementary technologies or services.

      If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest. Moreover, we could issue preferred stock that has rights senior to those of our common stock. If we raise funds by issuing debt securities, such securities would have rights, preferences and privileges senior to holders of common stock and our lenders may place limitations on our operations.


Risks Related to Our Industry

Our industry is highly competitive and a failure to compete effectively will adversely affect our operating results.

      Our industry is highly competitive, and we compete, directly and indirectly, with companies that provide magazines, newspapers, journals, books and other knowledge products to consumers, including large, well-established news and information providers such as Dow Jones and Knight Ridder; magazine subscription agents such as Publishers Clearing House, American Family Publishers, an affiliate of publisher Time, one of our principal stockholders, and Quality School Plan, a subsidiary of The Reader's Digest Association, Inc.; and major consumer-oriented online book sellers and magazine retailers such as enews.com and USAPubs.com. We also compete with magazine subscription agents such as Publisher's Clearing House, American Family Publishers and Quality School Plan for authorizations from magazine publishers to sell subscriptions. We also compete against the direct marketing efforts and subscriber acquisition programs of the magazine publishers themselves, among which are Time, Hearst, Conde Nast, Meredith and Ziff Davis. Furthermore, because we offer our products through distribution channels made possible by arrangements with third parties, we compete with other vendors for agreements with those third parties providing access to those channels. We expect that competition from new and existing companies will intensify. We also could face competition from membership service programs, which could choose to compete with us either directly or indirectly through affiliations with e-commerce and/or retail companies. We will attempt to compete based upon the quality of our services and the deepening of our relationship with our marketing partners and publisher clients. Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition and greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of products and services, including marketing and strategic alliances, allowing them to achieve greater brand awareness than we could. If we are unable to compete successfully, our business, operating results and financial condition will be materially and adversely affected.

If magazine advertising declines significantly, demand for our services could be reduced.

      Advertising generates a significant portion of magazine publishers' revenue. Advertising rates for each magazine are determined largely by rate bases, which are a function of the magazine's circulation and reader demographics. Publishers therefore contract with third parties to market their magazines in order to attract more subscribers, which allows publishers to charge higher advertising rates. Advertisers, however, have a choice of a wide array of forms of advertising which compete with magazine advertising, including television, Internet, billboards and radio. If advertising rates were to drop significantly or advertisers were to purchase significantly less magazine advertising, the incentive for publishers to use our services to increase their subscription bases could decrease and our business could be impaired.

Our magazine subscription sale business is subject to sales tax uncertainties.

      Although some states currently impose sales or other similar taxes on the sale of magazine subscriptions, many others do not. However, if more states enact laws taxing magazine sales, or if states with magazine sales taxes increase their rates, our costs could increase and our business and prospects could suffer.

Our Internet business is subject to sales tax uncertainties.

      A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or on the income derived from such sales. Currently we are not obligated to collect sales or use tax on subscriptions sold over the Internet in the states in which we do not have sufficient nexus. Our Internet activity may require the remittance of sales or use tax in those states in which we do have nexus and which impose a sales tax on subscription sales. While the requirement to collect sales and use tax under these circumstances does not currently impose a material adverse risk on our financial condition or results of operations, changes to these tax laws could impact our business.

Changes in the Audit Bureau of Circulations' circulation qualification standards could require us to alter our marketing strategies.

      The Audit Bureau of Circulations agreed in 1991 to allow publishers, under certain circumstances, to count subscriptions paid for with frequent flyer miles or other reward currencies to count as paid magazine subscriptions when determining circulation rate bases. Since 1995, we have been offering magazine subscriptions to members of frequent flyer and similar retention reward programs. If the Audit Bureau of Circulations were to change its circulation qualification standards regarding the redemption of frequent flyer miles or other reward currencies to count as paid magazine subscriptions, our ability to sell subscriptions in exchange for frequent flyer miles or other reward currencies could be materially adversely affected.

Government regulation related to the marketing of subscriptions and gifts to consumers could add significant additional costs to our business.

      Laws and regulations directly applicable to marketing and consumer protection are becoming more prevalent. For example, federal and state authorities have been investigating various companies' use of personal information and magazine subscription agents' sweepstakes practices. In addition, each of the fifty states and the federal government has laws regulating telemarketing, sweepstakes promotions and advertising to consumers which vary from state to state. While we review our advertising copy to ensure that it complies with applicable laws, there is no guarantee that federal or state authorities will not find that our marketing efforts do not comply with these laws. In addition, we could incur additional expenses if new regulations regarding the use of personal information are introduced. Also, if any of these laws significantly regulate our offer structures, marketing continuous service subscriptions could be impacted and our business and prospects may suffer materially.

      From time to time, consumer advocates have threatened to bring industry-wide lawsuits which could encompass us. We, along with magazine subscription marketers and publishers, have received correspondence challenging lowest price claims made by certain agents and publishers. Although we have been proactive in revising our offers to clarify their terms, we could still be included as defendants if a class action suit were brought against the members of the industry. Regardless of the outcome, any litigation could be time-consuming and expensive and distract management's time and attention.

Extensive government regulation and legal uncertainties related to doing business on the Internet could limit our sales or add significant additional costs to our business.

      Laws and regulations directly applicable to Internet communications, commerce, marketing and data protection are becoming more prevalent. If any of these laws hinders the growth in use of the Internet generally or decreases the acceptance of the Internet as a medium of communications, commerce and marketing, our business and prospects may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, marketing activities, pricing, content, taxation and quality of products and services. The governments of some states and foreign countries have begun to regulate our transactions and levy sales or other taxes relating to our activities and will likely continue to do so. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

Changes in laws relating to consumer privacy and potentially heightened scrutiny of our services could harm our business.

      There has been increasing public debate about the collection, distribution and use of information about consumers. Although this debate has primarily focused on information collected through the Internet, many of the issues apply to data gathered through other media. We interact with consumers through our various direct marketing efforts, both online and offline. We recognize the potential value of our customer information asset to third party marketers. We are currently developing a comprehensive privacy policy and, until one is fully defined and promulgated, we have no plans to rent or sell information about our customers to third parties. We have also recently designated a privacy administrator to provide management oversight for all uses of customer information, and we are developing a comprehensive privacy policy. However, as a consequence of government regulation or evolving standards of consumer privacy protection, we may be required to make changes to our marketing media and platforms in ways that could diminish the effectiveness of our marketing efforts, which could harm our business.

Internet security concerns could hinder e-commerce.

      The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

The sale of our products involves product liability risks.

      We sell merchandise directly to consumers and also solicit gift orders on behalf of Gift Services, a joint venture in which we hold a 49% ownership interest. Regardless of the structure of our gift businesses, like any distributor of products we face an inherent risk of exposure to product liability claims if the use of our products results in illness or injury. From time to time, we have received complaints from consumers about products that we have offered. If we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on our business.

Risks Related to the Offering

Our outstanding preferred stock may not convert into common stock as a result of this offering; holders of our preferred stock have rights senior to the rights you would have as a holder of common stock.

      Our outstanding preferred stock will be automatically converted into common stock upon the closing of this offering only if the price of the common stock sold in this offering is at least $11.58 per share in order for the Series A preferred stock to be converted, or $12.00 per share in order for the Series B and Series C preferred stock to be converted and the aggregate gross proceeds payable to us from this offering is at least $20 million. If these conditions are not met, the preferred stock will remain issued and outstanding after the closing of this offering and holders of preferred stock will continue to have the rights described in our certificate of incorporation. The preferred stock ranks senior to the common stock, and holders of preferred stock enjoy a variety of protections which are not available to holders of common stock, including:

    . Upon a voluntary or involuntary liquidation, dissolution or winding up of Synapse Group, holders of preferred stock are entitled to be paid a liquidation preference of the per share price of the preferred stock plus any declared but unpaid dividends before holders of common stock are paid. If our assets at the time of a liquidation, dissolution or winding up are not sufficient to pay the preferences of all of the outstanding preferred stock, those assets will be distributed to the holders of the preferred stock on a pro rata basis, and holders of common stock will receive nothing. If our assets are sufficient to pay the liquidation preferences of all of the outstanding preferred stock, holders of common stock will receive a distribution of such assets only after the liquidation preference has been paid.

    . Upon the occurrence of certain significant transactions, such as a merger or tender offer where 50% or more of our shares are acquired or a sale of our assets, holders of a majority of the outstanding shares of each series of preferred stock may elect to have all outstanding shares of that series of preferred stock automatically converted into a payment equal to the liquidation preference for that series.

    . The conversion price of the Series A preferred stock is subject to a so-called "weighted average" adjustment if we issue new securities, other than certain specified securities, for less than the conversion price of the Series A preferred stock. In this case, the conversion price of the Series A preferred stock would be adjusted downward to reflect the relative amount of new securities issued and the amount by which the purchase price of those new securities is less than the Series A preferred stock conversion price.

    . The conversion price of the Series B and Series C preferred stock is subject to a so-called "full ratchet" adjustment if we issue new securities, other than certain specified securities, for less than the conversion price of the Series B and Series C preferred stock. In this case, the conversion price of the Series B and Series C preferred stock would be adjusted downward to equal the purchase price of those new securities.

    . If on or before January 12, 2001, we have not either closed this offering, or sold or merged Synapse Group, at a valuation of Synapse Group of at least $425 million without giving effect to this offering, the Series B and Series C preferred stock conversion prices would be reduced to $6.50 per share. For an initial public offering, the valuation is calculated by multiplying the mid-point of the anticipated price range per share of common stock, as set forth in the most recently circulated "red-herring" prospectus, by the total number of shares of common stock outstanding on a fully-diluted basis prior to this offering. The number of shares of common stock outstanding on a fully-diluted basis reflects the total number of shares of our Class A common stock issued and outstanding, plus the total number of shares of our Class A common stock that are issuable upon exercise or conversion of all securities which are ultimately convertible into shares of common stock which are "in the money" on that date. For a merger, the valuation is calculated by multiplying the net per share price paid by the acquiror for each share of common stock by the total number of shares of common stock outstanding on a fully-diluted basis immediately prior to the transaction. The net per share price is calculated by dividing the aggregate dollar amount paid to our stockholders as consideration in the merger by the number of shares of common stock outstanding on a fully-diluted basis. For a sale, the valuation equals the aggregate proceeds received by the holders of our common stock.

    . So long as the holder of our Series C preferred stock and/or any affiliate owns at least 3% of our outstanding common stock, as measured on a fully diluted basis, such stockholder will have the right to designate a representative to be nominated as a management nominee to our board of directors. If such stockholder does not designate a nominee or its nominee is not elected to our board of directors, it may instead appoint an observer to attend meetings of our board of directors.

    . Holders of preferred stock are entitled to notice of certain other significant events, including the declaration of a dividend and the merger or sale of Synapse Group.

We expect our operating results to fluctuate, and the price of our common stock could fall if quarterly results are lower than the expectations of securities analysts or stockholders.

      We believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. If our quarterly operating results fall below the expectations of securities analysts or stockholders, the price of our common stock could fall. We have experienced significant fluctuation in our quarterly operating results and may continue to experience significant fluctuation. Factors that may cause these fluctuations include: changes in the timing and structure of our subscription offers; changes in market demand for magazine subscriptions; increased competition; growth in and timing of new magazine subscriptions; changes in the regulatory environment; and changes in accounting standards.

Our stock price may be extremely volatile, which may prevent you from reselling your shares at or above the initial public offering price.

      Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between the underwriters and us. The market price of the common stock after this offering may vary from the initial public offering price. Fluctuations in market price and volume are particularly common among securities of companies with an Internet strategy. As a result, you may not be able to resell your shares at or above the initial offering price. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    .  actual or anticipated fluctuations in our operating results;

    . our announcements of significant contracts, affinity marketing partnerships, joint ventures, acquisitions or new marketing channels;

    .  failure to complete significant sales;

    .  additions or departures of key personnel;

    .  future sales of common stock;

    . automatic adjustments to the conversion ratio of one or more series of our preferred stock if we issue common stock or any securities that are convertible into common stock for a price less than the conversion price for that series of preferred stock, or if we fail to close this offering, or a sale or merger of Synapse Group, by January 12, 2001 at a company valuation of at least $425 million without giving effect to this offering;

    .  changes in financial estimates by securities analysts;

    .  investors' perceptions; and

    .  market volatility.

      In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its stock. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Investors will experience immediate and substantial dilution in the book value of their investment.

      If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution. The price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares. You will experience additional dilution upon the exercise of outstanding options and warrants to purchase common stock or those which we will issue. Dilution will also occur if the conversion ratio of one or more series of our preferred stock automatically adjust due to our issuance of common stock or any securities that are convertible into common stock for a price less than the conversion price for that series of preferred stock or due to our failure to close this offering, or a sale or merger of Synapse Group, by January 12, 2001 at a company valuation of at least $425 million without giving effect to this offering. See "Dilution" for further information regarding the dilution in the net tangible book value of the shares purchased in this offering.

Future sales of our common stock by existing stockholders may lower our stock price.

      Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock within a short period of time after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sales of additional equity securities. See "Shares Eligible for Future Sale" for additional details on the number of shares which may be sold in the public market.

Our existing stockholders will be able to control all matters requiring stockholder approval and could delay or prevent someone from acquiring or merging with us on terms favored by a majority of our independent stockholders.

      On completion of this offering, our executive officers, directors, principal stockholders and their affiliates will beneficially own approximately
 % of our outstanding common stock, % of our Series A preferred stock, % of our Series B preferred stock, and % of our Series C preferred stock, or
approximately     of the aggregate voting power of Synapse Group. As a result, these stockholders will be able to exercise control over our operations and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent a third party from acquiring or merging with us. This could have a negative effect on the market price of our common stock and prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

Our charter and by-laws and provisions of Delaware law could discourage an acquisition of our company that would benefit our stockholders.

      Our certificate of incorporation and by-laws and certain provisions of Delaware corporate law could make it more difficult for a third party to acquire control of us, even if a change in control would benefit our stockholders. These provisions could have the effect of delaying, deterring or preventing a change in the control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, or could otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect the market price of our common stock.

We will have broad discretion in using the proceeds from this offering.

      We are bound by the terms of a credit agreement with Arena Capital Investment Fund, LP to use a portion of the proceeds of this offering to repay a $25 million note held by Arena Capital Investment Fund. We have not identified specific uses for the remaining proceeds from this offering, and we will have broad discretion in how we use them independent of what the stockholders might believe is best for our company. Our management can spend most of the proceeds from this offering in ways with which the stockholders might not agree. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decision on how to use the proceeds. We cannot assure you that the proceeds will be invested to yield a favorable return.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things:

    .  our anticipated growth strategies;

    .  our intention to introduce new products and services; and

    . anticipated trends in our businesses, including trends in the market for membership programs.

      In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," or similar words.

      The forward-looking statements included in the prospectus are subject to risks, uncertainties and assumptions about us. While we believe that it is important to communicate our future expectations to our investors, our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, the risk factors described under "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

      We estimate that our net proceeds from the sale of common stock in this
offering will be approximately $    million, after deducting estimated
underwriting discounts and commissions and offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that our net
proceeds will be approximately $    million.

      The principal purposes of the offering are to establish a public market for our common stock, to increase our visibility in the marketplace, to facilitate future access to public capital markets, to provide liquidity to existing stockholders and to obtain additional working capital.

      We expect to use the net proceeds from this offering for the repayment of our existing indebtedness, as well as working capital and other general corporate purposes, including investment in our technology and new marketing platforms.

      We will repay a $25 million term loan which we received from Jay Walker, one of our directors and stockholders, on January 12, 2000. We borrowed the full $25 million of the new facility on that date, which we have used for working capital and other general corporate purposes. On February 1, 2000, the rights and obligations of Mr. Walker under this new facility were assigned to Arena Capital Investment Fund, LP, a Delaware limited partnership. This loan, which matures on April 7, 2001, requires that we make interest payments every 90 days. The loan bears interest initially at the 3 month LIBOR rate, which as of June 30, 2000 was 6.77%, plus 275 basis points per annum. The rate will increase by an additional 200 basis points if the loan is not repaid by October 1, 2000, and additional increases of 25 basis points for each three month period thereafter that the loan remains outstanding, up to a cap of an additional 100 basis points. In addition, on October 1, 2000 we are required to pay a cash rollover fee equal to 2% of the principal outstanding on that date. While the loan remains outstanding we must obtain Arena Capital Investment Fund's consent in order to:

    .  make capital expenditures in excess of $20 million per year;

    . incur certain types of indebtedness and liens or make certain types of investments;

    . effect certain types of fundamental changes, such as a merger, consolidation, liquidation, dissolution or acquisition of assets; or

    . declare or pay dividends or make any other distribution to common or preferred stockholders other than dividends payable solely in common stock.

      On March 20, 2000, Arena SG Holdings, LLC, an affiliate of Arena Capital Investment Fund, purchased from Mr. Walker 1,250,000 shares of the Company's Class B common stock for $8.00 per share and an option to purchase an additional 625,000 of the Company's Class B common stock for an exercise price of $8.00 per share.

      See "Related Party Transactions and Relationships" for more information about these transactions. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Until we use the net proceeds of the offering, we plan to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

      In March 1998, we paid a special dividend totaling approximately $30 million to our stockholders. We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business. While the loan facility with Arena Capital Investment Fund remains outstanding we may not, without its consent, declare or pay dividends or make any other distribution to common or preferred stockholders, other than dividends payable solely in common stock.

                                 CAPITALIZATION

      The following table describes our capitalization as of March 31, 2000:

    .  on an actual basis;

    . on a pro forma basis, giving effect to the conversion of all of our outstanding Class B common stock outstanding as of that date into voting common stock; and

    . on a pro forma as adjusted basis, giving effect to the foregoing as well as our receipt of the net proceeds from the issuance and sale of
       the     shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the assumed net proceeds of this offering.

      The outstanding share information excludes:

    . 4,620,477 shares of common stock issuable upon exercise of options outstanding as of that date with a weighted average exercise price of $7.88 per share;

    . 5,338,187 shares of common stock reserved for future issuance under our 1997 Stock Option Plan, 1999 Stock Option Plan and 2000 Stock Incentive Plan; and

    . 2,499,999 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of Class A common stock at an exercise price of $8.00 per share.

    . 3,125,000 shares of Series C preferred stock sold to NSSI Holdings, an indirect subsidiary of Time Inc., in June 2000 for $8.00 per share.

    . 62,500 shares of Class B common stock sold to a director in June 2000 for $8.00 per share.

      You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes to them and the other financial information in this prospectus.

                                                      March 31, 2000
                                               -------------------------------
                                                                     Pro Forma
                                                                        As
                                                Actual    Pro Forma  Adjusted
                                               ---------  ---------  ---------
                                                (in thousands, except share
                                                           data)
Debt, excluding current portion............... $  27,652  $  27,652  $
Stockholders' equity (deficiency):
  Preferred stock, $.001 par value; 10,000,000
   shares authorized; 7,591,178.24 shares
   issued and outstanding, actual, pro forma
   and pro forma as adjusted:
    Series A convertible preferred stock,
     $.001 par value; 2,600,000 shares
     authorized, 2,591,178.24 shares issued
     and outstanding, actual; 2,591,178.24
     issued and outstanding, pro forma and pro
     forma as adjusted........................        --         --
    Series B convertible preferred stock,
     $.001 par value; 5,000,000 shares
     authorized, 5,000,000 shares issued and
     outstanding, actual; 5,000,000 issued and
     outstanding, pro forma and pro forma as
     adjusted.................................         5          5
    Undesignated; 2,400,000 shares authorized
     at $.001 par value, no shares issued and
     outstanding..............................        --         --
                                               ---------  ---------  ---------
    Total Preferred Stock.....................         5          5
  Common stock, $.001 par value; 92,000,000
   shares authorized, 32,739,728 issued and
   outstanding, actual and pro forma;
   shares authorized,      issued and
   outstanding, pro forma as adjusted.........        --         --
    Class A common stock, $.001 par value;
     56,000,000 shares authorized, 7,368,000
     shares issued and outstanding, actual;
     none authorized, issued and outstanding,
     pro forma and pro forma as adjusted......        --         --
    Class B common stock, $.001 par value;
     36,000,000 shares authorized, 25,371,728
     shares issued and outstanding, actual;
     none authorized, issued and outstanding,
     pro forma and pro forma as adjusted......        --         --
                                               ---------  ---------  ---------
    Total Common Stock........................        --         --
  Additional paid-in capital..................    63,689     63,689
  Deferred compensation.......................      (374)      (374)      (374)
  Accumulated deficit.........................  (108,094)  (108,094)  (108,094)
                                               ---------  ---------  ---------
  Total stockholders' equity (deficit)........   (44,774)   (44,774)
                                               ---------  ---------  ---------
      Total capitalization.................... $ (17,122) $ (17,122) $
                                               =========  =========  =========

                                   DILUTION

     Our pro forma net tangible book value as of March 31, 2000, was
approximately $   , or $    per share of common stock. Pro forma net tangible
book value per share is the amount of our total net tangible assets less the amount of our total liabilities, divided by the pro forma number of shares of common stock outstanding as of that date. Net tangible book value dilution per share to new investors is the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share immediately following this offering. After giving effect
to the issuance and sale of the     shares of common stock in this offering at
an assumed initial public offering price of $    per share, and after
deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at March 31,
2000 would have been approximately $    million, or $    per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to our existing stockholders and an immediate dilution of $    per
share to new investors purchasing shares of common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share......................      $
  Pro forma net tangible book value per share at March 31, 2000...... $
  Increase per share attributable to new investors...................
Pro forma net tangible book value per share after this offering......
Dilution per share to new investors..................................      $

     The following sets forth at March 31, 2000:

    . the number of shares of our common stock, assuming the conversion of all outstanding shares of our preferred stock into common stock, purchased by existing stockholders, the total consideration and the average price per share paid to us for these shares;

    . the number of shares of our common stock purchased by new investors, the total consideration and the price per share paid by them for these shares; and

    . the percentage of shares of our common stock purchased by the existing stockholders, assuming the conversion of all outstanding shares of our preferred stock into common stock, and the percentage of shares of our common stock purchased by new investors and the percentage of consideration paid to us for these shares.

                                                              Total      Average
                                      Shares Purchased    Consideration   Price
                                    --------------------- --------------   Per
                                       Number     Percent Amount Percent  Share
                                    ------------- ------- ------ ------- -------
Existing stockholders.............. 40,330,906.24       %  $           %  $
New investors......................
                                    -------------  -----   ----   -----   ----
  Total............................                100.0%  $      100.0%
                                                   =====          =====

     The table above assumes that none of the stock options or warrants outstanding at the closing of this offering will be exercised. As of March 31, 2000, 4,620,477 shares of common stock were issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $7.88 per share, and 2,499,999 shares of common stock were issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $8.00 per share. To the extent these stock options and warrants are exercised, new investors will experience further dilution. To the extent all of the options and warrants outstanding as of March 31, 2000 had been exercised as of March 31, 2000, pro forma net tangible book value per share after this offering
would be $    and total dilution per share to new investors would be $   .

     If the underwriters exercise their over-allotment option in full, the
number of shares held by existing stockholders will decrease to    , or    %
of the total shares outstanding, and the number of shares held by new
investors will increase to    , or    % of the total shares outstanding.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statements of operations data for the years ended December 31, 1995 and 1996, and the selected consolidated balance sheet data as of December 31, 1995 and 1996 and March 31, 1999, set forth below, are derived from our unaudited consolidated financial statements, which are not included in this prospectus. The selected consolidated balance sheet data as of December 31, 1997, set forth below, are derived from our audited consolidated balance sheet as of that date, which is not included in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the selected consolidated balance sheet data as of December 31, 1998 and 1999, set forth below, are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statements of operations data for the three months ended March 31, 1999 and 2000, and the selected consolidated balance sheet data as of March 31, 2000, set forth below, are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. We operated as a subchapter S corporation from our inception until March 1998. In March 1998, we converted to a C corporation. Our selected consolidated financial information is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                          Year Ended December 31,                             Three Months Ended March 31,
                     ---------------------------------------------------------------------- -----------------------------------
                                                                                 Pro Forma                           Pro Forma
                                                                                As Adjusted                         As Adjusted
                        1995       1996        1997        1998      1999(a)      1999(b)      1999        2000       2000(b)
                     ---------- ----------  ----------  ----------  ----------  ----------- ----------  ----------  -----------
Consolidated
 Statements of
 Operations Data:                              (In thousands, except share and per share data)
Magazine
 revenues(c).....    $   34,346 $   24,222  $   77,113  $  109,878  $  195,956   $195,956   $   32,724  $   56,937    $56,937
Merchandise &
 other
 revenues(d).....         7,686     28,793     100,516     100,884      81,489     17,409       14,190      23,646      5,993
                     ---------- ----------  ----------  ----------  ----------   --------   ----------  ----------    -------
 Net revenues....        42,032     53,015     177,629     210,762     277,445    213,365       46,914      80,583     62,930
Product,
 marketing,
 operation and
 general &
 administrative
 expenses(e).....        39,869    100,668     199,697     236,338     246,325    176,804       43,185      74,168     57,971
                     ---------- ----------  ----------  ----------  ----------   --------   ----------  ----------    -------
                          2,163    (47,653)    (22,068)    (25,576)     31,120     36,561        3,729       6,415      4,959
Depreciation &
 amortization....           189        359         891       1,594       4,172      4,172          687       1,720      1,720
Interest
 (expense)
 income..........            73         79         129      (4,240)     (5,241)       518       (1,048)       (658)       127
Income tax
 provision.......           250         --         278           1          22         22           --          --         --
                     ---------- ----------  ----------  ----------  ----------   --------   ----------  ----------    -------
 Net income
  (loss) before
  extraordinary
  item...........         1,797    (47,933)    (23,108)    (31,411)     21,685     32,885        1,994       4,037      3,366
Extraordinary
 item(f).........            --         --          --          --         --          --          --         (959)      (959)
                     ---------- ----------  ----------  ----------  ----------   --------   ----------  ----------    -------
 Net income
  (loss).........    $    1,797 $  (47,933) $  (23,108) $  (31,411) $   21,685   $ 32,885   $    1,994  $    3,078    $ 2,407
                     ========== ==========  ==========  ==========  ==========   ========   ==========  ==========    =======
Net income (loss)
 per common share
 before
 extraordinary
 item
 Basic...........    $     0.06 $    (1.48) $    (0.71) $    (0.97) $     0.67   $          $     0.06  $     0.12    $
 Diluted.........    $     0.06 $    (1.48) $    (0.71) $    (0.97) $     0.56   $          $     0.06  $     0.10    $
Extraordinary
 item per common
 share
 Basic...........    $       -- $       --  $       --  $       --  $       --   $          $       --  $    (0.03)   $
 Diluted.........    $       -- $       --  $       --  $       --  $       --   $          $       --  $    (0.02)   $
Net income (loss)
 per common share
 Basic...........    $     0.06 $    (1.48) $    (0.71) $    (0.97) $     0.67   $          $     0.06  $     0.09    $
 Diluted.........    $     0.06 $    (1.48) $    (0.71) $    (0.97) $     0.56   $          $     0.06  $     0.08    $
Weighted average
 common shares
 used in
 computing per
 share amounts
 Basic...........    32,390,000 32,390,000  32,390,000  32,390,000  32,390,000              32,390,000  32,697,000
 Diluted.........    32,390,000 32,390,000  32,390,000  32,390,000  38,874,000              35,575,000  40,256,000
                                          Year Ended December 31,                             Three Months Ended March 31,
                     ---------------------------------------------------------------------- -----------------------------------
                                                                                 Pro Forma                           Pro Forma
                                                                                As Adjusted                         As Adjusted
                        1995       1996        1997        1998        1999       1999(b)      1999        2000       2000(b)
Other Data:          ---------- ----------  ----------  ----------  ----------  ----------- ----------  ----------  -----------
Net
 subscriptions(g)..       2,557      5,950       8,321      10,469      15,036     15,036        3,246       4,675      4,675
EBITDA(h)........    $    2,163 $  (47,653) $  (22,068) $  (25,576) $   31,120   $ 36,561   $    3,729  $    6,415    $ 4,959

                                                   (footnotes on following page)

Consolidated Balance Sheet Data:

                                   As of December 31,                 As of March 31, 2000
                         -------------------------------------------  ---------------------
                                                                                    As
                          1995    1996     1997      1998     1999     Actual   Adjusted(i)
                         ------  -------  -------  --------  -------  --------  -----------
Cash and cash
 equivalents............ $2,436   $2,383     $802      $154   $1,407  $    808
Working capital
 deficiency............. (1,602) (50,757) (76,629) (123,661) (94,393)  (35,515)
Total assets............ 10,259   43,679   93,353   120,865  182,204   190,869
Stockholders' loans and
 capital lease
 obligation, long-term
 portion................     --       --       --        --   13,929    27,652
Total stockholders'
 deficiency.............   (318) (48,251) (71,359) (112,293) (90,148)  (44,774)

(a) A customer's right to cancel a subscription and obtain a refund of all or a portion of the subscription price depends on the terms of the subscription offer made to the customer. A subscription offer made before November 1, 1998, referred to as a full refund offer, allowed a subscriber to obtain a full refund of the subscription price if the subscriber cancelled the subscription at any time during the subscription period. We recognize revenues from full refund subscriptions at the conclusion of the subscription period.

   Effective November 1, 1998, we began to market a substantial portion of our subscription offers as pro rata refund offers, which allow the subscriber to obtain a full refund before the end of the grace period, which typically lasts from two to six months. After the grace period ends, the subscriber is entitled to only a pro rata refund upon cancellation equal to the amount of the purchase price relating to the undelivered portion of the subscription. We currently are converting a majority of our outstanding renewals of full refund offers into pro rata refund offers. We defer revenues from pro rata refund offers until the end of the grace period. At the end of the grace period, we recognize that portion of revenues associated with the grace period, and we recognize the remainder of the revenues ratably over the remaining period of the subscription.


   As a result of this change in our offers, our operating results for the year ended December 31, 1999 include a one-time benefit to revenues and net income from full refund offers made in 1998 and pro rata refund offers made in 1999. This is due to the recognition in 1999 of revenues from both the completion of the initial period of 1998 full refund offers and a portion of the 1999 pro rata refund offers which, if they had been made as full refund offers, would have been recognized in fiscal 2000. In addition, $47 million of magazine solicitation costs associated with 1999 pro rata refund offers were deferred at December 31, 1999. These costs would have been expensed in 1999 if the offers had been made as full refund offers. If all of our subscription offers made in 1999 had remained full refund offers, our net revenues and net income in the year ended December 31, 1999 would have been lower by approximately $64 million and $111 million.

(b) Pro forma as adjusted gives effect to the following:

   (i) In January 2000, we entered into an agreement with two parties to form Gift Services, a Delaware limited liability company in which we have a 49% ownership interest. Concurrently, we entered into a sales representative agreement with Gift Services, which was subsequently amended in April 2000, in which we agreed to solicit orders for all products marketed, promoted, distributed and/or sold by Gift Services. The pro forma information reflects the impact of forming Gift Services on our operations as if the transaction had taken place on January 1, 1999. The unaudited pro forma information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if the transactions had occurred at the beginning of the period indicated, or to project our results of operations at any future date or for any future period. See Note 13 to the Consolidated Financial Statements in this prospectus.

   (ii) The elimination of interest expense on our debt which is assumed to be repaid from the proceeds of this offering as of the beginning of the periods presented.

(c) Magazine revenues are comprised of pro rata and full refund offer revenues and commissions earned from publishers for acquiring customers.

(d) Merchandise and other revenues are comprised of gift, phonecard and other non-magazine businesses. The unaudited pro forma amounts for the fiscal year ending December 31, 1999 include $10.8 million of commission revenues relating to Gift Services and for the three months ended March 31, 2000 include $3.6 million of commission revenues relating to Gift Services.

(e) Product, marketing, operation and general and administrative expenses include subchapter S corporation distributions to stockholders of $2.8 million for 1995, $8.0 million for 1996, $16.6 million for 1997 and $2.5 million for the portion of 1998 when we operated as an S corporation. Effective March 1998, we became a C corporation.

(f) Extraordinary item represents the write-off of the remaining deferred financing costs related to our March 1998 credit facility, which was satisfied on January 12, 2000.

(g) Net subscriptions represent total new and renewal subscriptions fulfilled in a calendar year for all magazine offers, less the estimated cancellations based on historical cancellation rates by offer.

(h) EBITDA means the income (loss) we would have shown if we did not take into consideration our net interest (expense) income, income tax expense and depreciation and amortization. EBITDA is not a measurement in accordance with generally accepted accounting principles, and you should not consider it to be an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flows as defined by generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA may not be comparable to EBITDA or similarly titled measures reported by other companies. However, we believe EBITDA serves as an important operating measurement when evaluating our financial performance.

(i) The as adjusted balance sheet data reflects the sale of    common shares in
    this offering at an assumed price of $   per share and the application of
    the assumed net proceeds of the offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors that include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

      Synapse Group is the leading independent multi-channel provider of proprietary customer acquisition and management services for publishers of consumer magazines in the United States. Founded in 1991 by Michael Loeb, a publishing executive, and Jay Walker, the founder of priceline.com and Walker Digital, we provide valuable services to publishers in driving magazine circulation and increasing the value of magazine customer relationships. We recently entered into a multi-year strategic marketing agreement with Time Inc., the largest magazine publisher in the United States, an indirect subsidiary of which purchased approximately 23% of our outstanding capital stock, on an as-converted basis.

      We pioneered and patented a unique subscription system that we believe greatly improves circulation economics and customer retention levels for publishers. Our multi-publisher continuous service subscription system, which replaces traditional fixed-term subscriptions with more enduring and more customer-friendly, open-ended subscriptions, is one of the key innovations of our business model. Another innovation is our multi-channel networks of affinity marketing partnerships through which we source new customers. We believe that our marketing programs and the superior customer experience created by our continuous service model enable our affinity marketing partners to generate revenue, increase customer interaction and build loyalty by leveraging the broad-based demand for magazines in their customer bases.

Revenue Recognition

      In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides guidance in the recognition, presentation and disclosure of revenues in the financial statements. We have presented our consolidated financial statements in accordance with SAB No. 101 for all periods presented.

Magazine Revenues

      Magazine revenues are derived primarily from subscriptions sold to customers and billed to their credit cards on an annual or semi-annual basis and, to a lesser extent, from commissions earned from publishers for acquiring customers.

      A customer's right to cancel a subscription and obtain a refund of all or a portion of the subscription price depends on the terms of the subscription offer made to the customer. A subscription offer made before November 1, 1998, referred to as a full refund offer, allowed a subscriber to obtain a full refund of the subscription price if the subscriber cancelled the subscription at any time during the subscription period. A subscriber who renewed a full refund offer had the right to receive a full refund of the renewal subscription price at any time during the subscription period. We recognize revenues from full refund subscriptions at the conclusion of the subscription period.

      Effective November 1, 1998, we began to market a substantial portion of our subscription offers as pro rata refund offers, which allow the subscriber to obtain a full refund before the end of the grace period, which typically lasts from two to six months. After the grace period ends, the subscriber is entitled to only a pro rata refund upon cancellation equal to the amount of the purchase price relating to the undelivered portion of the subscription. We currently are converting a majority of our outstanding renewals of full refund offers into pro rata refund offers. We defer revenues from pro rata refund offers until the end of the grace period. At the end of the grace period, we recognize that portion of revenues associated with the grace period, and we recognize the remainder of the revenues ratably over the remaining period of the subscription.

     Some of our full refund and pro rata refund offers also offer an initial free trial period, prior to the grace period, during which the subscriber receives free copies of a magazine as an incentive to continue his or her subscription. Once the free trial period ends, the subscriber pays the subscription price, and the subscription is accounted for as either a full refund or pro rata refund offer, as applicable.

     Magazine subscription revenues attributable to airline frequent flyer programs and other reward currency programs relate to commissions earned from publishers for acquiring customers and are recognized as earned from publishers.

Merchandise and Other Revenues

     Merchandise and other revenues are derived from our gift, phonecard and other non-magazine businesses, and are recognized upon shipment of the product.

Expense Recognition

     Product and marketing expenses consist primarily of magazine and merchandise product costs, solicitation costs and commissions. Operation expenses consist primarily of customer service, data entry, order processing and payment processing costs.

     Magazine solicitation costs, including printing, postage and mailing costs, and commissions paid to marketing partners are direct response advertising costs. We amortize direct response marketing costs over the subscription period, unless they are associated with full refund offers, in which case we expense them as incurred. In offers with free trial periods, we defer such costs until after the free trial period, and any grace period, has elapsed. In pro rata refund offers, we defer the expenses until the end of the grace period. Upon completion of the grace period, the expenses associated with the grace period are recognized immediately, and the remainder of the related expenses are recognized ratably over the remaining subscription period.

     We make payments to publishers for magazine costs prior to billing the subscriber. These magazine costs are refundable to us on a pro rata basis should the subscriber cancel the subscription and are recorded as publisher prepayments and amortized over the subscription period. In the case of airline frequent flyer program subscriptions and other reward currency programs we are not required to make payments to publishers.

     We expense merchandise product and marketing costs at the time the related revenues are recognized.

     We expense all operations costs as incurred, with the exception of refundable magazine payment processing costs, which we amortize over the subscription period.

Results of Operations

      The following table sets forth, for the periods indicated, various financial data expressed as a percentage of revenues:

                                                                Three Months
                                             Year Ended             Ended
                                            December 31,          March 31,
                                        ----------------------  --------------
                                         1997    1998    1999    1999    2000
                                        ------  ------  ------  ------  ------
Net revenues:
  Magazine............................     43 %    52 %    71 %    70 %    71 %
  Merchandise and other...............     57      48      29      30      29
                                         ----    ----    ----    ----    ----
    Net revenues......................    100     100     100     100     100
Product & marketing expenses..........     80      86      62      61      68
Operation expenses....................     13      13      13      16      11
                                         ----    ----    ----    ----    ----
                                            7       1      25      23      21
General & administrative expenses.....     19      13      14      16      13
Depreciation & amortization...........      1       1       1       1       2
                                         ----    ----    ----    ----    ----
Operating income (loss)...............    (13)    (13)     10       6       6
Interest (expense) income.............     --      (2)     (2)     (2)     (1)
Income tax provision..................     --      --      --      --      --
                                         ----    ----    ----    ----    ----
Net income (loss) before extraordinary
 item.................................    (13)    (15)      8       4       5
Extraordinary item....................     --      --      --      --      (1)
                                         ----    ----    ----    ----    ----
Net income (loss).....................    (13)%   (15)%     8 %     4 %     4 %
                                         ====    ====    ====    ====    ====

Three Months Ended March 31, 2000 Compared to March 31, 1999

Net Revenues

      Net revenues increased 72% to $80.6 million for the three months ended March 31, 2000 from $46.9 million for the three months ended March 31, 1999. Magazine revenues increased 74% to $56.9 million for the three months ended March 31, 2000 from $32.7 million for the three months ended March 31, 1999. Merchandise and other revenues increased 67% to $23.7 million for three months ended March 31, 2000 from $14.2 million for the three months ended March 31, 1999.

      New magazine revenues increased 34% to $37.5 million for the three months ended March 31, 2000 from $27.9 million for the three months ended March 31, 1999. Renewal magazine revenues increased 304% to $19.4 million for the three months ended March 31, 2000 from $4.8 million for the three months ended
March 31, 1999. The increase in new magazine revenues was due to the growth of our catalog channel, offset in part by lower sales in our credit card channel. The increase in renewal magazine revenues was due primarily to the continued growth of our renewal subscription base.

      Merchandise and other revenues increased 67% to $23.7 million for the three months ended March 31, 2000 from $14.2 million for the three months ended March 31, 1999 due in part to two high volume campaigns from the fourth quarter of 1999, which generated high response levels and significant net revenues for the three months ended March 31, 2000. In addition, at the end of 1999, a significant amount of shipments were not fulfilled due to inventory shortages, which resulted in the shipments being fulfilled, and the related net revenues being recognized, during the three months ended March 31, 2000.

Product and Marketing Expenses

      Product and marketing expenses increased 93% to $55.2 million for the three months ended March 31, 2000 from $28.6 million for the three months ended March 31, 1999. As a percentage of net revenues, product and marketing expenses grew to 68% of net revenues for the three months ended March 31, 2000 from 61% for the three months ended March 31, 1999.

      Magazine product and marketing expenses increased 151% to $39.9 million for the three months ended March 31, 2000 from $15.9 million for the three months ended March 31, 1999. Approximately $12 million of this increase was due to the change in offer structure which occurred in November 1998. As a result of this change, the costs associated with full refund revenues recognized in the first quarter of 1999 were expensed as incurred in 1998. The remainder of the increase was attributable to higher product expenses related to renewal subscriptions and higher commission expenses associated with increased revenues related to our catalog channels.

      Merchandise and other product and marketing expenses increased 20% to $15.3 million for the three months ended March 31, 2000 from $12.7 million for the three months ended March 31, 1999. The increase was due to the growth in net revenues, partially offset by reductions in product costs and commissions paid to marketing partners.

Operation Expenses

      Operation expenses increased 19% for the three months ended March 31, 2000 to $8.7 million from $7.3 million for the three months ended March 31, 1999. As a percentage of net revenues, operation expenses decreased to 11% for the three months ended March 31, 2000 compared to 16% for the three months ended March 31, 1999. This percentage decrease was due to increased renewal magazine revenues as a percentage of net revenues. Renewal magazine subscriptions require less customer service effort which reduced the expenses as a percentage of net revenues.

General and Administrative Expenses

      General and administrative expenses were comprised of personnel costs, professional fees, travel and entertainment costs, occupancy costs and other overhead costs. General and administrative expenses increased 41% to $10.3 million for the three months ended March 31, 2000 from $7.3 million for the three months ended March 31, 1999. The increase was primarily due to staffing increases as well as increased costs related to the development of our Internet channel. As a percentage of net revenues, general and administrative expenses decreased to 13% for the three months ended March 31, 2000 from 16% for the three months ended March 31, 1999.

Depreciation and Amortization

      Depreciation and amortization increased 147% to $1.7 million for the three months ended March 31, 2000 from $687,000 for the three months ended March 31, 1999. This increase was due to a significant investment in computer equipment and software associated with the growth of our business.

Interest

      Interest expense decreased 34% to $658,000 for the three months ended March 31, 2000 from $1.0 million for the three months ended March 31, 1999 due to lower average outstanding debt. On January 12, 2000 we repaid an outstanding credit facility through the issuance of equity and the establishment of a $25 million credit facility with a stockholder.

Income Tax Provision

      At March 31, 1999 and March 31, 2000, we incurred a net operating loss for income tax purposes and therefore did not provide federal or state income taxes.

Extraordinary Item

      During the three months ended March 31, 2000, we repaid our prior credit facility and wrote-off the remainder of the related loan origination fee of $959,000.

Year Ended December 31, 1999 Compared to December 31, 1998

1999 Effect From Changes in Offer Structure

      As a result of the transition on November 1, 1998 from primarily full refund to primarily pro rata refund offers, operating results for the year ended December 31, 1999 included a one-time benefit to net revenues and operating income. This is due to the recognition in 1999 of revenues from both the completion of the initial period of 1998 full refund offers and a portion of the 1999 pro rata refund offers which, if they had been made as full refund offers, would have been recognized in fiscal 2000. In addition, $47 million of magazine solicitation costs associated with 1999 pro rata refund offers were deferred at December 31, 1999. These costs would have been expensed in 1999 if the offers had been made as full refund offers. If all of our subscription offers made in 1999 had remained full refund offers, our net revenues and net income in the year ended December 31, 1999 would have been lower by approximately $64 million and $111 million.

      The following unaudited pro forma information has been derived from our statements of operations for the year ended December 31, 1999 and reflects the effect of assuming all offers made in 1999 were on a full refund basis. The unaudited pro forma information is presented for informational purposes only and is not intended to be indicative of results of operations that actually would have resulted if the offers had been made under a full refund basis.

                                                 Year Ended December 31, 1999
                                                ------------------------------
                                                          Pro Forma
                                                 Actual  Adjustments Pro Forma
                                                -------- ----------- ---------
                                                        (In thousands)
Net revenues................................... $277,445  $ (64,000) $213,445
Product, marketing and operation expenses......  208,676     47,000   255,676
Operating income (loss)........................   26,948   (111,000)  (84,052)
Net income (loss)..............................   21,685   (111,000)  (89,315)

Gift Services, LLC Transaction

      In January 2000, we entered into an agreement with two parties to form Gift Services, a Delaware limited liability company in which we have a 49% ownership interest. Concurrently, we entered into a sales representative agreement with Gift Services, which was subsequently amended on April 1, 2000, in which we agreed to solicit orders for all products marketed, promoted, distributed and/or sold by Gift Services.

      The following unaudited pro forma information is presented as if the Gift Services transaction had occurred on January 1, 1999. The unaudited pro forma information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if the transaction had occurred at the beginning of the period indicated nor to project our results of operations at any future date or for any future period.

                                        Year Ended December 31, 1999
                               -----------------------------------------------
                                          Pro Forma      Pro Forma      Pro
                                Actual  Adjustments(a) Adjustments(b)  Forma
                               -------- -------------- -------------- --------
                                               (In thousands)
Net revenues.................. $277,445    $(74,880)      $10,800     $213,365
Product and marketing
 expenses.....................  172,526     (60,382)                   112,144
Operation expenses............   36,150      (9,139)                    27,011
Operating income..............   26,948      (5,359)       10,800       32,389
Net income....................   21,685      (5,359)       10,800       27,126

--------
(a) Represents the exclusion of the revenues and expenses associated with our merchandise business.
(b) Represents the commission revenue based upon the contractual commission rate applied to 1999 merchandise shipments adjusted for (1) a modification reducing the cost of merchandise purchases based upon per unit rates detailed in the Supply Agreement between Gift Services and Aspen Marketing, Inc. and (2) the reduction of commission revenues based upon the 1999 economic performance of the merchandise business which would be accomplished in accordance with the agreement via a prospective adjustment of the commission rate each quarter.

      We expect that the impact of the change in our offer structure on November 1, 1998 on our 1999 consolidated financial statements combined with the formation of Gift Services on January 4, 2000 will result in net revenues for the year ending December 31, 2000 being lower than our net revenues for the year ended December 31, 1999 of approximately $277.4 million. Additionally, we expect that the impact of the change in our offer structure in late 1998 and the additional allocation of resources to our business development initiatives to grow additional innovative marketing solutions will cause our results for the year ending December 31, 2000 to be significantly below our net income of approximately $21.7 million for the year ended December 31, 1999 and may result in a loss for the year ending December 31, 2000.

Net Revenues

      Net revenues increased 32% to $277.4 million in 1999 from $210.8 million in 1998. Total magazine revenues increased 78% to $196.0 million in 1999 from $109.9 million in 1998. This was partially offset by merchandise and other revenues which decreased 19% to $81.4 million in 1999 from $100.9 million in 1998.

      New magazine revenues increased 75% to $166.5 million in 1999 from $95.1 million in 1998, while renewal magazine revenues increased 99% to $29.5 million in 1999 from $14.8 million in 1998. The increase in new magazine revenues was due primarily to the conversion of a majority of our new offers from full refund offers to pro rata refund offers and the introduction of new marketing channels in late 1998. As discussed above, in late 1998, we began to modify our offers to a pro rata refund basis from a full refund basis. This resulted in a one-time benefit to 1999 revenues of approximately $64 million. The increase in renewal magazine revenues was due primarily to the continued growth of our renewal subscription base.

      Merchandise and other revenues decreased 19% to $81.4 million in 1999 from $100.9 million in 1998 due primarily to a strategic reduction in the frequency of promotional mailings and mail quantities.

Product and Marketing Expenses

      Product and marketing expenses decreased 4% to $172.5 million in 1999 from $180.0 million in 1998. As a percentage of net revenues, product and marketing expenses improved to 62% of net revenues in 1999 from 86% in 1998.

      Magazine product and marketing expenses increased 8% to $105.6 million in 1999 from $97.5 million in 1998. As a percentage of magazine revenues, magazine product and marketing expenses decreased to 54% in 1999 from 89% in 1998. Because we modified our offer structure from full refund offers to pro rata refund offers in 1998, our marketing expenses were recognized ratably over the subscription period after the end of the grace period for a majority of our 1999 offers. In 1998, these expenses were expensed as incurred. In 1999, these expenses would have increased $47 million to $152.6 million and product and marketing expenses would have increased to 116% of net pro forma magazine revenues if we had not changed this offer structure. In addition, in 1999, our product and marketing expenses as a percentage of net revenues decreased as a result of a higher renewal revenue base, which incurs minimal marketing costs.

      Merchandise and other product and marketing expenses decreased 19% to $66.9 million in 1999 from $82.5 million in 1998. This decrease was due primarily to a strategic reduction in the frequency of promotional mailings and mail quantities.

Operation Expenses

      Operation expenses increased 28% in 1999 to $36.2 million compared to $28.2 million in 1998. This increase was primarily due to higher costs associated with customer service, order processing and payment processing resulting from increased new magazine subscription volumes. The impact of the increase was partially offset by operating efficiencies resulting from investment in our transaction processing systems. As a percentage of net revenues, operation expenses were 13% in 1999 and 1998.

General and Administrative Expenses

      General and administrative expenses increased 34% to $37.6 million in 1999 from $28.1 million in 1998. The increase in 1999 expenses was primarily due to staffing increases and increased costs related to the development of our catalog and Internet channels. General and administrative expenses in 1999 included a compensation charge of $3.5 million to a director for consulting services and in 1998 included subchapter S corporation distributions to stockholders of $2.5 million for the portion of the period during which we were a subchapter S corporation. As a percentage of net revenues, general and administrative expenses remained relatively consistent at 14% in 1999 and 13% in 1998.

Depreciation and Amortization

      Depreciation and amortization increased 163% to $4.2 million in 1999 from $1.6 million in 1998. This was primarily due to the significant investment in computer equipment and software associated with the growth of our business.

Interest

      Interest expense increased 24% to $5.2 million in 1999 from $4.2 million in 1998. The increase is primarily due to higher average outstanding debt and effective interest rates in 1999 versus 1998.

Income Tax Provision

      At December 31, 1999 and 1998, we incurred a net operating loss for income tax purposes and therefore did not provide federal or state income taxes except for an immaterial amount. At December 31, 1999, we had net operating loss carryforwards of $89.4 million which were available to offset future taxable income through 2019. In 1998 we applied for permission to change our method of accounting related to deferred charges. The net operating losses indicated above assume that the change in accounting method will be granted by the Internal Revenue Service. If the change in accounting method is not granted, we will have $39.4 million of net operating loss carryforwards at December 31, 1999. Income taxes are recognized only for the period of time we were a C corporation. Prior to our conversion to a C corporation, earnings were taxed at the stockholder level in accordance with S corporation taxation.

      We were an S corporation for a portion of 1998. If we were considered a C corporation for the portion of 1998, we would have had a loss for both financial statement and tax purposes; therefore, our tax provision for the period would remain the same as presented.

Year Ended December 31, 1998 Compared to December 31, 1997

Net Revenues

      Net revenues increased 19% to $210.8 million in 1998 from $177.6 million in 1997. Magazine revenues increased 43% to $109.9 million in 1998 from $77.1 million in 1997. Merchandise and other revenues remained relatively consistent at $100.9 million in 1998 and $100.5 million in 1997.

      New magazine revenues increased 23% to $95.1 million in 1998 from $77.1 million in 1997, while renewal magazine revenues increased to $14.8 million in 1998 from $0 in 1997. The increase in new magazine revenues was due primarily to a growth in new subscriptions generated from an increase in insertion volume. The increase in renewal magazine revenues was due to the first year growth of our renewal subscription base related to the introduction of our continuous service model in 1996.

Product and Marketing Expenses

      Product and marketing expenses increased 26% to $180.0 million in 1998 from $142.5 million in 1997. As a percentage of net revenues, product and marketing expenses increased to 86% of net revenues in 1998 from 80% of net revenues in 1997.

      Magazine product and marketing expenses increased 18% to $97.5 million in 1998 from $82.4 million in 1997. These increases were primarily due to the increase in product costs resulting from the revenue growth and increased volume of offers mailed. Additionally, we began to aggressively market through our catalog channel which required extensive marketing expenses but contributed minimal revenues in 1998.

      Merchandise and other product and marketing expenses increased 37% to $82.5 million in 1998 from $60.1 million in 1997. This increase was primarily related to marketing expenses, as 1998 product expenses remained at 1997 levels. In 1998, the volume of merchandise offers mailed grew, which increased costs without yielding any meaningful increase in net revenues, due to response rate deterioration related to a number of unsuccessful new product lines.

Operation Expenses

      Operation expenses increased 21% to $28.2 million in 1998 from $23.3 million in 1997. This increase was primarily due to higher customer service and payment processing costs related to the increase in magazine subscription volumes. In addition, we began to migrate to a new processing system while maintaining our existing third party system. As a percentage of net revenues, operation expenses were 13% in 1998 and 1997.

General and Administrative Expenses

      General and administrative expenses decreased 17% to $28.1 million in 1998 from $33.8 million in 1997. Included in these amounts were subchapter S corporation distributions to stockholders of $2.5 million for 1998 and $16.6 million for 1997. Excluding these distributions, 1998 general and administrative expenses increased 49% to $25.6 million versus $17.2 million in 1997. This was due to staffing increases and personnel related costs. As a percentage of net revenues, general and administrative expenses decreased to 13% in 1998 from 19% in 1997. Excluding the distributions noted above, general and administrative expenses increased to 12% of net revenues in 1998 from 10% in 1997.

Depreciation and Amortization

      Depreciation and amortization increased 80% to $1.6 million in 1998 from $891,000 in 1997. This was primarily due to investments in our computer equipment and software associated with the growth of our business.

Interest

      Interest expense increased to $4.2 million in 1998 from $129,000 of interest income in 1997. In March 1998, we entered into an agreement with a syndicate of banks that provided for a term loan of $50 million and a $20 million line of credit.

Income Tax Provision

      At December 31, 1998, we incurred a net operating loss for income tax purposes and therefore did not provide federal or state income taxes. We had net operating loss carryforwards which were available to offset future taxable income through 2018. In 1998 we applied for permission to change our method of accounting related to deferred charges. Income taxes are recognized only for the period of time we were a C corporation. Prior to our conversion to a C corporation in March 1998, earnings were taxed at the stockholder level in accordance with S corporation taxation. We were an S corporation for a portion of 1998 and all of 1997 and years prior. If we were considered a C corporation for 1997 and a portion of 1998, we would have had a loss for both financial statement and tax purposes, therefore, our tax provision for these periods would remain the same as presented.

Quarterly Results of Operations

      We believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. If our quarterly operating results fall below the expectations of securities analysts or stockholders, the price of our common stock could fall. We have experienced significant fluctuations in our quarterly operating results and may continue to experience significant fluctuations. Factors that may cause these fluctuations include: changes in the timing and structure of our subscription offers; changes in market demand for magazine subscriptions; increased competition; growth in and timing of new magazine subscriptions; and changes in the regulatory environment.

Liquidity and Capital Resources

      Cash used in operating activities for the three months ended March 31, 2000 of $6.2 million was due to an increase in accounts receivable of $7.8 million, an increase in deferred charges of $6.0 million, a decrease in accounts payable and accrued expenses of $2.0 million and a decrease in deferred revenue of $1.0 million. These results were partially offset by net income of $3.1 million, non-cash stock option compensation expense of $0.3 million, a reduction in inventory of $3.0 million, a reduction in prepaid expenses and other assets of $2.5 million and depreciation and amortization of $1.7 million. Cash provided by operating activities for the year ended December 31, 1999 of $8.5 million was due to net income of $21.7 million, depreciation and amortization of $4.2 million, non-cash stock option compensation expense of $0.5 million, a decrease in accounts receivable of $7.8 million, a decrease in inventories of $0.6 million, an increase in accounts payable and accrued expenses of $24.9 million and an increase in deferred revenue of $10.2 million. These results were partially offset by an increase in prepaid expenses and other assets of $13.3 million and a decrease in deferred charges of $48.1 million.

      Cash used in investing activities of $2.6 million for the three months ended March 31, 2000, and $11.0 million for the year ended December 31, 1999 was for the purchase of property, plant and equipment, primarily computer equipment and software. We are, and have been, building an infrastructure that can handle our rapidly growing business and is able to adapt to new offers and products. We anticipate increasing capital purchases in 2000 and future years to facilitate the growth in our business.

      Cash provided by financing activities of $8.2 million for the three months ended March 31, 2000 resulted from an equity issuance and credit facility on January 12, 2000, partially offset by the repayment of our prior credit facility. Cash provided by financing activities of $3.7 million for 1999 resulted from net borrowings on the prior credit facility and stockholder's loans.

      We currently have both negative working capital and an accumulated deficit due to our history of losses. We intend to use existing cash balances, the net proceeds of this offering and funds generated from operations to meet our future cash requirements. We believe that as the percentage attributable to renewal magazine revenues increases, such increases will help to generate net cash from operating activities, thereby minimizing our need for financing from outside sources. Through March 31, 2000, we spent $2.6 million, primarily for computer equipment and software, and anticipate spending an additional $15 million to $17 million for the remainder of the year. We believe that our cash balances, funds generated from operations, funds from this offering and available borrowings will be sufficient to meet our operating capital requirements for at least the next twelve months. However, there can be no assurance that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

Prior Credit Facility

      In March 1998, we entered into an agreement with a syndicate of banks for a term loan of $50 million and a $20 million line of credit. We were not in compliance with the financial covenants and ratios of this credit facility as of December 31, 1998 and throughout 1999. We repaid all outstanding balances on this credit facility on January 12, 2000.

Equity Issuance

      On January 12, 2000, we issued 3,465,000 shares of our Series B preferred stock at $8.00 per share and warrants to acquire 1,732,499 shares of Class A common stock for the purchase price of $.00128 per warrant to current stockholders and other parties. In addition, $12.0 million of our indebtedness and $280,000 of interest payable to one of our stockholders was converted into 1,535,000 shares of Series B preferred stock and warrants to acquire 767,500 shares of Class A common stock at the same prices as discussed above. We used $27.7 million of the proceeds of the offering together with borrowings under a new credit facility described below to repay the outstanding amounts and related expenses under the prior credit facility.

      On January 19, 2000, we issued 350,000 shares of our Class B common stock to a former director in partial payment of a consulting fee. We had entered into a Consulting Agreement with the director, dated as of December 31, 1999, which provided that he would be paid a fee for consulting services provided from 1996 through 1999. The $3.5 million fee was to be paid in cash on the earlier of January 31, 2001 or within 90 days of this offering. On January 19, 2000, we amended the Consulting Agreement to provide that the fee would instead be the combination of $1.3 million in cash and 350,000 shares of our Class B common stock. The stock was delivered after the amendment was signed.

      In June 2000, we sold 3,125,000 shares of our Series C preferred stock to NSSI Holdings, an indirect subsidiary of Time Inc. On the same date, Jay Walker sold 6,875,000 shares of our Class A common stock and Class B common stock held by him to NSSI Holdings. As of June 30, 2000, NSSI Holdings holds approximately 21% of our common stock and 100% of our Series C preferred stock, or approximately 23% of our issued and outstanding capital stock, on an as-converted basis.

Credit Facility

      On January 12, 2000, we entered into a $25 million credit facility with a stockholder, Jay Walker. On February 1, 2000, the rights and obligations of Mr. Walker under this facility were assigned to Arena Capital Investment Fund. This loan, which matures on April 7, 2001, requires that we make interest payments every 90 days. The loan bears interest initially at the 3 month LIBOR rate, which as of June 15, 2000 was 6.78%, plus

275 basis points per annum. The rate will increase by an additional 200 basis points if the loan is not repaid by October 1, 2000 and by additional increases of 25 basis points for each three month period thereafter that the loan remains outstanding, up to a cap of an additional 100 basis points. In addition, on October 1, 2000 we are required to pay a cash rollover fee equal to 2%, of the principal outstanding on that date. On March 20, 2000 Arena SG Holdings, an affiliate of Arena Capital Investment Fund, purchased from Mr. Walker 1,250,000 shares of the Company's Class B common stock for $8.00 per share and an option to purchase an additional 625,000 of the Company's Class B common stock for an exercise price of $8.00 per share.

      The loan includes a mandatory prepayment feature from the proceeds of any public or private offering of our debt or equity securities. In May 2000, Arena Capital Investment Fund waived its rights under the credit facility to require us to prepay the loan from the proceeds of our sales of stock to NSSI Holdings and to a director.

      Under the terms of this credit facility, we are required to issue Arena Capital Investment Fund warrants to purchase 0.75% of our fully-diluted equity securities at an exercise price of $0.01 per share on each of January 1, 2001 and April 1, 2001, if any obligations remain outstanding under the facility. The warrants will be exercisable for ten years from their dates of issuance and will have anti-dilution provisions, tag along rights, and demand and piggy-back registration rights on the terms requested by Arena Capital Investment Fund.

      We used the proceeds of the new credit facility together with the proceeds from the sale of the Series B preferred stock and warrants described above to repay the outstanding amounts under the prior credit facility. As of June 30, 2000, $25 million was outstanding under this credit facility with Arena Capital Investment Fund. We are required to use the net proceeds from this offering for the repayment of this outstanding indebtedness.

Revolving Promissory Note

      On January 12, 2000, we entered into a $10 million revolving promissory note with Michael Loeb, our Chairman, President and Chief Executive Officer and a stockholder. The note, which expires on April 7, 2001, has an interest rate of 1% above the base rate, as defined, and interest is payable on January 1, April 1, July 1 and October 1 of each calendar year. The note becomes immediately due and payable upon the occurrence of an event of default of the Credit Facility, as discussed above. As of June 30, 2000, there was no outstanding balance under this revolving note.

Market Risks

      We do not use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations, certificates of deposits and interest-bearing money market accounts. We do not currently expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

Recent Accounting Standards

      In 1999, we adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." These statements modified and expanded our stockholders' deficit and segment disclosures and had no impact on our results of operations, financial condition and cash flow. Our comprehensive net income (loss) is equal to its net income (loss) for fiscal years 1997, 1998 and 1999. Management evaluates our operating results through magazine and merchandise segments and have presented segment data as required.

      In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In 1999, the FASB approved SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. We have not yet determined the impact on the consolidated financial statements of the adoption of this pronouncement, if any. However, we believe there will be no impact, because we do not believe we engage in any derivative instruments or hedging activities.

      In 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal use software costs be capitalized once certain criteria are met. We adopted SOP 98-1 in 1998.

                                    BUSINESS

Overview

      Synapse Group is the leading independent multi-channel provider of proprietary customer acquisition and management services for publishers of consumer magazines in the United States. Founded in 1991 by Michael Loeb, a publishing executive, and Jay Walker, the founder of priceline.com and Walker Digital, we provide valuable services to publishers in driving magazine circulation and increasing the value of magazine customer relationships. We recently entered into a multi-year strategic marketing agreement with Time Inc., the largest magazine publisher in the United States, an indirect subsidiary of which purchased approximately 23% of our outstanding capital stock, on an as-converted basis.

      We pioneered and patented a unique subscription system that we believe greatly improves circulation economics and customer retention levels for publishers. Our multi-publisher continuous service subscription system, which replaces traditional fixed-term subscriptions with more enduring and more customer-friendly, open-ended subscriptions, is one of the key innovations of our business model. Another innovation is our multi-channel networks of affinity marketing partnerships through which we source new customers. We believe that our marketing programs and the superior customer experience created by our continuous service model enable our affinity marketing partners to generate revenue, increase customer interaction and build loyalty by leveraging the broad-based demand for magazines in their customer bases.

      Our continuous service subscription system effects a fundamental shift in the relationship between publishers and consumers. Unlike traditional subscriptions which have a fixed expiration date, our continuous service subscriptions continue uninterrupted until cancelled by the consumer. The system is a substantial improvement over the inefficient renewal process that publishers have relied on, which involves mailing repetitive and costly renewal notices simply to retain existing customers. With our system, customers no longer need to take repeated action simply to maintain service. As a direct result, customer retention rates are significantly higher and renewal costs are lower. Given the advantages of our continuous service system, we expect a portion of the large base of existing fixed-term subscribers to migrate to our service. We believe this is a significant opportunity to increase our revenues.

      Our success in acquiring large and increasing numbers of customers with high renewal rates has created a substantial base of recurring revenues. The economic advantages of our model allow us to present enriched offers to prospective customers and provide a higher level of customer care than is commonly available. Strong acceptance of our services by magazine publishers, affinity partners and consumers has created rapid growth in our revenues and market share and has enabled us to become the largest independent source of subscribers for publishers of consumer magazines. We have expanded our business through numerous Internet initiatives, which we believe will allow us to significantly increase both the number of marketing platforms we offer and the size of our customer base. In addition, we have diversified our product offerings by providing our services for publishers of business and trade magazines, as well as newspapers and other periodic knowledge products.

      Our distribution channels are built upon networks of affinity marketing partners, including some of the most recognized brands in the United States. We enable our affinity marketing partners to use magazines as a marketing tool to add value to their customer relationships. We have developed numerous non-traditional channels by taking advantage of new technologies and new media opportunities. Our distribution channels comprise:

    . Credit Card Issuers--We market consumer magazines and other knowledge products and merchandise to the customers of credit card issuers by utilizing extra postage weight in credit card billing statements and through direct mail programs. Our marketing affiliates in this channel include 14 of the 20 largest U.S. credit card issuers, as measured by 1998 receivables, such as

       Capital One Services, Inc., Chase Manhattan Bank USA, N.A., Citibank, First USA and MBNA America Bank, N.A., and leading private-label card issuers such as Macy's. We market magazines and other knowledge products to these clients under the name NewSub Magazine Services LLC in this channel.

    . Consumer Catalog Companies--We market consumer magazines and newspapers to customers of catalog companies at the time those customers order merchandise over the telephone. Our marketing partners in this channel include 29 of the leading consumer catalog companies such as JCPenney Telemarketing, Inc., Brylane, Inc., Newport News, Inc., Spiegel and Victoria's Secret. We market under the name Magazine Direct(R) in this channel.

    . Airline Frequent Flyer Programs--We market consumer magazines and other knowledge products to members of leading commercial airline frequent flyer programs by allowing members to redeem their mileage for subscriptions. Our partners in this channel include eight of the ten largest U.S. national carriers, including American Airlines, United Air Lines and Continental Airlines, Inc, and the UK-based British Airways Plc. We market under the name CAP Systems in this channel.

    . Internet Businesses--We have developed multiple Internet-based marketing platforms that build on the strength of our off-line marketing model and help Internet marketers create more value from their website traffic. We believe that our continuous service subscription system is ideally suited for convenience-seeking Internet consumers. Some of our clients in the Internet are priceline.com, Microsoft, Priceline WebHouse Club, Inc., PlasmaNet Inc.'s FreeLotto and America Online. We market under multiple names on the Internet.

      As of June 2000, we have agreements to market over 600 consumer magazine titles, including most of the 100 largest titles, and over 250 business and trade publications. For the year ended December 31, 1998, we sold approximately 10.5 million net magazine subscriptions, which represented a market share of 3.5%. For the year ended December 31, 1999, we sold approximately 15.0 million net magazine subscriptions. Comparative industry data for 1999 is not yet available. We generated net magazine revenues of $109.9 million for the year ended December 31, 1998 and $196.0 million for the year ended December 31, 1999. Pro forma net revenues for the year ended December 31, 1999 were $213.4 million.

Time Inc. Transaction

      In June 2000, we sold 3,125,000 shares of our Series C preferred stock to NSSI Holdings, an indirect subsidiary of Time Inc. On the same date, Jay Walker sold 6,875,000 shares of our Class A common stock and Class B common stock held by him to NSSI Holdings. As of June 30, 2000, NSSI Holdings holds approximately 21% of our common stock and 100% of our Series C preferred stock, or approximately 23% of our issued and outstanding capital stock, on an as-converted basis.

      We also entered into a separate strategic marketing agreement under which we obtained authorization to sell specific premier Time publications, including People Weekly, Sports Illustrated and Time magazines, over the next four years. During the term of this agreement, we guaranteed that we will generate certain subscription volumes for the Time publications specified in the agreement which are offered on inbound telephone calls to our affinity marketing partners. Additionally, with certain exceptions, Time and its subsidiaries have agreed that they will not operate programs which would offer magazine subscriptions on inbound telephone calls to catalog call centers, or authorize others to operate such programs, through June 30, 2004.

Industry Overview

      U.S. Consumer Magazine Market. The U.S. consumer magazine industry is a $23.7 billion industry that is popular and pervasive among consumers and advertisers and intensely competitive among publishers. The Magazine
Publishers of America, the industry association for the consumer magazine business, reports that over 80% of U.S. households buy at least one magazine title every year, by subscription or at the newsstand, and each household buys on average six magazine titles each year. Consumers rely on magazines for information and entertainment in categories of broad national interest as well as narrow special interests, and publishers have responded with titles covering a broad array of consumer interests. The opportunity to reach large groups of consumers as well as highly targeted consumer groups has proven attractive to advertisers. In 1998, magazine publishers generated approximately 29% of their revenue from subscriptions, 13% from newsstand sales and the remaining 58% from advertisers.

                                                                     Compound
                                                                   Annual Growth
                                                                       Rate
                                           1993          1998        1993-1998
                                       ------------- ------------- -------------
   Total Revenue (a)
     Circulation...................... $ 8.3 billion $ 9.9 billion      3.5%
     Advertising......................   7.6 billion  13.8 billion     12.6
                                       ------------- -------------     ----
   Total.............................. $15.9 billion $23.7 billion      8.2
                                       ============= =============     ====
   Proportion of Total Revenue
     Circulation......................         52.3%         41.8%
     Advertising......................         47.7%         58.2%
   Circulation per Issue (a)
     Subscriptions....................   295 million   303 million      0.5
     Single Copy......................    69 million    64 million     (1.5)
   Titles Published (b)...............         3,500         4,500      5.2

--------
(a) Magazine Publishers of America
(b) John Harrington of Harrington Associates, LLC

      A magazine's advertising rates are set by reference to its level of circulation, known as the rate base. If circulation numbers fall below the promised rate base for a determined period, the magazine publisher generally agrees to compensate the advertiser for the shortfall. Circulation levels that exceed rate base, on the other hand, do not result in a retroactive increase in a magazine's ad rates. As a result, magazine publishers place a high value on a stable subscriber base.

      Circulation revenue is comprised of subscription and newsstand sales. In 1998, publishers generated $6.8 billion in subscription sales through a combination of in-house and third party sources, with the remaining $3.1 billion coming from newsstand sales. The economics of publisher-sold versus third party-sold subscriptions are quite different for the publisher. CircTrack 1999, an industry study published by Capell-Jones Associates, reports that publishers lose an average of $14.39 on every new subscription order generated through direct mail. In contrast, third party sellers of magazines typically retain 80-90% of the initial subscription price and remit the balance to the publisher. The lower cost of third party-sold subscriptions creates significant publisher reliance on third party customer acquisition. According to the publisher of Capell's Circulation Report, third party sellers supplied 51% of all new consumer magazine subscriptions in the U.S. in 1999.

      Third party subscription sellers are compensated for generating new subscribers, but typically do not share in any renewal revenues. Publishers typically attempt to renew subscribers directly, keeping 100% of all renewal subscription revenues. Given the importance of high renewal rates to a stable and profitable subscriber base, publishers have a strong financial motivation to retain existing subscribers at the end of their subscription periods. Nonetheless, traditional customer retention tools depend heavily on costly, inefficient and repetitive renewal notices mailed broadly to a publisher's subscriber base. The limitations of this approach are reflected in the industry's low renewal rates. According to CircTrack 1999, publishers lose on average 70% of subscribers at the end of the initial subscription period, which creates significant churn in the subscriber base. Publishers face continued significant marketing expenses to replace lost subscribers and maintain the promised rate base.

      Other Knowledge Products. Other knowledge products include business and trade publications and newspapers. The factors that influence revenues for each of these products are different.

            Business and Trade Publications. Publishers of business and trade publications generate revenue from advertising and in many cases little or no revenue from circulation, because subscriptions are often free for qualifying subscribers. In 1998 there were approximately 120 million subscriptions to almost 1,900 trade publications whose circulation is audited by BPA International, the auditing entity for business media. Since advertisers require trade publishers to provide evidence that their readers are likely prospects for their products and services, publishers require subscribers to qualify for free subscriptions by answering specific questions about their employment. The current subscriber qualification process, which is managed by each title separately, relies on a cumbersome, paper-based questionnaire to determine reader eligibility and makes the traditional multi-title third party seller model impractical. Instead, trade publishers generally seek new subscribers through expensive direct mail and telemarketing-based solicitations of their own. Trade publishers are required to regularly re-qualify their readers to provide the necessary assurances to their advertisers.

            Newspapers. Like the consumer magazine industry, the newspaper industry is very competitive. Total U.S. newspaper circulation per issue averaged 116.2 million in 1998, of which approximately 18.2 million were single copy newsstand sales, and the average U.S. household purchased at least one newspaper subscription. There are approximately 2,400 different morning, evening and Sunday newspapers published in the U.S. competing for advertising and circulation revenue. According to the Veronis, Suhler & Associates Communications Industry Forecast, the U.S. newspaper market, as measured by advertising and circulation revenue, increased at a compound annual rate of 5.9% from 1993 to 1998. The same source indicates that total newspaper industry revenue in 1998 was $60.0 billion, of which $49.3 billion was generated from advertising.

            The economics of the newspaper publishing industry are similar to the consumer magazine industry as newspaper publishers generate most of their revenue from advertising. As with magazines, advertisers and newspaper publishers agree on advertising rates prior to publication, and publishers promise advertisers a circulation rate base of each newspaper issue. Newspaper publishers also incur substantial costs to achieve, maintain and grow their rate base. However, newspaper publishers generally bill their subscribers on a monthly basis, do not use third party sellers to generate subscriptions and do not offer fixed term subscriptions.

Our Solution

      We have developed a business model which enables us to provide publishers of consumer magazines and other knowledge products with innovative solutions for their subscriber acquisition and retention needs. Key innovations of this business model are our continuous service subscription system and our networks of affinity marketing partnerships.

      Continuous Service Subscription System. In 1996, we began to offer continuous service subscriptions to magazine publishers. Under our continuous service system, the consumer pays the initial magazine subscription charge with a credit card and renewal charges are automatically billed to that credit card with no further action by the consumer required. Such a continuous service subscription is therefore a more enduring open-ended subscription similar to arrangements consumers have with Internet service providers.

      Under the traditional fixed-term subscription model, a consumer purchases an initial subscription for a fixed term and may renew the subscription only by responding to a solicitation from the publisher. According to CircTrack 1999, publishers mail an average of 8.3 renewal notices to each subscriber in an effort to renew subscriptions. This renewal process therefore depends on the delivery to the consumer of multiple renewal notices, the completion of a renewal notice by the consumer, the successful return of the completed form to the publisher and, in most cases, the subsequent delivery of a bill to the consumer and satisfactory payment by the

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

consumer of the subscription price. This traditional, five-step mail-based renewal process is expensive, inefficient and inconvenient, and has not been as successful as our continuous service system in generating high renewal rates, as evidenced by the industry average first-time net renewal rate of 30% for 1998.

      As a result of the superior economics we achieve by aggregating multiple subscriptions and managing the customer relationship through multiple renewal terms, we are able to provide a wide range of customer services, including centralized changes of address, resolution of delivery problems, renewals and ordering back issues not available from more traditional subscription providers. In addition, we provide customers with multiple ways to contact us for service, such as email, 24 hour-a-day toll free telephone lines or by mail.

      Affinity Marketing Partnerships. We have established strategic relationships with four groups of affinity marketing partners, namely credit card issuers, consumer catalog companies, commercial airlines with frequent flyer programs and a broad range of Internet companies. Our affinity marketing model is based on the following three principles:

    . Leverage the Brand Equity of the Partner. We use the brand recognition and endorsement of our partners to market subscriptions to our partners' customers. This gives our subscription offers added credibility and relevance to the consumer and improves the likelihood of a purchase response.

    . Monetize the Existing Assets of the Partner. To reduce our costs and improve response rates, we use our marketing partners' available assets to distribute our promotional offers and, very often, to capture customer orders. For example, we reach prospective customers by taking advantage of the unused weight below the postage minimum in credit card billing statements, unused frequent flyer miles, or the unused capacity of a catalog company's call center operators. Consumers are generally able to place their subscription orders together with their responses to the host marketers, such as in credit card payment envelopes or during catalog orders. This gives consumers a convenient and easy way to accept our offers, thereby increasing consumers' response rates.

    . Leverage Partner Credit Card Transactions. To improve response rates when a credit card is required for payment, we present our promotional offer at a time when the consumer is already engaged in a credit card transaction with our marketing partner. This eliminates the need for the consumer to separately find and provide his credit card account number, thereby removing an important barrier to the sale.

      Benefits. The combination of our continuous service system and affinity marketing partners enables us to provide several benefits to publishers, affinity marketing partners and subscribers:

    . We provide publishers a superior and cost effective method of acquiring and retaining subscribers. Our continuous service system retains customers at significantly higher levels than the publishers' own systems. According to CircTrack 1999, the average net retention rate for the first renewal period from all channels for the 135 magazines surveyed was 30%; the comparable rate through our continuous service system is over 60%. This improvement makes our continuous service system attractive to publishers given their strong incentives to obtain predictable and high renewal rates. Further, because we collect recurring revenues for the lifetime of the subscription relationship, we can invest more in customer acquisition and customer care, which gives us significant competitive advantages.

    . We help our affinity marketing partners earn revenue and increase customer loyalty at little incremental cost to them. Through our demonstrated track record and reputation in the industry, our partners permit us to market to their customers using their brand. Our partners use our promotional offers to reward valued customers, improve customer loyalty, extend their brands and generate commissions.

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

    . We provide consumers with a simple, convenient source for their magazine subscription purchasing and service needs. Often, we give consumers an initial free subscription period to evaluate the magazine before they have to pay for it. Continuous service subscriptions eliminate repeated renewal notices and the need to mail a separate check to each publisher. We also provide subscribers with a package of customer services that are not available from traditional magazine sellers.

Our Strategy

      Our goal is to extend our position as the leading independent multi-channel provider of proprietary customer acquisition and management services for publishers of consumer magazines in the U.S. and to expand both the number and type of knowledge products we market and the channels through which we acquire subscribers. We intend to pursue the following strategies:

    . Expand Existing Channels with New Marketing Platforms and New Affinity Marketing Partner Relationships. We have successfully built our business by using the existing communication channels of our affinity marketing partners to market our services to their customers. We believe our partners have additional available customer communications that will be effective in carrying our marketing offers and acquiring new customers. In particular, we believe the technology and experience we have gained from marketing through the call centers of catalog companies can be applied to the customer service call centers of credit card issuers. Finally, while we have relationships with 29 of the leading consumer catalog companies, we intend to focus on growing the number of catalog companies with whom we partner to acquire subscribers.

    . Develop New Channels, with an Emphasis on the Internet. We are also evaluating new channels through which to market subscriptions and new networks of marketing partners. We intend to develop channels that provide us with attractive opportunities to acquire substantial volumes of new subscribers and feed them into our continuous service system to generate recurring revenues. In particular, we believe our innovative business model can be successfully applied to the Internet in many ways. As discussed below in further detail under "--Internet Strategy", we already have a multi-platform presence on the Internet. Our magazine-based marketing platforms help Internet partners to create more value from their customer bases and traffic by stimulating and rewarding desired customer behaviors and creating commission revenues. We intend to focus on building new channels that leverage our business model and that provide long-term benefits to our partners and a profitable source of new subscribers for our publishers.

    . Broaden Our Product Range. We plan to expand the range of knowledge products we sell and we plan to introduce new products to our channels to maintain variety in our promotions. While our focus until now has been on consumer magazines, we plan to apply our business model broadly to business publications and newspapers in both print and electronic formats. While newspaper and trade magazine publishers have historically not used third party sellers to generate subscriptions, we intend to market to them the benefits of our continuous service system and encourage them to outsource to us the management of the subscription acquisition and retention process. From time to time, we expect to introduce other products, such as membership clubs, as a strategy to broaden our relationships with key affinity partners.

    . Enable Publishers and Consumers to Convert Their Existing Fixed-Term Subscriptions into Continuous Service Subscriptions. While we have traditionally focused on acquiring new subscribers for publishers and renewing these subscriptions, publishers have a significant base of subscribers who renew their magazines using the traditional method. We estimate that of the 303 million annual magazine subscriptions sold in the United States in 1998, over 90% were traditional fixed-term subscriptions. As a result of the significant efficiency and convenience of our continuous service system, we expect many existing fixed term subscribers to migrate to our

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

       system. We are developing our Internet-based Magazine Manager service to permit publishers and consumers to convert their fixed-term subscriptions into continuous service subscriptions and to centralize the management of all their subscription needs on one website.

    . Further Develop Our Intellectual Property. We intend to further develop our proprietary intellectual property, technology and systems to strengthen our competitive advantages. We have a history of innovations: we own the patent covering aspects of our continuous service system and have several other patent applications pending. We are also exploring opportunities to create value through licensing our intellectual property.

Internet Strategy

      We currently market on the Internet in a variety of ways and are extending our business model to take advantage of additional Internet opportunities. We believe the Internet's potential as a marketing medium is significantly greater than that of traditional marketing media because it is cheaper, faster and more interactive and gives marketers real-time feedback on the effectiveness of their campaigns. This allows marketers to adjust campaigns quickly and at relatively low incremental cost. We believe that the fundamental innovations of our business model, namely our continuous service system and our networks of affinity marketing partners, provide a strong foundation on which to establish a diversified Internet presence. We plan to continue to create marketing programs that use magazines and other knowledge products to help our partners create more activity and value from their customer bases and traffic.

      We began marketing consumer magazine subscriptions on the Internet in 1996 when we signed an agreement with America Online to offer subscriptions to its members. We have since developed many Internet applications through our Internet subsidiary, SynapseConnect, Inc. We currently market or intend to market knowledge products on the Internet using the following platforms:

    . Integrated Partner Platforms. Building upon the strength of our off-line marketing model, we use the Internet to offer magazines as marketing tools to help our partners create more value from their website traffic. This requires that we integrate the presentation of our subscription offer prominently into the customer's core path on the website. In January 1999 we launched a campaign with priceline.com, a buyer-driven e-commerce company, to acquire subscribers at the time priceline.com's consumers submit an offer for airline tickets or other products and services. We enable a customer to increase the monetary value of his offer at no additional cost by accepting a trial magazine subscription. Consumers thus improve the chance that their offers will be accepted, and priceline.com can generate more purchase transactions as well as commission revenues. Based on the success of this approach, we believe there is a significant opportunity to offer magazine subscriptions as integral parts of other e-commerce transactions.

    . e-commerce. In September 1999, we launched magazineoutlet.com, allowing consumers to purchase more than 20,000 consumer, professional and trade publications online. We offer professional and trade magazines through a strategic partnership with RoweCom Inc. We intend to generate site traffic through a range of marketing initiatives, however, we believe that only a relatively small proportion of our sales will be generated from this electronic store. This site is designed not only as an "e-tail" store but also as a private-label store for affiliates. We currently support affiliate marketers with links to magazineoutlet.com and we plan to add new affiliates. Affiliates receive a turnkey, private-label e-commerce program offering opportunities to generate incremental revenue and extend their brand identity. Current affiliate marketers include Microsoft and WebTV Networks Inc.

    . Private-Label Points Programs. In January 2000, we introduced a private-label, loyalty points program which allows online marketers to stimulate and reward desired consumer behavior.

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

       Consumers who engage in qualifying behavior, such as registering online, making purchases or completing online surveys, receive points that can be redeemed immediately for consumer magazine subscriptions. After the magazine term which was purchased with points, the subscription is automatically renewed and billed on the consumer's credit card through our continuous service system and we generate revenue until the customer cancels. We currently have loyalty points programs with Microsoft, FreeLotto, Half.com, Inc. and Tiger Direct, Inc.

    . Cross-Sell Platform. Our Internet Magazine Cross-Sell (IMX) platform is the Internet equivalent of our catalog business. This platform enables our partners to cross-sell magazine subscriptions to consumers as they purchase other products and services online. We expect to deploy this platform to our current catalog partners that have an e-commerce presence as well as to new e-commerce partners. Using this platform, partners can create additional revenue, reward the purchase, and reinforce the affinity that drove the purchase. The offer is made with the partner brand using a technology platform built, hosted and served by SynapseConnectSM.

    . Publisher Infrastructure Services (customer acquisition). We have agreements with leading publishers to provide our continuous service system infrastructure to support publishers' online subscriber acquisition efforts. Consumers responding to an online subscription offer from participating publishers will receive a web-based order form served and hosted by SynapseConnect. Clients include Maxim, MotorTrend, Ski Magazine and Truck Trend Magazine.

    . Publisher Infrastructure Services (customer retention). We believe the Internet provides an ideal medium for publishers to convert their existing base of subscribers from fixed-term subscriptions to our continuous service system. To support publisher efforts in this area, we intend to provide centralized services that allow consumers to access and manage their entire existing magazine portfolio online. Using publisher-supplied data, our Magazine Manager service will allow consumers to manage their existing fixed-term subscriptions. Consumers can then eliminate future renewal notices and invoices by converting existing subscriptions into continuous service subscriptions billed to a credit card. In addition to the added convenience of a maintenance-free subscription, Magazine Manager will give customers a powerful set of tools that allow them to add new knowledge products, delete others, change addresses, request back issues, give gift subscriptions and write letters to the editor.

    . Business and Trade Publications and Other New Knowledge Products. To access the trade publications market, in May 2000 we launched freebizmag.com, the first outsourced subscription acquisition and management service for publishers of trade publications. We believe that freebizmag.com improves the way trade publishers acquire new subscribers. Unlike consumer magazines, trade publications are available at no cost but only to qualified consumers. The current qualification process, which is managed by each title separately, relies upon a cumbersome paper questionnaire to determine reader eligibility. By contrast, freebizmag.com collects each reader's qualifications on a universal online survey and then determines which magazines the consumer is qualified to receive. freebizmag.com also contacts the consumer prior to the expiration of his subscriptions to re-qualify his eligibility via email. This multi-title, consumer-driven approach is more efficient than the traditional single title, publisher-driven method. Publishers pay us for each customer we acquire and re-qualify. We currently have agreements to market over 250 business and trade publications. We are currently marketing freebizmag.com with the following clients: American Airlines, Continental Airlines' OnePass, Microsoft's bCentral and Center for Enterprise Education's ASBDC.net.

    . e-fundraising. Magazines are frequently sold by students to raise money for school programs and by members of other organizations for fund raising purposes. In 1999 alone, approximately 13 million subscriptions were sold for such purposes. To access this marketplace, we have partnered with companies that create electronic networks of school communities. Through our partners' online content and tools, we will provide students with an e-fundraising capability that can be deployed year-round entirely by electronic mail. An e-fundraising solution eliminates the

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

       safety concerns and geographical limitations of traditional door-to-door student fundraising. We have reached agreements with two partners to date, HiFusion, Inc. and ZapMe! Corporation, Inc., and we expect to create relationships with other companies in this marketplace as well. We expect to launch our e-fundraising platform late in 2000.

      We intend to focus significant resources on extending our leadership in traditional channels to the Internet. We plan to apply the strengths of our business model in generating significant volumes of new subscriptions with high renewal rates to the Internet.

Our Publisher Clients

      We have sales agreements with nearly all major U.S. consumer magazine publishers and currently offer over 600 titles, including most of the 100 largest consumer magazines based on individual net paid subscriptions in the first half of 1999, as listed in Advertising Age's "Top Magazines by Circulation" report. We obtain publisher authorizations for the magazines that we offer twice a year. The terms of an authorization from a publisher cover the period during which we can offer subscriptions, pricing, the estimated number of subscriptions to be generated and the percentage of each subscription which we receive from the consumer that we remit to the publisher. While the terms of our authorizations are generally consistent with those of the magazine publishing industry and other subscription agents for the first subscription period, under our continuous service system we also generate recurring revenue from subscription renewals. When we acquire a subscription, we collect the subscription price through the consumer's credit card and pay a portion to the publisher with the subscription details.

Our Distribution Channels

      We market in the following channels:

                     Credit Card        Consumer      Airline Frequent
                       Issuers          Catalogs       Flyer Programs       Internet
                  ----------------  ----------------  ----------------  ----------------
Media Platform:   . An insert in    . In-bound        . Direct mail     . Various online
                    the billing       customer phone                      and email-
                    statement         calls                               based
                                                                          promotions
                  . Direct mail
                  . In-bound
                    customer phone
                    calls

Products          . Consumer        . Consumer        . Consumer        . Consumer
 Offered:           magazines and     magazines         magazines         magazines and
                    other           . Membership                          other
                    knowledge         clubs                               knowledge
                    products                                              products
                  . Merchandise                                         . Merchandise

Promotional       . Free trial      . Free trial      . Unused miles    . Loyalty points
 Offers:            subscription      subscription      for             . Free trial
                  . Loyalty points                      subscriptions     subscription
                  . Sweepstakes

Is Continuous     . Yes             . Yes             . No              . Yes
 Service System
 Offered?

Asset Utilized:   . Extra postage   . Capacity in     . Unused miles    . Website traffic
                    weight in         call centers    . Client brand    . Client brand
                    billing                             equity            equity
                    statement
                  . Capacity in     . Client brand
                    call centers      equity
                  . Client brand
                    equity

Significant       . Capital One,    . Brylane,        . American        . FreeLotto,
 Clients:           Chase             JCPenney,         Airlines,         Microsoft,
                    Manhattan         Newport News      Continental       priceline.com,
                    Bank, First       and Victoria's    Airlines,         RoweCom and
                    USA and MBNA      Secret            Trans World       Priceline
                                                        Airlines,         WebHouse Club
                                                        Inc., United
                                                        Airlines and
                                                        US Airways

Credit Card Issuers

      Magazines and Other Knowledge Products. Credit card holders are a desirable marketing segment because, on average, each American adult owns one or more credit cards. According to the Nilson Report, in 1998 credit card issuers mailed approximately 582 million credit card statements each month in the United

States. In 1996, we began offering continuous service subscriptions to credit card customers by including our offers inside credit card billing statements and by way of direct mail. Because of the low weight of credit card billing statements, issuers can insert additional pieces in their billing statements without incurring extra postage. We utilize this available weight for our marketing offers.

      We believe that our marketing offers help strengthen cardholder interaction with credit card issuers and build cardholder loyalty, which benefits issuers by reducing cardholder attrition. Issuers also benefit financially by earning revenue from the subscription sales. Credit card issuers tend to be very selective in approving in-statement promotions not only because there is a limited amount of available weight in billing statements but also because they are attaching their brand name to the promotion being offered.

      We have agreements with 14 of the 20 largest U.S. credit card companies, including Capital One, Chase Manhattan Bank, Citibank, First USA and MBNA, as well as leading private-label retail and gas card issuers including Macy's. Our account managers or brokers negotiate the principal business terms with each credit card issuer, such as the type of insert or attachment, the time period during which our offers are made, the number of insertions and pricing. When we use an offer attached to the return envelope, we reimburse our partner for the cost of the return envelope and pay the partner a fixed fee and/or a commission based on subscription sales. We also selectively market our partners' customers using direct mail.

      We have agreements with what we believe are the two largest in-statement media brokerage firms under which each has agreed that it will not work with any other magazine subscription agent to distribute marketing materials in credit card statements for a period ending December 2001. These contracts are renewable at the discretion of both parties for successive one-year terms. In 1999, we inserted over 800 million promotions in credit card statements.

      Loyalty Marketing Gift Products. In 1995, we introduced a loyalty marketing program that provided our credit card partners a turnkey customer reward program which offers cardholders their choice of gift items for a small fee. The program was developed as both a lead generator for magazine subscription sales and as a means to allow our partners to strengthen cardholder loyalty. Additionally, this program allowed us to utilize more insertion opportunities inside the credit card billing statements, thereby strengthening our position in the credit card channel. Response from our partners and their customers was so strong that in 1996 we expanded both the program and the selection of gift merchandise.

      In January 2000 we entered into a sales representative agreement, which was subsequently amended in April 2000, with Gift Services, a Delaware limited liability company in which we and the supplier of the goods each have a 49% ownership interest. The agreement appointed us as Gift Services' exclusive authorized sales representative. As an independent contractor, we now run the loyalty gift program on Gift Services' behalf and earn a commission for each gift item sold. In addition to acting as Gift Services' exclusive authorized sales representative, we also sell certain other products directly to consumers.

Consumer Catalog Companies

      In 1998, we introduced the Magazine Direct(R) program to give our catalog company partners a program to offer continuous service subscriptions. We are able to utilize the extra capacity that is available in our catalog partners' in-bound call centers. We train our partners' customer service representatives to offer magazines that cover a subject corresponding to the merchandise that the customer is purchasing. For example, the call center operator offers a subscription to Golf Digest and two or three other related magazine titles to a customer purchasing merchandise from a golf catalog. The operator offers the customer a two-month free trial subscription as a reward for being a valued customer. When the trial period ends, the subscription converts to an open-ended subscription billed to the credit card used in the merchandise transaction.

      We believe that because catalog companies and magazine publishers both cater to specific groups of customers, an opportunity for cross-selling exists. Our partners generally have some extra capacity in their in-bound call centers in which a cross-selling offer can be made. We believe that it is easier to sell a magazine subscription when the customer is already making a purchase on a credit card than it would be to sell a magazine subscription with a "cold call."

      Magazine Direct has agreements with 29 catalog companies, including JCPenney, Brylane, Newport News, Spiegel and Victoria's Secret. We pay our catalog partners a combination of their incremental costs in making our offers and a commission based upon subscription sales.

Airline Frequent Flyer Programs

      In 1995, we formed CAP Systems to develop affinity marketing programs for the sale of magazine subscriptions to members of frequent flyer and similar reward programs. This program became possible when the Audit Bureau of Circulations agreed in 1991 to allow publishers, under certain circumstances, to count subscriptions paid for with frequent flyer miles as paid subscriptions when determining circulation rate bases. We generally deliver offers to consumers through direct mail and present them as rewards for being valued members of the frequent flyer program. Members are given the chance to redeem frequent flyer miles for traditional print and electronic magazine subscriptions. Because airlines typically do not rent their frequent flyer lists, through CAP Systems we gain access to potential subscribers through a channel that would have otherwise been unavailable.

      The airlines benefit because they can offer members additional products that help them build and maintain member loyalty. In addition, the airlines receive promotional space inside our direct mail packages for their use.

      We have affinity marketing programs with the frequent flyer programs of eight of the ten largest U.S. national carriers, including American Airlines, Continental Airlines and United Airlines, and the UK-based British Airways. Publishers consider frequent flyers to be highly desirable subscribers because of their attractive demographics.

Transactional Database

      Through our promotions, we have compiled customer databases containing records of approximately 76.7 million transactions involving 38.5 million U.S. households. We use this information, with the consent of our affinity partners where required, to identify potential re-marketing opportunities within our current customer base. These marketing programs typically offer current customers the opportunity to purchase additional magazines in the categories of interest demonstrated by prior purchases.

      We recognize the potential value of our customer information asset to third party marketers. We are currently developing a comprehensive privacy policy and, until one is fully defined and promulgated, we have no plans to rent or sell information about our customers to third parties. We have recently designated a privacy administrator to provide management oversight for all uses of customer information.

Systems Infrastructure and Order Processing

      We have built a proprietary and secure computer system to store our inventory of consumer names, addresses and subscription information. We generally create the business functional specifications for new technology, supply project management oversight, coordinate implementation activities and test the finished system internally. We outsource the project management, technical design, application development and on-going operations of our software systems.

      Using an extranet methodology, we link to vendors who manage non-strategic, outsourced functions, such as the key entry of subscription information, inbound telemarketing and customer service support. Customers contact us through a toll-free telephone number, through the U.S. mail or via the Internet. Prior to billing most new and renewal subscriptions, we mail or e-mail a notification reminding consumers of the coming credit card charge amount. The charge itself is described on a customer's billing statement by the magazine name or the word "NSS*magazines" or "Magazine Sub," along with our toll-free customer service telephone number to allow the customer to contact us easily. Our customer service vendors access our system to address customers' questions, and we retain control of their activities, which allows us to direct traffic to particular vendors, limit the distribution of confidential information, provide training to control how customer service representatives handle incoming calls and measure representative performance.

      We also outsource the key entry of order information. In 1999, our data processing vendor fulfilled almost 50 million subscription and merchandise units. Many orders for these units contain handwritten names, addresses, credit card numbers and sometimes e-mail addresses. Order information is entered into our database manually or electronically. With paper-based orders, we contract with third party vendors to input this information and transmit it to us. Our clients may also take orders and transmit the data to us electronically. On the Internet, customers may enter their orders directly on our website or those of our affiliates. These orders are then batch processed into the main transaction database.

      Once an order is entered, it is separated by title and fulfilled by sending the subscription request to the designated service bureau for each publisher. Each magazine has varying fulfillment rules and times. We send orders through the credit card payment processing systems on a daily basis as specified in the offering to the consumer. For charges on most of the major credit cards, funds are deposited in our account within two business days of processing. We collect the entire amount of the subscription price, less a standard credit card association interchange fee and a payment processing fee, and send a portion of the price to the publisher with the subscription fulfillment data. No credit card data or other information such as email addresses is passed to the publisher.

      We plan to invest significant resources in upgrading our system within the next two years. Our primary data processing facility, located in Wakefield, Massachusetts, is operated by a third party vendor. We have a backup facility at our headquarters in Stamford, Connecticut. Our two facilities have built in redundancy. They are located in different power grids and have uninterruptable power supply backup. The Stamford facility also has direct power generation facilities.

Competition

      We compete against the direct marketing efforts and subscriber acquisition programs of the magazine publishers themselves, such as Time, one of our principal stockholders, Hearst, Conde Nast, Meredith and Ziff Davis. We also compete with third party magazine subscription sellers such as Publishers Clearing House, American Family Publishers, an affiliate of publisher Time, and Quality School Plan, a subsidiary of The Reader's Digest Association, for authorizations from magazine publishers to sell subscriptions. Competitors also include large, well-established news and information providers such as Dow Jones and Knight Ridder. Additionally, we compete with consumer-oriented online book sellers and magazine retailers, such as enews.com and USAPubs.com.

      Furthermore, because we offer our products through distribution channels made possible by arrangements with third parties, we compete with other vendors for agreements with those third parties providing access to those channels. For example, although we believe we are the largest user of in-statement media in credit card statements and we have affinity marketing agreements with most credit card issuers providing us access to their credit card statements, other direct marketing companies as well as the credit card issuers themselves want to use the remaining space available in the statements for other promotional offers and

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

customer communications. Our ability to market products is dependent upon maintaining access to such statements and other distribution channels such as frequent flyer statements and catalog order-taking centers.

Intellectual Property

      We rely on United States and international laws, where available and appropriate, to protect our intellectual property rights through patents, trademarks, trade secrets and copyrights. In addition, we use nondisclosure agreements with our employees and marketing partners and assignment agreements with our employees, where applicable, to protect our proprietary rights. We have also licensed intellectual property rights where appropriate. However, this combination of laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar systems or technologies.

      We own issued United States Patent No. 6,014,641, which is a business method patent directed to various aspects of our continuous service system. The patent does not prevent magazine publishers from offering continuous service subscriptions directly to consumers, nor does it prevent others from marketing continuous service subscriptions based on billing methods other than automatic billing of consumers' credit cards. Either or both of these possibilities may nullify the competitive advantage of the patent. We also have several pending United States patent applications directed to various aspects of our current and future systems and business methods. In addition, we have also licensed, on a non-exclusive, perpetual basis, United States Patent No. 6,006,205, which is a business method patent, and two pending United States patent applications for business methods from Walker Digital. These licensed rights are directed to various credit card billing methods and systems.

      It is possible, however, that our patent rights could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting our technology; our pending patent applications may not result in the issuance of patents; and current and future competitors could devise new methods of competing with our business that are not covered by our issued, licensed or pending patent rights.

      We pursue the registration of our trademarks and service marks in the U.S., and have applied for the registration of certain of our service marks. We have been granted a service mark registration for the mark "Magazine Direct." We also have applied for registration for the service marks "Synapse" and the Synapse logo, "Magazine Manager," "Magazine Outlet," "magazineoutlet.com," "FreeBizMag," "FreeBizMag.com," "SynapseConnect" and "Synapse Solutions." We have not sought service mark or copyright protection outside of the United States, and effective protection may not be available in every country in which our products and services are made available online. An opposition was filed in the United States Patent and Trademark Office against one of our service mark applications. We have withdrawn this application.

Government Regulation

      Our marketing and sales activities are subject to the laws of the federal government and the fifty states, each of which regulates advertising to consumers, telemarketing, sweepstakes promotions and the use of personal information. Our in-house counsel, supported by outside counsel, is responsible for reviewing advertising copy to ensure that we comply with all applicable laws. We also monitor proposed changes in the laws affecting our business. Despite our efforts, it is possible that attorneys general could find that our marketing efforts do not comply with current law and bring suit. In July 1998, we entered into a consent order in California under which we agreed that we would comply with relevant California law relating to making offers involving gift merchandise. We believe our marketing efforts are in compliance with those California laws.

Employees

      As of June 30, 2000, we had 246 full-time and 13 part-time employees. None of our employees are represented by a labor union, and we consider our labor relations to be good.

Properties

      Our executive, administrative and operating offices are located in approximately 51,000 square feet of leased office space located in Stamford, Connecticut.

Legal Proceedings

      We are not currently a party to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business. Any such proceeding against us, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

Our Executive Officers and Directors

      Our directors and executive officers, their ages as of July 20, 2000, and their respective positions are as follows:

          Name            Age                           Position
          ----            ---                           --------
Michael R. Loeb.........   45 Chairman of the Board, President and Chief Executive Officer
Douglas J. Alpuche......   36 Executive Vice President, Chief Financial Officer
Jonathan E. Ellenthal...   35 Executive Vice President, Business Development
Richard I. Vogel........   35 Executive Vice President, Sales & Partnership Marketing
John F. Rovegno.........   41 Executive Vice President, Operations
Jonathan A. Siegel......   42 Vice President, Corporate General Counsel and Secretary
Jay S. Walker...........   44 Director
Richard S. Braddock
 (1)....................   58 Director
William E. Ford (2).....   39 Director
N.J. Nicholas, Jr. (1)
 (2)....................   60 Director
Nancy B. Peretsman (1)..   46 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

      Michael R. Loeb co-founded our company with Jay Walker in 1991. He has been President of Synapse Group since 1991, Chief Executive Officer since December 1997 and Chairman of our board of directors since April 2000. Mr. Loeb has been a director of Synapse Group since March 1993. He is also President, Chairman, Chief Executive Officer and Chief Operating Officer of our NewSub Magazine Services LLC, SynapseConnect, Inc., Magazine Direct, Inc. and Synapse Solutions, Inc. subsidiaries, Chairman, Chief Executive Officer and Chief Operating Officer of our Synapse Services, Inc. subsidiary, and Chairman and Chief Executive Officer of our MDSC Corporation subsidiary. He has an extensive background in magazine publishing circulation. During an eight-year career at Time, he held a number of positions, including Consumer Marketing Director for Sports Illustrated, where he was responsible for significantly increasing the magazine's circulation, and Vice President, Consumer Marketing of Entertainment Weekly, which he helped launch. At Time, he also helped introduce SI for Kids. Mr. Loeb was responsible for starting the direct response division of Deutsch agency immediately prior to the founding of our company. Mr. Loeb is a director of Edgewater Technology, Inc., a provider of information technology, professional consulting and solutions services, and Gift Services.

      Douglas J. Alpuche became our Executive Vice President, Chief Financial Officer in February 2000. He heads our finance, planning and administration organization. He is also Executive Vice President, Chief Financial Officer of each of our subsidiaries. From June 1999 to February 2000, Mr. Alpuche held the position of Assistant Corporate Controller, Corporate Finance at The Reader's Digest Association, where he was responsible for the U.S. accounting operations. From September 1995 to May 1999, he was Senior Vice President and Chief Financial Officer for Delcal Enterprises and Argo International Corporation. He was Vice President of Financial Control in the Emerging Markets Sales and Trading group at Morgan Guaranty Trust from May 1994 to September 1995. Mr. Alpuche was employed by Arthur Andersen LLP from September 1986 to May 1994, serving most recently as an Experience Manager.

      Jonathan E. Ellenthal became our Executive Vice President, Business Development in May 1999. He heads the organization that is responsible for creating new sales channels for our products, with an emphasis on Internet-based selling platforms and new ways to sell magazines in our current channels. He formerly held the positions of Vice President of Business Development, from July 1998 to May 1999, and Vice President of our Magazine Group, which he assumed when the position was created in September 1997. Mr. Ellenthal originally joined Synapse Group in June 1995 as Director for National Accounts to assume responsibility for our sales and client management group from Mr. Walker. Prior to coming to Synapse Group, he was Executive Vice President for Cooperative Marketing Concepts.

      Richard I. Vogel has been our Executive Vice President, Sales & Partnership Marketing since May 1999. He is currently responsible for our subscription acquisition and retention activities through the credit card, catalog and airline channels. He became Vice President of Sales in October 1997 and was General Manager of our CAP Systems airline program from July 1994 to September 1997. Mr. Vogel is also President of our MDSC Corporation subsidiary. Mr. Vogel previously worked for Michael Loeb at Time as part of the launch team for Entertainment Weekly.

      John F. Rovegno has served as our Executive Vice President of Operations since May 1999 and was Vice President of Operations from January 1997 through May 1999. He is responsible for our technology and customer care groups. From October 1994 until January 1997, Mr. Rovegno was our General Manager for Operations and helped launch our merchandise business. He joined Synapse Group in April 1992 as Director of Account Services. Prior to joining us, Mr. Rovegno was one of the first employees of CUC International, Inc., a fee-based membership services company, where he managed several of their operational areas.

      Jonathan A. Siegel joined us in September 1999 as Vice President and Corporate General Counsel. He was appointed Secretary of Synapse Group in November 1999 and holds the same position in each of our subsidiaries. From June 1998 until September 1999, Mr. Siegel was a legal consultant for LeFebure Corporation, a manufacturer of security systems, and other clients. He held the position of Vice President, General Counsel and Secretary of LeFebure from August 1995 to June 1998. From May 1994 to August 1995, Mr. Siegel was Executive Vice President, General Counsel and Secretary, as well as a director, of Brandt, Inc., a producer of currency handling equipment and software, which was sold to LeFebure in August 1995.

      Jay S. Walker co-founded our company with Michael Loeb in 1991. He has been a director of Synapse Group since its founding and was Chairman of our board of directors from August 1991 until April 2000. Mr. Walker also founded priceline.com, a buyer-driven e-commerce company, and has served as the Vice Chairman of its board of directors since August 1998. He had served as Chairman and Chief Executive Officer of priceline.com from its inception in July 1997 through August 1998. Mr. Walker is an entrepreneur and has been actively engaged in the start-up of new enterprises for more than 15 years. He also serves as the Chairman of Walker Digital, a company he founded in September 1994 which develops and patents proprietary marketing ideas.

      Richard S. Braddock has served as a director since February 1999 and has been a member of the Audit Committee since that time. He is Chairman of priceline.com, a position he has held since August 1998. From August 1998 until May 2000, Mr. Braddock also served as the Chief Executive Officer of priceline.com. From December 1997 to January 1999, Mr. Braddock served as the non-executive Chairman of True North Communications Inc., an advertising company. From September 1996 to August 1997, he served as special advisor to General Atlantic Partners. Mr. Braddock was a principal of Clayton, Dubilier & Rice, a private equity fund, from June 1994 through September 1995. He served as Chief Executive Officer of Medco Containment Services during 1993. From 1973 to 1992, Mr. Braddock held a variety of positions at Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. He also serves as a director of Amtec, Inc., a semiconductor equipment manufacturer; Eastman Kodak Company, an imaging products company; E*Trade Group, Inc., a provider of online investing services; and Cadbury Schweppes plc, a global beverage and confectionery manufacturer. Mr. Braddock also serves as a director of Lincoln Center for the Performing Arts and Walker Digital, and as a trustee of the Cancer Research Institute.

      William E. Ford has served as a director since March 1998 and has been a member of the Compensation Committee since February 1999. Mr. Ford is a managing member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on Internet and information technology investments on a global basis. He has been with General Atlantic, or its predecessor, since July 1991. Mr. Ford is also a director of priceline.com; E*Trade Group; Tickets.com, Inc., a provider of entertainment tickets, event information and related products and services; LHS Group Inc., a billing solutions software company; Prime Response, Inc., a provider of enterprise customer relationship management software; Eclipsys Corporation, a provider of clinical, financial and administrative software solutions to the health care industry; and several private information technology companies.

     N.J. Nicholas, Jr. has served as a director since February 1999 and has been a member of the Compensation Committee since that time. Since June 1992, Mr. Nicholas has been a private investor. Mr. Nicholas is also a director of priceline.com; Boston Scientific Corporation, a manufacturer of medical devices; Xerox Corporation, a document company; and DB Capital Partners, Inc., a private equity firm. From June 1997 until June 1999, he was a director of BT Capital Partners, Inc., the predecessor to DB Capital Partners. Mr. Nicholas was co-Chief Executive Officer of Time Warner Inc. from 1990 until 1992 and President of Time Inc. from 1986 until 1990.

     Nancy B. Peretsman has served as a director since April 1999. She has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank, since June 1995. Prior to joining Allen & Company, Ms. Peretsman headed the worldwide media investment banking practice at Salomon Brothers Inc. Ms. Peretsman serves on the board of priceline.com and Charter Communications, Inc., an operator of cable television systems.

     Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

     Mr. Ford was initially elected a director pursuant to a Stockholders Agreement dated March 9, 1998.

     Pursuant to a Second Amended and Restated Stockholders Agreement dated June 23, 2000, the stockholders who are parties to the agreement agreed to take all actions necessary to ensure that the number of members of our board of directors is not less than three and not greater than eight. So long as General Atlantic Partners and its affiliates own at least 3% of our outstanding common stock, as measured on a fully diluted basis, these stockholders agree to elect one individual designated by General Atlantic Partners to our board of directors. The initial designee of General Atlantic Partners is Mr. Ford. So long as NSSI Holdings and/or any affiliate owns at least 3% of our outstanding common stock, as measured on a fully diluted basis, these stockholders agree to elect one individual designated by NSSI Holdings to our board of directors. At any time during which no designee of NSSI Holdings is acting as a director, NSSI Holdings may instead appoint an observer to attend meetings of our board of directors.

     As of June 23, 2000, NSSI Holdings appointed Don Logan as its board observer. Mr. Logan is Chairman and Chief Executive Officer of Time. He was named Chief Executive Officer in August 1994 and assumed the additional title of Chairman in July 1997. He had been serving as Time's President and Chief Operating Officer since June 1992. Time is a wholly owned subsidiary of Time Warner Inc. Prior to 1992, Mr. Logan was Chairman and Chief Executive Officer of Southern Progress Corporation, a wholly-owned subsidiary of Time. Mr. Logan serves as a director of First Health Group Corp., a managed care organization.

     Upon termination of the Second Amended and Restated Stockholders Agreement on the closing of this offering, NSSI Holdings will have similar rights to designate a board member or an observer which survive the closing of this offering, pursuant to the Stock Purchase Agreement dated May 17, 2000. Under the Stock Purchase Agreement, for as long as NSSI Holdings and/or any affiliate owns at least 3% of our outstanding common stock, as measured on a fully diluted basis, NSSI Holdings will have the right to designate a representative to be nominated as a management nominee to our board of directors. If NSSI Holdings does not designate a nominee or its nominee is not elected to our board of directors, it may instead appoint an observer to attend meetings of our board of directors and receive all written materials made available to directors.

      See "Related Party Transactions and Relationships" and "Principal Stockholders" for certain information concerning our directors and executive officers.

Election of Directors

      Following this offering, our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Ford and Walker will serve in the class whose term expires in 2001; Ms. Peretsman and Mr. Nicholas will serve in the class whose term expires in 2002; and Messrs. Braddock and Loeb will serve in the class whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of Synapse Group.

Compensation of Directors

      We do not pay our directors for serving on our board but we do reimburse directors for reasonable out-of-pocket travel expenses incurred in attending meetings of the board of directors. In 1999, we issued to each of Messrs. Braddock, Ford and Nicholas and Ms. Peretsman options to purchase 35,000 shares of our Class B common stock at a per share exercise price of $8.00 under our 1999 Stock Option Plan. These options vest over three years at the rate of one-third of the shares on each anniversary of the grant. In January 1999, we also issued to Mr. Loeb options to purchase a total of 1,000,000 shares of our Class B common stock under our 1997 Stock Option Plan and our 1999 Stock Option Plan. The per share exercise price is $8.00 for 333,333 of these shares, of which 250,000 shares vested in January 2000 and the remaining shares will vest in January 2001. The per share exercise price is $12.00 for 333,334 of the shares, of which half will vest in January 2001 and half will vest in January 2002. The per share exercise price is $16.00 for the remaining 333,333 of the shares, of which 83,333 shares will vest in January 2002 and 250,000 shares will vest in January 2003. We may, in our discretion, grant stock options and other equity awards to our directors from time to time pursuant to our 1997 Stock Option Plan, our 1999 Stock Option Plan or our 2000 Stock Incentive Plan. For more information on these plans, see "--Benefit Plans--1997 Stock Option Plan," "-- Benefit Plans--1999 Stock Option Plan" or "--Benefit Plans--2000 Stock Incentive Plan." Ms. Peretsman is not bound by the non-competition provision in the Option Shareholders Agreement described in "--Benefit Plans--1999 Stock Option Plan."

Board Committees

      Our board of directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Ford and Nicholas, reviews executive salaries, administers our bonus, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our other benefit plans and compensation policies and practices.

      The Audit Committee, which consists of Messrs. Nicholas and Braddock and Ms. Peretsman, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Compensation Committee Interlocks and Insider Participation

      Our board of directors created a compensation committee in February 1999. The committee consists of two non-employee directors, currently Messrs. Ford and Nicholas, and is responsible for administering our stock option plans and any other plans for compensation in cash or in kind to our employees or officers. During much of 1999, our entire board of directors authorized grants of options under our stock option plans, including the issuance of grants to some of our directors, and amendments to the terms and conditions of certain grants. The entire board also approved the terms of an employment contract for Mr. Loeb. In November 1999 and April 2000, the compensation committee ratified all options granted to date. See "Related Party Transactions and Relationships" for additional disclosure about our board members' interaction with Synapse Group.

Executive Compensation

      The following table summarizes the compensation paid to our President and our other three most highly compensated executive officers in 1999 and one additional executive officer who was among the four most highly compensated executive officers in 1999 but who was not serving as an executive officer at December 31, 1999, whom we identify as "named executive officers":

                           SUMMARY COMPENSATION TABLE

                                      Annual        Long-Term
                                   Compensation    Compensation
                                 ----------------- ------------
                                                    Securities
                                                    Underlying     All Other
Name and Principal Position       Salary   Bonus     Options    Compensation(2)
---------------------------      -------- -------- ------------ ---------------
Michael R. Loeb, Chairman,
 President and Chief Executive
 Officer.......................  $250,000 $200,000  1,000,000      $8,948(3)
Jonathan E. Ellenthal,
 Executive Vice President,
 Business Development..........   165,000   99,000    100,000       5,936(4)
Richard I. Vogel, Executive
 Vice President, Sales &
 Partnership Marketing.........   165,000   99,000    110,000       5,936(5)
John F. Rovegno, Executive Vice
 President, Operations.........   150,000   60,000     45,000       5,404(6)
Kevin Manion, former Chief
 Financial Officer, Secretary
 and Treasurer(1)..............   200,000       --     55,000         176(7)

--------
(1) Mr. Manion was Chief Financial Officer, Secretary and Treasurer until October 27, 1999. His employment terminated on December 31, 1999, and his unexercised options terminated on the same date.
(2) Reflects profit sharing contributions allocated to the named executive officers' accounts under our 401(k) Plan for the 1999 plan year. Such contributions were allocated to the accounts on March 15, 2000. See "-- Benefit Plans--401(k) Plan" for more information.
(3) Represents $8,750 allocated to Mr. Loeb's 401(k) account and $198 of life insurance premiums paid by us.
(4) Represents $5,775 allocated to Mr. Ellenthal's 401(k) account and $161 of life insurance premiums paid by us.
(5) Represents $5,775 allocated to Mr. Vogel's 401(k) account and $161 of life insurance premiums paid by us.
(6) Represents $5,250 allocated to Mr. Rovegno's 401(k) account and $154 of life insurance premiums paid by us.
(7) Represents life insurance premiums paid by us.

Employment Agreements, Termination of Employment and Change of Control Arrangements

      In February 1999, our board of directors approved the following terms of an employment agreement with Michael Loeb. The agreement is subject to more formal documentation, which is being prepared. The agreement will be in effect for five years, with automatic renewals for periods of a year, unless the agreement is otherwise terminated. Under the terms of the agreement, Mr. Loeb's base salary is set at $250,000, and he has the opportunity to receive a bonus of up to 100% of his base salary based on his performance and the achievement of certain corporate objectives. Mr. Loeb also has the use of a company car. If the board of directors removes him for any reason other than for "cause" or because of a change in control of Synapse Group, Mr. Loeb is entitled to three years' of his then-current base salary and a prorated bonus for the year in which the removal occurs. In addition, his options continue to vest for those years except that 100% of his options vest immediately if he is removed pursuant to a change in control. Mr. Loeb would then also be prevented from competing with or soliciting employees from Synapse Group for a period of three years after his removal.

      Under the terms of the Second Amended and Restated Stockholders Agreement, Mr. Loeb may not compete with or solicit employees from us during the time that he is an employee or director of Synapse Group and for an additional period of either one or two years, depending on the cause of the termination of his relationships with Synapse Group.

      We entered into an employment agreement with Douglas Alpuche in February 2000. The agreement is subject to more formal documentation, which is being prepared. In addition to an annual salary of $200,000 plus benefits, Mr. Alpuche has the opportunity to achieve an incentive bonus of up to $100,000 each year, prorated to 11/12ths in 2000. He also was granted options to purchase 100,000 shares of our common stock at an exercise price of $8.00 per share. These options vest over four years at the rate of one-fourth of the shares on January 1 of each year from 2001 through 2004. In each of 2001 and 2002, Mr. Alpuche may also receive grants of options to purchase 50,000 additional shares if his performance is satisfactory to the Chief Executive Officer. These options will vest at the rate of 12,500 shares on each anniversary of the grant. If Mr. Alpuche's employment is terminated other than for cause, vesting of his options is accelerated according to a specified formula. "Cause" is defined as a material breach of his employment agreement, misconduct involving misappropriation or dishonesty or criminal conduct, failure to perform the reasonable and customary duties of a chief financial officer as assigned to him by our board of directors, President and Chief Executive Officer or other officers senior to him.

      We entered into an employment agreement with Richard Vogel in July 1994, which was amended in March 2000. Mr. Vogel is entitled to a bonus every year if Mr. Loeb deems his performance adequate. Either Synapse Group or Mr. Vogel may terminate the employment relationship upon 90 days notice at any time for any reason or no reason. If Synapse Group terminates Mr. Vogel's employment without cause, Synapse Group will negotiate in good faith a severance benefit arrangement.

      We entered into an employment agreement with Jonathan Siegel in September 1999, which was amended in March 2000. Mr. Siegel is entitled to participate in Synapse Group's Vice President's Bonus Plan, providing for an annual incentive bonus of 25% of his base salary upon our attainment of targeted revenue and EBITDA goals. We indemnify Mr. Siegel to the fullest extent permitted or required by the Delaware General Corporation Law against any and all liability, and we agreed to advance any and all reasonable expenses, incurred by Mr. Siegel in any proceeding to which he is a party because he is or was an officer of Synapse Group, its successors or any entity under common control with Synapse Group. If Mr. Siegel's employment is terminated after September 27, 2000 other than for cause, we are obligated to pay Mr. Siegel his salary and benefits accrued through the termination date, his then current salary and benefits for a period of six months and a pro rata portion of any bonus for the year in which termination occurs. "Cause" is defined as his breach of any material agreement with Synapse Group or his misconduct involving misappropriation or dishonesty.

      We entered into an employment agreement with Kevin Manion in July 1998. His employment agreement terminated on October 27, 1999, when we entered into a Settlement Agreement with him. Under the terms of the Settlement Agreement, Mr. Manion's employment with Synapse Group terminated on December 31, 1999. We agreed to pay Mr. Manion certain monthly payments through April 15, 2000, totaling $55,000, and, effective January 3, 2000, we forgave all unpaid principal and interest under a Commercial Promissory Note, dated May 4, 1999, which had an original principal of $150,000. We also paid his costs for the continuation of his medical and dental care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, also known as COBRA, through June 1, 2000. Mr. Manion agreed to be available for a total of up to 16 hours, through June 1, 2000, to help our new chief financial officer. Mr. Manion agreed that, until December 20, 2000, he will not be an officer, director, consultant, employee or owner of, or otherwise render services to or have an ownership or capital interest in, any organization that competes in the United States with any business which Synapse Group conducted between July 20, 1998 through March 31, 2000, except for a passive investment of less than five percent of the outstanding shares of a publicly traded corporation. Until December 20, 2000, Mr. Manion also cannot solicit, offer employment to or encourage any of our employees, consultants or agents to leave to work for Mr. Manion or any entity that he or his employer controls.

      Each of our named executive officers signed a Option Shareholders Agreement when he received his stock options, except Mr. Alpuche, whose documents are pending. See "--Benefit Plans--1997 Stock Option Plan," "-- Benefit Plans--1999 Stock Option Plan" or "--Benefit Plans--2000 Stock Incentive Plan."

Option Grants During 1999

      The following table shows information about our grants of options to purchase our common stock made to the named executive officers during 1999. We have never granted any stock appreciation rights.

                                                                                        Potential Realizable
                                                                                                Value
                                               Individual Grants                          at Assumed Annual
                         --------------------------------------------------------------         Rates
                          Number of     Percent of                                         of Stock Price
                         Securities    Total Options                Market                Appreciation for
                         Underlying     Granted to    Exercise or  Price at                Option Term (4)
                           Options     Employees in   Base Price  Grant Date Expiration ----------------------
          Name           Granted (1)  Fiscal Year (2)  Per Share  Per Share   Date (3)      5%         10%
          ----           -----------  --------------- ----------- ---------- ---------- ----------  ----------
Michael R. Loeb.........   333,333(5)      12.93%        $8.00      $8.00      1/4/09   $1,677,051  $4,249,976
                           333,334(6)      12.93         12.00       8.00      1/4/09      343,720   2,916,652
                           333,333(7)      12.93         16.00       8.00      1/4/09     (989,613)  1,583,312
Jonathan E. Ellenthal...    25,000          0.97          8.00       8.00      1/4/09      125,779     318,748
                            75,000          2.91          8.00       8.00      5/4/09      377,337     956,245
Richard I. Vogel........    50,000          1.94          8.00       8.00      1/4/09      251,558     637,497
                            60,000          2.33          8.00       8.00      5/4/09      301,869     764,996
John F. Rovegno.........    25,000          0.97          8.00       8.00      1/4/09      125,779     318,748
                            20,000          0.78          8.00       8.00      5/4/09      100,623     254,999
Kevin Manion(8).........    55,000          2.13          8.00       8.00      5/4/09      276,714     701,247

--------
(1) All options were granted under our 1997 Stock Option Plan or our 1999 Stock Option Plan. Unless otherwise indicated below, these options become exercisable at a rate of 25% annually over four years from the date of grant.
(2) Based on options to purchase 2,578,250 shares of our common stock granted to employees in 1999.
(3) The options have ten-year terms, subject to earlier termination upon death, disability or termination of employment.
                                         (footnotes continued on following page)

(4) The potential realizable values have been calculated on the basis of the fair market value at December 31, 1999 of $8.00 per share, as determined by our board of directors. We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the fair value of common stock appreciates 5% or 10% each year, compounded annually, for ten years, the term of each option. They are not intended to forecast possible future appreciation, if any, of our stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2009. Depending on inflation rates, these amounts may be worth significantly less in 2009, in real terms, than their value today.
(5) On January 4, 2000, options to purchase 250,000 shares of our common stock vested; the remaining shares will vest on January 4, 2001.
(6) Half of these shares will vest on January 4, 2001, while the rest will vest on January 4, 2002.
(7) On January 4, 2002, options to purchase 83,333 shares of our common stock will vest; the remaining shares will vest on January 4, 2003.
(8)  All options issued to Mr. Manion terminated on December 31, 1999.

      No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the named executive officers.

Year-End Option Values

      The following table shows information about unexercised options held by each of the named executive officers on December 31, 1999. None of these stock options were exercisable during 1999. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the fair market value on
December 31, 1999 is based on the initial public offering price of $    per
share.

                         FISCAL YEAR-END OPTION VALUES

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          in-the-Money Options at
                               December 31, 1999 (1)       December 31, 1999
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Michael R. Loeb.............       --      1,000,000     $   --        $
Jonathan E. Ellenthal.......       --        257,540         --
Richard I. Vogel............       --        268,301         --
John F. Rovegno.............       --        165,318         --
Kevin Manion(2).............       --        315,000         --

--------
(1) No options held by named executive officers were exercisable at December 31, 1999.
(2)  All options issued to Mr. Manion terminated on December 31, 1999.

Benefit Plans

      1997 Stock Option Plan. Our 1997 Stock Option Plan was adopted by our board of directors in December 1997. The plan provides for the issuance of up to 2,608,272 shares of our Class B common stock for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options and other stock-based awards to our officers, employees, directors and consultants.

Under present law, however, since we did not seek stockholder approval of the plan, we may not grant incentive stock options. If an award is cancelled, surrendered, exchanged or terminated, any unissued shares subject to the award become available for future grants.

      We generally make each grant subject to an Option Shareholders Agreement. Under the terms of the agreement, we have a right of first refusal if the option holder wishes to transfer any unregistered shares, or rights to acquire shares, held by the option holder. If our board of directors approves a change in control, as defined in the agreement, or if an employee option holder's employment terminates, we have the option to purchase for their fair market value any unregistered shares or rights to acquire shares. During the time that the option holder is an employee or director of, or a consultant to, Synapse Group, and for one year thereafter, the option holder will not be an officer, director, consultant, employee or owner of, or otherwise render services to or have an ownership or capital interest in, any organization or other enterprise which conducts a credit card marketing business or other business in the United States competitive with that carried on by Synapse Group during that time period, except for a passive investment of less than five percent of the outstanding shares of a publicly traded corporation. The option holders are also required to keep Synapse Group's proprietary information confidential. All provisions, except the non-competition and confidentiality provisions, terminate upon the expiration of a period of time, not to exceed 180 days, after the date we commence this offering, during which we require that the option holder may not exercise, sell or distribute any unregistered shares.

      As of June 30, 2000, shares of nonstatutory stock options to purchase an aggregate of 2,581,977 shares of Class B common stock at a weighted average exercise price of $6.65 per share were outstanding under the plan.

      The board of directors has authorized the Compensation Committee to administer the 1997 Stock Option Plan. The Compensation Committee selects the recipients of awards and determines:

    .  the type of awards to grant;

    . the number of shares of common stock covered by awards and the terms, conditions, restrictions and performance criteria relating to any award;

    . the extent to which, if any, and the circumstances under which, if any, an award may be settled, cancelled, forfeited, exchanged or surrendered; and

    . any adjustments to performance goals in recognition of unusual or non-recurring events affecting Synapse Group or its financial statements.

      The Compensation Committee may also:

    . accelerate the date on which any option granted under the 1997 Stock Option Plan becomes exercisable;

    . waive or amend the operation of provisions of the 1997 Stock Option Plan respecting exercise after termination of employment or otherwise adjust any of the terms of an option;

    . waive any condition imposed by the 1997 Stock Option Plan with respect to any award; and

    . specify whether the option is subject to a reload feature, which provides that the holder of the option shall be granted a new nonstatutory stock option for the number of shares exercised by the option holder.

      Unless the applicable written agreement between Synapse Group and the recipient of the award provides otherwise, an option becomes exercisable as to 100% of the shares it covers on the fourth anniversary of the date of grant and no option becomes exercisable prior to the first anniversary of the date of grant. An option may be exercised for all or any portion of the shares as to which it is exercisable, provided that no partial exercise of an option may be for an aggregate exercise price of less than $1,000.

      1999 Stock Option Plan. Our 1999 Stock Option Plan was adopted by our board of directors in February 1999. The plan provides for the issuance of up to 2,350,392 shares of our Class B common stock.

      As of June 30, 2000, shares of nonstatutory stock options to purchase an aggregate of 1,990,000 shares of Class B common stock at a weighted average exercise price of $9.47 per share were outstanding under the plan.

      We generally make each grant subject to an Option Shareholders Agreement whose terms are generally identical to those described in "--1997 Stock Option Plan."

      Under the terms of their option agreements, as of June 30, 2000, holders of outstanding options granted to purchase an aggregate of 149,500 shares of our common stock at an exercise price of $8.00 per share have a put option. If we have not closed this offering prior to January 1, 2001, each holder of such an option has the right to require us to purchase the option at a net price of $5.00 per share, representing a purchase price of $13.00 per share, minus the exercise price of $8.00 per share. This put option must be exercised between January 2, 2001 and January 31, 2001.

      Other than these differences, the terms of the 1999 Stock Option Plan are identical to those of the 1997 Stock Option Plan.

      2000 Stock Incentive Plan. Our 2000 Stock Incentive Plan was adopted by our board of directors and our stockholders in April 2000. The plan provides for the issuance of up to 5,000,000 shares of our Class B common stock for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards to our officers, employees, directors, consultants and advisors. If an award is cancelled, surrendered, exchanged or terminated, any unissued shares subject to the award become available for future grants. If we were to merge or consolidate with another company, the plan requires that our board of directors provide that all outstanding stock options be assumed by the successor corporation or that equivalent options of the successor corporation be substituted for options outstanding under our plan. If the successor corporation does not agree to assume or substitute for options outstanding under our plan, our board of directors will provide that all unexercised options become exercisable in full prior to the acquisition or, if the acquisition provides for a cash payment for each outstanding share of our stock, that each holder of outstanding options will receive a cash payment for the amount by which the acquisition price exceeds the option exercise price.

      Generally, one quarter of the shares granted under any option under this plan vests on each of the first, second, third and fourth anniversaries of the date the option was granted.

      Our standard stock option agreements require that anyone holding an option under the 2000 Stock Incentive Plan agree not to sell or otherwise dispose of any shares of common stock held by the option holder for 180 days after the registration statement for this offering becomes effective.

      We generally make each grant subject to an Option Shareholders Agreement whose terms are generally identical to those described in "--1997 Stock Option Plan."

      As of June 30, 2000, shares of nonstatutory stock options to purchase an aggregate of 1,372,500 shares of Class B common stock at a weighted average exercise price of $8.00 per share were outstanding under the plan.

      The board of directors has authorized the Compensation Committee to administer the 2000 Stock Incentive Plan. The Compensation Committee selects the recipients of awards and determines:

    .  the type of awards to grant;

    . the number of shares of common stock covered by awards and the terms, conditions and restrictions relating to any award;

    . the extent to which, if any, and the circumstances under which, if any, an award may be forfeited; and

    . adopt, amend and repeal any administrative rules, guidelines and practices relating to the plan as it deems advisable.

      401(k) Plan. Our employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. The plan became effective January 1, 1994. Our employees become eligible after three months of employment and are automatically 100% vested. Our employees may make contributions based on a percentage of their salaries. The maximum employee contribution is 15% of their gross compensation excluding bonuses, up to the statutorily prescribed annual limit. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. In 1999, our discretionary profit sharing contribution to the plan was $409,000.

                  RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

      We have entered into the following transactions with certain of our executive officers, directors and principal stockholders:

Series B Preferred Stock and Class A Warrant Sales

      On January 12, 2000, we sold 5,000,000 shares of our Series B preferred stock for $8.00 per share and warrants to purchase 2,499,999 shares of our Class A common stock for $.00128 per warrant, to a number of individuals and entities. The warrants may be exercised through January 12, 2007 to purchase our Class A common stock for $8.00 per share. The following purchasers of these shares and warrants are our executive officers, directors, principal stockholders, or a member of their immediate family:

                                                                             Total
                         Series B  Total Series B   Warrants to Purchase    Warrant
                         Preferred Preferred Stock the Following Shares of Purchase
Name                       Stock   Purchase Price   Class A Common Stock     Price
----                     --------- --------------- ----------------------- ---------
General Atlantic
 Partners, LLC(1)....... 1,562,500 $12,500,000.00          781,250         $1,000.00
Michael R. Loeb(2)...... 1,535,000  12,280,000.00          767,500            982.40
Campana Limited
 Partnership(3).........   400,000   3,200,000.00          200,000            256.00
Marshall R. Loeb and
 Elizabeth Peggy
 Loeb(4)................   400,000   3,200,000.00          200,000            256.00
Gore Creek Trust(5).....   250,000   2,000,000.00          125,000            160.00
Nancy Peretsman(6)......    31,250     250,000.00           15,625             20.00

--------
(1) Includes 1,289,861 shares purchased by General Atlantic Partners 60, L.P., 272,639 shares purchased by GAP Coinvestment Partners II, L.P., warrants to purchase 644,930 shares purchased by General Atlantic Partners 60 and warrants to purchase 136,320 shares purchased by GAP Coinvestment Partners
     II. The general partner of General Atlantic Partners 60 is General Atlantic Partners, which, along with its affiliates, owns more than 5% of our common stock. The managing members of General Atlantic Partners are also the general partners of GAP Coinvestment Partners II. William E. Ford, one of our directors, is a managing member of General Atlantic Partners and a general partner of GAP Coinvestment Partners II. Mr. Ford disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest therein.
(2) Excludes shares and warrants purchased by Marshall R. Loeb and Elizabeth Peggy Loeb, Mr. Loeb's parents, of which Mr. Loeb disclaims beneficial ownership. Mr. Loeb is our Chairman, President and Chief Executive Officer and a director and one of our principal stockholders.
(3) Stuart Bell is president of BF Partners, LLC, the general partner of Campana Limited Partnership. Mr. Bell was a director of Synapse Group from February 1999 through May 25, 2000.
(4) Marshall R. Loeb and Elizabeth Peggy Loeb are the parents of Michael Loeb, our Chairman, President and Chief Executive Officer, and a director and one of our principal stockholders. These shares and warrants have since been transferred into Grantor Retained Annuity Trusts set up by Mr. and Mrs. Loeb.
(5) The wife and children of N.J. Nicholas, Jr., one of our directors, are the beneficiaries of the Gore Creek Trust, in which Mr. Nicholas disclaims beneficial ownership. These figures exclude shares and warrants purchased by GAP Coinvestment Partners II, of which the Gore Creek Trust is a limited partner, in which Mr. Nicholas disclaims beneficial ownership except to the extent of his pecuniary interest in that entity.
(6) Ms. Peretsman is one of our directors. These figures exclude shares and warrants purchased by Allen & Company, her employer, in which she disclaims beneficial ownership except to the extent of her indirect pecuniary interest in that entity.

Option Grants to Directors

      We issued to each of Messrs. Braddock, Ford and Nicholas in February 1999 and to Ms. Peretsman in April 1999 options to purchase 35,000 shares of our Class B common stock at a per share exercise price of $8.00 under our 1999 Stock Option Plan. These options vest over three years at the rate of one-third of the shares on each anniversary of the grant. For more information on these plans, see "Management--Benefit Plans--1997 Stock Option Plan" or "--Benefit Plans--1999 Stock Option Plan." Ms. Peretsman is not bound by the non-competition provision in the Option Shareholders Agreement described in "Management--Benefit Plans--1997 Stock Option Plan."

Loeb Loans and Conversion to Series B Preferred Stock

      Between August 1998 and December 1999, Michael Loeb, our Chairman, President and Chief Executive Officer and a director and one of our principal stockholders, made several loans to Synapse Group, aggregating $13 million in principal.

      On January 12, 2000, we entered into a Loan Exchange Agreement with Mr. Loeb, whereby we agreed $12.0 million of the total outstanding principal and $280,000 of the total outstanding interest and any penalties would be satisfied in full, and the applicable notes would be cancelled, in exchange and as consideration for our issuance of 1,535,000 shares of Series B preferred stock to Mr. Loeb, pursuant to the Stock and Warrant Purchase Agreement, also dated January 12, 2000. The remaining $1.0 million in principal and $493,000 in outstanding interest was repaid to Mr. Loeb on January 12, 2000 and was immediately reborrowed as part of the principal under the $10 million loan from Mr. Loeb described under "--Walker Credit Facility and Affiliate Loan and Purchase of Stock by Lender."

      Also under the Stock and Warrant Purchase Agreement, Mr. Loeb paid us $982.40 to purchase a warrant to purchase 767,500 shares of our Class A common stock.

Walker Credit Facility and Affiliate Loan and Purchase of Stock by Lender

      In January 2000, we entered into a term loan facility with Mr. Walker. This new facility, which matures on April 7, 2001, provides for a term loan of up to $25 million, which requires payments of interest alone every 90 days. We borrowed the full $25 million of the new facility on January 12, 2000 in connection with the repayment of our prior credit facility with NationsBank, N.A. The obligations outstanding under the new facility bears interest initially at the 3 month LIBOR rate, which as of June 30, 2000 was 6.77%, plus 275 basis points per annum, but the rate shall increase by an additional 200 basis points if the loan is not repaid by October 1, 2000, and additional increases of 25 basis points for each three month period thereafter that the loan remains outstanding, up to a cap of an additional 100 basis points. Our subsidiaries are not parties to, nor are they liable for, the loan.

      The new facility is unsecured, but required the payment of a $250,000 commitment fee to the lender and requires an additional fee payment, payable on October 1, 2000, equal to 2.0% of the outstanding balance on that date. In addition, the new facility requires us to issue the lender warrants to purchase 0.75% of our fully-diluted equity securities, at an exercise price of $0.01 per share, on each of January 1, 2001 and April 1, 2001, if any obligations remain outstanding under the new facility. The new credit facility does not contain any financial covenants.

      On February 1, 2000, Mr. Walker assigned his rights and obligations under this facility to Arena Capital Investment Fund. On March 20, 2000, Arena SG Holdings, an affiliate of Arena Capital Investment Fund, purchased from Mr. Walker 1,250,000 shares of our Class B common stock for $8.00 per share and an option to purchase an additional 625,000 shares of our Class B common stock for an exercise price of $8.00 per share.

      In connection with the repayment of the NationsBank credit facility, we also entered into a $10 million revolving promissory note with Mr. Loeb, pursuant to which we can obtain advances prior to the maturity date. The obligations outstanding under the new note are unsecured, accrue interest at the per annum rate of the prime rate, which as of June 30, 2000 was 9.5%, plus 100 basis points, and become due and payable on April 7, 2001. As of June 30, 2000, there was no outstanding balance under this revolving note.

Business Relationship with priceline.com

      In January, 1999 we launched a campaign with priceline.com to acquire subscribers at the time priceline.com's consumers submit an offer for airline tickets or other services. The priceline.com customer can increase the monetary value of his offer at no additional cost by accepting a trial magazine subscription. We pay priceline.com a fee for each new customer acquired through this channel. We cannot yet estimate the amount of this aggregate fee in year ending December 2000, although we expect that it will represent less than five percent of our or priceline.com's consolidated gross revenues for 1999.

      In December 1999, we entered into an agreement with Priceline WebHouse Club, an independent licensee of priceline.com. We offer to customers of Priceline WebHouse Club trial subscriptions for magazines and we pay Priceline WebHouse Club a fee for each new customer acquired through this channel. We cannot yet estimate the amount of this transaction for the year ending December 2000, although we expect that it will represent less than five percent of our or priceline's consolidated gross revenues for 1999.

      Jay Walker, one of our founders and a director, is Vice Chairman of priceline.com and owns more than ten percent of the outstanding shares of common stock of priceline.com. William E. Ford, also one of our directors, is a director of priceline.com and a Managing Member of General Atlantic Partners. Partnerships affiliated with General Atlantic Partners own more than ten percent of the outstanding shares of common stock of priceline.com. Richard S. Braddock, one of our directors, is the Chairman and Chief Executive Officer of priceline.com. Nancy B. Peretsman and N.J. Nicholas, Jr., members of our board of directors, are directors of priceline.com. Marshall Loeb, father of our Chairman, President and Chief Executive Officer Michael Loeb, is a director of priceline.com.

Business Relationship with Edgewater

      In June 1999, we entered into an agreement with Edgewater Technology, Inc. Under this agreement, Edgewater provides us with a number of information technology services. We paid them approximately $9 million for services in the year ended December 1999. In March 2000, Michael Loeb became a director of Edgewater Technology.

Consulting Agreement with a Former Director

      We entered into a Consulting Agreement with Stuart Bell, a former director, dated as of December 31, 1999, which provided that he would be paid a fee for consulting services provided from 1996 through 1999. The fee was $3,453,400 and was to be paid in cash on the earlier of January 31, 2001 or within 90 days of this offering. On January 19, 2000, we amended the Consulting Agreement to provide that the fee would instead be the combination of $1,314,900 and 350,000 shares of our Class B common stock. The stock was delivered after January 19, and the cash will be paid in accordance with the agreement.

Forgiveness of Loan

      Under the terms of an Employment Agreement, dated July 20, 1998, with Kevin Manion, our former chief financial officer, we loaned Mr. Manion $150,000, at an interest rate of 8% per year. Mr. Manion executed a Commercial Promissory Note, dated May 4, 1999, which provided that he would be required to repay $50,000 per year, starting March 15, 2002. Under the terms of a Settlement Agreement, dated October 27,

1999, between us and Mr. Manion following the termination of his employment, we forgave the unpaid principal and interest under the Commercial Promissory Note effective on January 3, 2000.

Relationship with Industry Analysts

      Veronis, Suhler & Associates, Inc. provides analyses of the communications, media, publishing, broadcasting, interactive digital media and information industries. We have referred to their studies in this prospectus. John J. Veronis, the chairman and co-chief executive of Veronis, Suhler & Associates, and John S. Suhler, president and co-chief executive of Veronis, Suhler & Associates, were our stockholders from December 1, 1993 through March 9, 1998. Lawrence M. Crutcher, the managing director of Veronis, Suhler & Associates, was one of our stockholders from December 1, 1993 through September 26, 1997, when he transferred his shares to the Crutcher Family Trust. The Crutcher Family Trust sold its shares on March 9, 1998.

Sale of Stock to Director

      In June 2000, we sold 62,500 shares of our Class B common stock to Richard S. Braddock, one of our directors, for $8.00 per share. At that time we granted Mr. Braddock certain registration rights with respect to those shares.

Series C Preferred Stock Sale

      In June 2000, we sold 3,125,000 shares of our Series C preferred stock to NSSI Holdings, an indirect subsidiary of Time, for $8.00 per share. On the same date, Jay Walker sold 6,875,000 shares of our Class A common stock and Class B common stock held by him to NSSI Holdings for $8.00 per share. In addition, we entered into an agreement which allocates between us and Mr. Walker the indemnification obligations owed to NSSI Holdings and its affiliates for losses arising from breaches of certain representations and warranties made in the stock purchase agreement we entered into with NSSI Holdings.

      Under the terms of the Second Amended and Restated Stockholders Agreement dated June 23, 2000, between the closing of this offering and June 30, 2002, NSSI Holdings and its affiliates have agreed that they will not hold more than the greater of 30% of our issued and outstanding common stock or that proportion of our issued and outstanding common stock held by NSSI Holdings upon the closing of this offering. This restriction automatically terminates once one or more stockholders who are parties to the agreement sell to an unaffiliated third party an aggregate of 30% of our issued and outstanding common stock within any six month period. The restriction also automatically terminates if we receive and accept a binding written offer from NSSI Holdings to acquire all of our issued and outstanding stock or assets and such acquisition is consummated within 90 days of the date of the offer letter. In addition, our board of directors may, in its sole discretion, waive this restriction.

      Also under the terms of the Second Amended and Restated Stockholders Agreement, while NSSI Holdings is bound by the restriction described in the previous paragraph, Mr. Loeb and his affiliates must give NSSI Holdings seven business days notice of any proposed sale of an aggregate of 3% of our issued and outstanding common stock within any six month period. In addition, Mr. Loeb and his affiliates must give NSSI Holdings seven business days notice of any proposed sale or multiple sales of an aggregate of 5% of our issued and outstanding common stock and NSSI Holdings will have the right to negotiate with Mr. Loeb and his affiliates and, if they agree on terms, to purchase the shares proposed for sale.

      The Second Amended and Restated Stockholders Agreement also requires General Atlantic Partners and its affiliates to give NSSI Holdings five business days notice of any proposed sale or multiple sales, with certain exceptions, of an aggregate of 5% of our issued and outstanding common stock and NSSI Holdings will have the right to negotiate with General Atlantic Partners and its affiliates and, if they agree on terms, to purchase the shares proposed for sale.

      In addition, under the Second Amended and Restated Stockholders Agreement, for as long as NSSI Holdings and its affiliates own at least 3% of our outstanding common stock, as measured on a fully diluted basis, NSSI Holdings will have the right to designate a representative to be nominated as a management nominee to our board of directors. If NSSI Holdings does not designate a nominee or its nominee is not elected to our board of directors, it may instead appoint an observer to attend meetings of our board of directors.

      Upon the termination of the Second Amended and Restated Stockholders Agreement on the closing of this offering, NSSI Holdings will have similar rights to designate a board member or an observer which survive the closing of this offering, pursuant to the Stock Purchase Agreement dated May 17, 2000. Under the Stock Purchase Agreement, for as long as NSSI Holdings and/or any affiliate owns at least 3% of our outstanding common stock, as measured on a fully diluted basis, NSSI Holdings will have the right to designate a representative to be nominated as a management nominee to our board of directors. If NSSI Holdings does not designate a nominee or its nominee is not elected to our board of directors, it may instead appoint an observer to attend meetings of our board of directors and receive all written materials made available to directors.

Business Relationship With Time

      In June 2000, we entered into an agreement with Time under which we obtained authorization to sell specific premier Time publications, including People Weekly, Sports Illustrated and Time magazines, over the next four years. During the term of this agreement, we guaranteed that we will generate certain minimum subscription volumes for the Time publications specified in the agreement which are offered on inbound telephone calls to our affinity marketing partners. We have made specific guarantees with respect to certain magazine titles on an individual and/or group basis. If we fail to meet any of the guaranteed amounts, after the application against any shortfall of certain excess subscription volume from other magazines and certain reductions of guaranteed amounts in the event our total subscription volume on inbound telephone calls is below certain specified levels, we will be required to pay Time a fee for each subscription that we fail to generate. If we were to sell none of the specified Time publications during the first year of the agreement, the fee would be approximately $13 million. This annual amount increases in subsequent years under the agreement. In addition, Time has the right to terminate the agreement if we fail to reach at least 60% of any annual aggregate guaranteed amounts. Additionally, with certain exceptions, Time and its subsidiaries have agreed that they will not operate programs which would offer magazine subscriptions on inbound telephone calls to catalog call centers through June 30, 2004. The agreement contains a covenant that prohibits us from selling subscriptions to Time publications on the Internet without Time's specific prior written consent.

Business Relationship with Allen & Company

      Allen & Company provided investment banking services to us in connection with the transaction with NSSI Holdings and Time, for which they received a fee of $750,000. We and Jay Walker also agreed to indemnify Allen & Company for losses arising from the engagement, except for losses finally judged to have resulted from Allen & Company's bad faith or gross negligence. Allen & Company is a stockholder in Synapse Group and one of the underwriters of this offering. Nancy Peretsman, one of our directors, is a Managing Director and Executive Vice President of Allen & Company.

Loan to Gift Services

      In March 2000, we agreed to lend up to $2.5 million to Gift Services pursuant to the terms of a revolving promissory note issued by Gift Services. As of June 2000, there was no balance outstanding on this note.

Policy on Future Transactions

      We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board of directors, including a majority of the independent and disinterested non-executive directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of any class of our stock as of June 30, 2000, and as adjusted to reflect the sale of the shares offered hereby, by:

    . each stockholder known by us to be the beneficial owner of more than 5% of any class of our stock;

    .  each of our directors;

    .  each executive officer named in the Summary Compensation Table; and

    .  all of our executive officers and directors as a group.

      Unless otherwise indicated, the address for each stockholder listed is in care of Synapse Group, Inc., 4 High Ridge Park, Stamford, CT 06905-1325. Except as otherwise indicated, to our knowledge, each of the persons named in this table has sole voting power, or shares sole power with his or her spouse, with respect to all the shares indicated.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. For purposes of calculating the percentage beneficially owned after the offering, the number of shares deemed outstanding includes: (a)
all shares deemed to be outstanding before the offering and (b)     shares
being sold in the offering, assuming no exercise of the underwriters' over-allotment option.

      In computing the number of shares beneficially owned by a person and the percentage ownership by that person, shares of common stock which that person could purchase by exercising outstanding common stock options prior to August 29, 2000, are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                 Series A     Series B     Series C
                                                                                Preferred    Preferred    Preferred
                                                         Common Stock (1)         Stock        Stock        Stock
                                                     ------------------------- ------------ ------------ ------------
                                                       Percent
                                        Amount and   Beneficially   Percent
                                         Nature of   Owned Before Beneficially   Percent      Percent      Percent
Name of                                 Beneficial       the      Owned After  Beneficially Beneficially Beneficially
Beneficial Owner     Title of Class      Ownership   Offering (1) the Offering  Owned (2)    Owned (3)    Owned (4)
----------------  -------------------- ------------- ------------ ------------ ------------ ------------ ------------
Michael R. Loeb   Common Stock (6)     14,773,556.00    43.68%           %
                  Series A              2,591,178.24                              100.00%
                  Preferred Stock (7)
                  Series B              1,535,000.00                                           30.70%
                  Preferred Stock (8)
NSSI Holdings     Common Stock          6,875,000.00    20.96
Inc. (9)
                  Series C              3,125,000.00                                                        100.00%
                  Preferred Stock
William E. Ford   Common Stock (10)     5,880,521.00    17.50
                  Series A              2,591,178.24                              100.00
                  Preferred Stock (11)
                  Series B              1,562,500.00                                           31.25
                  Preferred Stock (12)
Entities          Common Stock (13)     5,868,854.00    17.48
affiliated with
General Atlantic
Partners, LLC
                  Series A              2,591,178.24                              100.00
                  Preferred Stock (14)
                  Series B              1,562,500.00                                           31.25
                  Preferred Stock (15)
Jay S. Walker     Common Stock (16)     3,757,760.42    11.46
                  Series A              2,591,178.24                              100.00
                  Preferred Stock (17)
The Loeb Family   Common Stock          2,700,000.00     8.23
Limited
Partnership (18)
Campana Limited   Common Stock (19)       550,000.00     1.67
Partnership
                  Series B                400,000.00                                            8.00
                  Preferred Stock (20)
Arena SG          Common Stock (21)     1,875,000.00     5.72
Holdings, LLC
N.J. Nicholas,    Common Stock (22)       136,667.00        *
Jr.
                  Series B                250,000.00                                            5.00
                  Preferred Stock (23)
Gore Creek Trust  Common Stock (24)       125,000.00        *
                  Series B                250,000.00                                            5.00
                  Preferred Stock (25)
Nancy B.          Common Stock (26)        74,167.00        *
Peretsman
                  Series B                125,000.00                                            2.50
                  Preferred Stock (27)
Richard S.        Common Stock (28)        74,167.00        *           *
Braddock
Richard I. Vogel  Common Stock (29)       106,651.00        *           *
Jonathan E.       Common Stock (30)       103,770.00        *           *
Ellenthal
John F. Rovegno   Common Stock (31)        71,409.00        *           *
Kevin Manion      Common Stock (32)        34,979.58        *           *
Executive         Common Stock (33)    25,018,648.00    71.23
officers and
directors as a
group (12
persons,
including one
former executive
officer)
                  Series A              2,591,178.24                              100.00
                  Preferred Stock
                  Series B              3,472,500.00                                           69.45
                  Preferred Stock
                          Aggregate
                      Voting Power (5)
                  -------------------------
                    Percent      Percent
                  Beneficially Beneficially
Name of           Owned Before Owned After
Beneficial Owner  the Offering the Offering
----------------  ------------ ------------
Michael R. Loeb      42.44%           %


NSSI Holdings        22.98
Inc. (9)

William E. Ford      22.64


Entities             22.62
affiliated with
General Atlantic
Partners, LLC


Jay S. Walker        14.59

The Loeb Family       6.20
Limited
Partnership (18)
Campana Limited       2.17
Partnership

Arena SG              4.31
Holdings, LLC
N.J. Nicholas,           *
Jr.

Gore Creek Trust         *

Nancy B.                 *
Peretsman

Richard S.               *           *
Braddock
Richard I. Vogel         *           *
Jonathan E.              *           *
Ellenthal
John F. Rovegno          *           *
Kevin Manion             *           *
Executive            67.81
officers and
directors as a
group (12
persons,
including one
former executive
officer)



                                                   (footnotes on following page)

--------
  * Less than 1%.
 (1) Based on 32,802,228 shares outstanding as of June 30, 2000.
 (2) Based on 2,591,178.24 shares outstanding as of June 30, 2000.
 (3) Based on 5,000,000 shares outstanding as of June 30, 2000.
 (4) Based on 3,125,000 shares outstanding as of June 30, 2000.
 (5) Reflects that each outstanding share of preferred stock has one vote based on the conversion ratios in effect on June 30, 2000.
 (6) Excludes 200,000 shares issuable upon exercise of warrants held by Grantor Retained Annuity Trusts set up by Marshall R. Loeb and Elizabeth Peggy Loeb, Mr. Loeb's parents. Also excludes 655,752 shares held by Margaret Loeb, Mr. Loeb's sister. Includes 8,928,014 shares owned and 767,500 shares issuable upon exercise of warrants held by Mr. Loeb. Also includes 250,000 shares issuable upon the exercise of options exercisable within 60 days after June 30, 2000. Includes 2,128,042 shares held in trust for Mr. Loeb's children of which Mr. Loeb disclaims beneficial ownership. Includes 2,700,000 shares held by The Loeb Family Limited Partnership, of which Mr.
     Loeb is a general partner. Excludes     shares, determined by a formula
     based on the valuation of Synapse Group upon the closing of its initial public offering, which Mr. Loeb and certain trusts which benefit his children have the right to purchase from Mr. Walker within 30 days after the closing of this offering, pursuant to a Stock Option Agreement dated
     as of September 1, 1998. Excludes     shares which Margaret Loeb has the
     right to purchase from Mr. Walker pursuant to the Stock Option Agreement.
 (7) Represents 2,093,064.60 shares held by General Atlantic Partners 49, L.P. and 498,113.64 shares held by GAP Coinvestment Partners, L.P. over which Mr. Loeb shares voting power with Mr. Walker under the terms of an Amended and Restated Stockholders Agreement dated January 12, 2000. Such voting power terminates on the earlier of the closing of this offering or September 9, 2000.
 (8) Represents shares owned directly by Mr. Loeb.
 (9) All shares are held directly by NSSI Holdings Inc. Its address is c/o Time Inc., 1271 Avenue of the Americas, New York, NY 10020.
(10) Includes 4,167,267.12 shares held by General Atlantic Partners 46, warrants to purchase 644,930 shares held by General Atlantic Partners 60, 920,336.88 shares held by GAP Coinvestment Partners and warrants to purchase 136,320 shares held by GAP Coinvestment Partners II. Mr. Ford, one of our directors, is a managing member of General Atlantic Partners and a general partner of each of GAP Coinvestment Partners and GAP Coinvestment Partners II. General Atlantic Partners is the general partner of General Atlantic Partners 46 and General Atlantic Partners 60. The managing members of General Atlantic Partners are also the general partners of each of GAP Coinvestment Partners and GAP Coinvestment Partners II. Mr. Ford disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest therein. Also includes 11,667 shares issuable to Mr. Ford upon the exercise of options exercisable within 60 days after June 30, 2000. Mr. Ford's address is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830.
(11) Represents 2,093,064.60 shares held by General Atlantic Partners 49 and 498,113.64 shares held by GAP Coinvestment Partners. Mr. Ford, one of our directors, is a managing member of General Atlantic Partners and a general partner of GAP Coinvestment Partners. General Atlantic Partners is the general partner of General Atlantic Partners 49. The managing members of General Atlantic Partners are also the general partners of GAP Coinvestment Partners. Mr. Ford disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest therein.
(12) Represents 1,289,861 shares held by General Atlantic Partners 60 and 272,639 shares held by GAP Coinvestment Partners II. Mr. Ford, one of our directors, is a managing member of General Atlantic Partners and a general partner of GAP Coinvestment Partners II. General Atlantic Partners is the general partner of General Atlantic Partners 60. The managing members of General Atlantic Partners are also the general partners of GAP Coinvestment Partners II. Mr. Ford disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest therein.

                                         (footnotes continued on following page)

(13) Represents 4,167,267.12 shares held by General Atlantic Partners 46, warrants to purchase 644,930 shares held by General Atlantic Partners 60, 920,336.88 shares held by GAP Coinvestment Partners and warrants to purchase 136,320 shares held by GAP Coinvestment Partners II. Mr. Ford, one of our directors, is a managing member of General Atlantic Partners and a general partner of each of GAP Coinvestment Partners and GAP Coinvestment Partners II. General Atlantic Partners is the general partner of General Atlantic Partners 46 and General Atlantic Partners 60. The managing members of General Atlantic Partners are also the general partners of each of GAP Coinvestment Partners and GAP Coinvestment
     Partners II. Mr. Ford disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest therein. The address of each of these entities is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830.
(14) Represents 2,093,064.60 shares held by General Atlantic Partners 49 and 498,113.64 shares held by GAP Coinvestment Partners. Mr. Ford, one of our directors, is a managing member of General Atlantic Partners and a general partner of GAP Coinvestment Partners. General Atlantic Partners is the general partner of General Atlantic Partners 49. The managing members of General Atlantic Partners are also the general partners of GAP
     Coinvestment Partners. Mr. Ford disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest therein.
(15) Represents 1,289,861 shares held by General Atlantic Partners 60 and 272,639 shares held by GAP Coinvestment Partners II. Mr. Ford, one of our directors, is a managing member of General Atlantic Partners and a general partner of GAP Coinvestment Partners II. General Atlantic Partners is the general partner of General Atlantic Partners 60. The managing members of General Atlantic Partners are also the general partners of GAP
     Coinvestment Partners II. Mr. Ford disclaims beneficial ownership of all these securities except to the extent of his pecuniary interest therein.
(16) Includes 1,724,192.42 shares held directly by Mr. Walker and 1,480,968 shares held by the Jay Walker Irrevocable Credit Trust. Also includes 552,600 shares held by Andre Jaeckle which Mr. Walker has an option to purchase under the terms of the Walker and Jaeckle Shareholder Agreement dated as of August 1, 1994 between Mr. Walker, Mr. Jaeckle and NewSub Services, the predecessor to Synapse Group. Mr. Walker's address is c/o
     JSW Resources, One High Ridge Park, Stamford, CT 06905.
(17) Represents 2,093,064.60 shares held by General Atlantic Partners 49 and 498,113.64 shares held by GAP Coinvestment Partners, over which Mr. Walker shares voting power with Michael Loeb under the terms of an Amended and Restated Stockholders Agreement dated January 12, 2000. Such voting power terminates on the earlier of the closing of this offering or September 9, 2000.
(18) Mr. Loeb is a general partner of The Loeb Family Limited Partnership, whose address is c/o Harry E. Peden III, Esq., Whitman Breed Abbott & Morgan LLP, 100 Field Point Road, Greenwich, CT 06830.
(19) Represents 350,000 shares held directly and 200,000 shares issuable upon exercise of warrants held by Campana Limited Partnership. Campana Limited Partnership's address is c/o Stuart Bell, Webloyalty.com, 101 Merrit 7, Norwalk, CT 06851.
(20) All shares are held directly by Campana Limited Partnership.
(21) Includes 1,250,000 shares held directly by Arena SG Holdings. Also includes 625,000 shares held by Mr. Walker which Arena SG Holdings has an option to purchase from Mr. Walker. Arena SG Holdings' address is c/o
     Arena Capital Investment Fund, LP, 540 Madison Avenue, 25th Floor, New York, New York 10022.
(22) Includes 125,000 shares issuable upon exercise of warrants held by Gore Creek Trust for the benefit of the wife and children of Mr. Nicholas. Mr. Nicholas disclaims beneficial ownership of any holdings of the Gore Creek Trust. Also includes 11,667 shares issuable upon the exercise of options held by Mr. Nicholas exercisable within 60 days after June 30, 2000. Mr. Nicholas' address is 45 West 67 Street, Suite 19F, New York, MY 10023.
(23) Represents 250,000 shares owned by Gore Creek Trust for the benefit of the wife and children of Mr. Nicholas. Mr. Nicholas disclaims beneficial ownership of any holdings of the Gore Creek Trust.
(24) Represents 125,000 shares issuable upon exercise of warrants held by Gore Creek Trust for the benefit of the wife and children of Mr. Nicholas. Mr. Nicholas disclaims beneficial ownership of any holdings of the Gore Creek Trust. Core Creek Trust's address is c/o The Bollard Group, One Joy
     Street, Boston, MA 02108.
                                         (footnotes continued on following page)

(25) Represents 250,000 shares owned by Gore Creek Trust for the benefit of the wife and children of Mr. Nicholas. Mr. Nicholas disclaims beneficial ownership of any holdings of the Gore Creek Trust.
(26) Includes 15,625 shares issuable upon exercise of warrants held by Ms. Peretsman and 11,667 shares issuable upon the exercise of options exercisable within 60 days after June 30, 2000. Also includes 46,875 shares issuable upon exercise of warrants held by Allen & Company, of which Ms. Peretsman is a Managing Director and Executive Vice President. Ms. Peretsman expressly disclaims beneficial ownership of any holdings of Allen & Company except to the extent of her indirect pecuniary interest in Allen & Company. Ms. Peretsman's address is c/o Allen & Company Incorporated, 711 Fifth Avenue, 9th Floor, New York, NY 10022.
(27) Includes 31,250 shares owned directly by Ms. Peretsman. Also includes 93,750 shares owned by Allen & Company, of which Ms. Peretsman is a Managing Director and Executive Vice President. Ms. Peretsman expressly disclaims beneficial ownership of any holdings of Allen & Company except to the extent of her indirect pecuniary interest in Allen & Company.
(28) Represents 62,500 shares owned directly by Mr. Braddock and 11,667 shares issuable upon the exercise of options exercisable within 60 days after June 30, 2000. Mr. Braddock's address is c/o priceline.com Incorporated, 800 Connecticut, Norwalk, CT 06854.
(29) Represents 27,500 shares issuable upon the exercise of options exercisable within 60 days after June 30, 2000 and 79,151 shares issuable upon the exercise of options which vest upon the closing of the offering.
(30) Represents 25,000 shares issuable upon the exercise of options exercisable within 60 days after June 30, 2000 and 78,770 shares issuable upon the exercise of options which vest upon the closing of the offering.
(31) Represents 11,250 shares issuable upon the exercise of options exercisable within 60 days after June 30, 2000 and 60,159 shares issuable upon the exercise of options which vest upon the closing of the offering.
(32) Mr. Manion's address is 4 Minuteman Hill, Westport, CT 06880.
(33) Includes 22,698,900 shares outstanding, 1,736,250 shares issuable upon exercise of warrants, 365,418 shares issuable upon the exercise of options exercisable within 60 days after June 30, 2000 and 218,080 shares issuable upon the exercise of options which vest upon the closing of the offering, all of which are attributable to our directors and executive officers.

                          DESCRIPTION OF CAPITAL STOCK

General

      After this offering, our authorized capital stock will consist of
million shares of common stock, $.001 par value per share, and    million
shares of preferred stock, $.001 par value per share, of which 2,600,000 shares are Series A convertible preferred stock, 5,000,000 shares are Series B convertible preferred stock and 3,125,000 shares are Series C convertible preferred stock. As of June 30, 2000, there were outstanding:

    . 7,368,000 shares of Class A voting common stock held by five stockholders of record;

    . 25,434,228 shares of Class B non-voting common stock held by 21 stockholders of record;

    . 2,591,178.24 shares of Series A convertible preferred stock held by two stockholders of record;

    . 5,000,000 shares of Series B convertible preferred stock held by 21 stockholders of record;

    . 3,125,000 shares of Series C convertible preferred stock held by one stockholder of record;

    . options to purchase an aggregate of 5,944,477 shares of Class B non-voting common stock; and

    . warrants to purchase an aggregate of 2,499,999 shares of Class A voting common stock.

      Upon the closing of the offering, all outstanding shares of Class B non-voting common stock will convert into 25,434,228 shares of common stock with voting rights. Our outstanding preferred stock will be automatically converted into common stock upon the closing of this offering only if the price of the common stock sold in this offering is at least $11.58 per share in order for the Series A preferred stock to be converted, or $12.00 per share for the Series B and Series C preferred stock to be converted, and the aggregate gross proceeds payable to us from this offering is at least $20 million. Otherwise, all outstanding shares of our preferred stock will remain outstanding unless and until the holders of any shares of preferred stock elect to convert their shares into common stock. The following is a summary of the material features of our capital stock. The summary is not intended to be complete and is qualified by reference to the provisions of applicable law, to our restated certificate of incorporation and our by-laws and to our amended and restated certificate of incorporation and amended and restated by-laws to be effective after the closing of the offering, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

      Of the    million shares of common stock authorized, 58 million shares are currently designated as Class A common and 37 million shares are designated as Class B common. Class A common has voting privileges, while Class B common does not. Each share of Class B common will automatically convert into one share of Class A common stock upon the earlier of the date when we commence the offering or June 30, 2001. Therefore, upon the commencement of the offering, million shares of common stock will be authorized, all of which will have voting rights.

      Under both our current restated certificate of incorporation, taking into account Delaware corporate law, and our amended and restated certificate of incorporation, which will be effective after the closing of the offering, holders of our common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election at any time after the closing of this offering. Holders of common stock will be entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Synapse Group, holders of common stock will be entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any then outstanding preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights. No sinking fund provisions apply to our common stock. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

      Generally. Holders of our outstanding convertible preferred stock have certain rights under both our current restated certificate of incorporation and our amended and restated certificate of incorporation, which describe the terms of the preferred stock, and under various agreements between these stockholders and us, which provide, among other things, for restrictions on the transfer of shares, rights to purchase a portion of new stock issuances and the granting to certain stockholders the right to designate a representative to our board of directors. As discussed more fully below, our outstanding preferred stock will be automatically converted into common stock upon the closing of this offering if the price of the common stock sold in this offering is at least $11.58 per share for the Series A preferred stock to be converted, or $12.00 per share for the Series B and Series C preferred stock to be converted, and the aggregate gross proceeds payable to us from this offering is at least $20 million. If both of these conditions are met, we will amend and restate our certificate of incorporation to remove these preferred stock terms. If these conditions are not met, the preferred stock will remain issued and outstanding after the closing of this offering. However, in both cases, the stockholder agreements will automatically terminate upon the closing of this offering, except for certain provisions which will continue to be effective with respect to certain of our stockholders.

      Of the    million shares of preferred stock authorized, 2.6 million
shares are currently designated as Series A preferred stock, 5.0 million shares are currently designated as Series B preferred stock, 3.125 million shares are currently designated as Series C preferred stock and the rest are undesignated. Because of the expected price range for this offering, we expect that those shares of Series A, Series B and Series C preferred stock which were outstanding at the closing of this offering will remain outstanding unless and until the holders of those shares decide to convert the shares into common stock.

      Terms of Outstanding Preferred Stock. Each share of outstanding preferred stock is entitled to that number of votes equal to the number of whole shares of common stock into which it is convertible. The preferred stock votes with the common stock on all matters except as otherwise required by law.

      Holders of preferred stock are entitled to a dividend at least equal to the product of any dividend amount set aside for or paid on the common stock during that fiscal year and the number of shares of common stock into which such preferred stock is convertible.

      In addition, upon a voluntary or involuntary liquidation, dissolution or winding up of Synapse Group, holders of preferred stock are entitled to be paid before holders of common stock. In these circumstances, holders of preferred stock are entitled to receive a liquidation preference of the per share price of such preferred stock plus any declared but unpaid dividends on such shares. The per share price of the Series A preferred stock is $7.72 per share, and the per share price of the Series B and Series C preferred stock is $8.00 per share. If our assets at the time of such voluntary or involuntary liquidation, dissolution or winding up are not sufficient to pay the liquidation preferences of all of the outstanding preferred stock, those assets will be distributed to the holders of the preferred stock on a pro rata basis, and holders of common stock will receive no distribution. If our assets are sufficient to pay the liquidation preferences of all of the outstanding preferred stock, upon payment of such liquidation preference, any remaining assets will be distributed to the holders of the common stock.

      The preferred stock is not redeemable.

      Preferred stock may be converted into common stock at any time upon a holder's request. A holder of preferred stock who converts such preferred stock is entitled to that number of shares of common stock equal to the product of the number of shares of preferred stock being converted multiplied by the quotient of the liquidation preference of such preferred stock divided by its conversion price, which is one-to-one as of June 30, 2000.

      Upon the occurrence of certain significant transactions, holders of a majority of the outstanding shares of each series of preferred stock may elect to have all outstanding shares of that series of preferred stock automatically converted into a payment equal to the liquidation preference for that series. Such liquidation preference will be paid, to the extent funds are legally available, in the form of the consideration received by the holders of the common stock in such transaction. These significant transactions are defined as the merger or consolidation of Synapse Group into another entity, the merger or consolidation of another entity into Synapse Group, or a tender offer or other business combination transaction involving Synapse Group, which results in the stockholders of Synapse Group prior to such merger, consolidation, tender offer or other transaction not retaining at least a majority of the voting power of the surviving entity, or the voluntary sale, conveyance, exchange or transfer to another entity of all or substantially all of the assets of Synapse Group. If holders of a majority of each series of preferred stock waive their right to this automatic conversion payment, Synapse Group must deliver to each holder a written statement stating that the holder has the right to convert its shares into the kind and amount of shares of stock or other securities, property or cash to be delivered in such transaction to a holder of the number of shares of common stock into which such preferred stock could have been converted, and we must provide that the agreement relating to such significant transaction describes this right.

      Shares of each series of preferred stock will be automatically converted, at the applicable conversion prices, into common stock upon the closing of this offering if the price of the common stock sold in this offering is at least $11.58 per share for the Series A preferred stock to be converted, or $12.00 per share for the Series B and Series C preferred stock to be converted, and the aggregate gross proceeds payable to us is at least $20 million. This means that, assuming the satisfaction of the second condition, if the common stock being sold in this offering is sold for at least $11.58 per share, the Series A preferred stock will automatically be converted into common stock, and if the common stock being sold in this offering is sold for at least $12.00 per share, the Series B and C preferred stock, as well as the Series A preferred stock, would automatically be converted into common stock.

      The conversion price of each series of preferred stock is determined by dividing the original purchase price of such series, which was $7.72 per share for the Series A preferred stock and $8.00 per share for the Series B and C preferred stock, by the then-effective conversion price for such series. The conversion price for each series of preferred stock is subject to adjustment upon any stock dividend, note, distribution or rights to subscribe for additional securities paid or given to holders of the common stock or upon any subdivision, combination, or reclassification of the common stock.

      In addition, the conversion price is subject to other adjustments. The conversion price of the Series A preferred stock is subject to a "weighted average" adjustment if we issue new securities, other than certain specified securities, for less than the conversion price of the Series A preferred stock. In this case, the conversion price of the Series A preferred stock would be adjusted downward to reflect the relative amount of new securities issued and the amount by which the purchase price of those new securities is less than the Series A preferred stock conversion price. By contrast, the conversion price of the Series B and C preferred stock is subject to a "full ratchet" adjustment if we issue new securities, other than certain specified securities, for less than the conversion price of the Series B and C preferred stock. In this case, the conversion price of the Series B and C preferred stock would be adjusted downward to equal the purchase price of those new securities.

      In addition, if on or before January 12, 2001 we have not either closed this offering or sold or merged Synapse based upon a valuation of Synapse of at least $425 million, the Series B and C preferred stock conversion prices would be reduced to $6.50 per share. For an initial public offering, this valuation is calculated by multiplying the mid-point of the anticipated price range per share of common stock, as set forth in the most recently circulated "red-herring" prospectus by the total number of shares of common stock outstanding on a fully-diluted basis prior to this offering. The number of shares of common stock outstanding on a fully-diluted basis reflects the total number of shares of our Class A common stock issued and outstanding, plus the total number of shares of our Class A common stock that are issuable upon exercise or conversion of all securities which are ultimately convertible into shares of common stock which are "in the money" on that date. For a merger, the valuation is calculated by multiplying the net per share price paid by the acquiror for each share of common stock by the total number of shares of common stock outstanding on a fully-diluted basis immediately prior to the transaction. The net per share price is calculated by dividing the aggregate dollar amount paid to our stockholders as consideration in the merger by the number of shares of common stock outstanding on a fully-diluted basis. For a sale, the valuation equals the aggregate proceeds received by the holders of our common stock.

      In the event of any capital reorganization, reclassification or other change in our common stock, we must give holders of preferred stock prior written notice stating that such holders may convert their preferred stock into a security with substantially similar terms as the preferred stock. In addition, holders of preferred stock are entitled to notice of certain other significant events, including the declaration of a dividend and the merger or sale of Synapse Group.

      Future Issuances of Preferred Stock. Under our amended and restated certificate of incorporation, which will be effective after the closing of this
offering, our board of directors will be authorized to issue up to    million
shares of preferred stock in one or more new series without stockholder approval. The board will have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each new series of preferred stock.

      The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The board's ability to issue preferred stock will provide desirable flexibility in connection with possible acquisitions and other corporate purposes. However, this ability may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our outstanding voting stock.

      The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. We have no present plans to issue any shares of preferred stock.

Warrants

      At June 30, 2000, we had warrants outstanding to purchase an aggregate of 2,499,999 shares of our Class A common stock at an exercise price of $8.00 per share. The exercise price may be adjusted downward if on or before January 12, 2001, we have not closed this offering or sold or merged Synapse Group, based upon a valuation of Synapse Group of at least $425 million. These warrants may be exercised at any time up to January 12, 2007. Holders of these warrants are entitled to registration rights with respect to the shares of common stock issuable upon exercise of the warrants. See "Shares Eligible for Future Sale-- Registration Rights."

      Under the terms of a credit facility which we entered into with Jay Walker in January 2000 and which Mr. Walker assigned to Arena Capital Investment Fund in February 2000, we are required to issue Arena Capital Investment Fund warrants to purchase 0.75% of our fully-diluted equity securities at an exercise price of $0.01 per share on each of January 1, 2001 and April 1, 2001, if any obligations remain outstanding under the facility. The warrants will be exercisable for ten years from their dates of issuance and will have anti-dilution provisions, tag along rights, and demand and piggy-back registration rights on the terms requested by Arena Capital Investment Fund.

Delaware Law and Our Charter and By-law Provisions; Anti-Takeover Effects

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within three years did own, 15% or more of the corporation's voting stock.

      Our amended and restated certificate of incorporation and our amended and restated by-laws, which will be effective on the closing of this offering, provide:

    . that our board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

    . that our directors may be removed only for cause by the vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

    . that any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

      The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, Synapse Group.

      Our amended and restated certificate of incorporation and our amended and restated by-laws, which will be effective on the closing of this offering, also provide that, after the closing of this offering:

    . Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

    . Special meetings of the stockholders may only be called by the Chairman of the board of directors, the President, or by the board of directors. Our by-laws will also provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us.

      These provisions could delay until the next stockholders' meeting actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

      Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation, which will be effective on the closing of this offering, will require the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote, and the majority of each class or series of preferred stock, to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our amended and restated by-laws, which will be effective on the closing of this offering, may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. Changes to our by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors require the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote, and the majority of each class or series of preferred stock. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any additional series of preferred stock that might be then outstanding.

Limitation of Liability and Indemnification

      Our amended and restated certificate of incorporation, which will be effective on the closing of this offering, provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is    .

                        SHARES ELIGIBLE FOR FUTURE SALE

      After this offering, based on the number of shares outstanding as of June
30, 2000, we will have      shares of common stock outstanding, assuming no
exercise of outstanding options and warrants and 10,716,178.24 shares of preferred stock outstanding. If the underwriters exercise their over-allotment
option in full, we will have     shares of common stock outstanding. All of the
shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally be sold in compliance with the limitations of Rule 144 described below. The remaining 32,802,228 shares of common stock and 10,716,178.24 shares of preferred stock are "restricted securities" under Rule
144. Generally, restricted securities that have been owned for at least two years may be sold immediately after the completion of this offering, and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering.

Sales of Restricted Shares

      In general, under Rule 144, stockholders, including our affiliates, who have beneficially owned shares for at least one year are entitled to sell, within any three month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock that are not restricted securities.

      Under Rule 144(k), a stockholder who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may sell such shares without compliance with the above requirements. In meeting the holding periods described above, a holder can include the holding periods of a prior owner who was not an affiliate. The holding periods described above do not begin to run until the full purchase price or other consideration is paid by the stockholder.

      Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to Synapse Group who purchased his or her shares pursuant to a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

Stock Options

      At June 30, 2000, approximately 920,347 shares of common stock were issuable pursuant to vested options granted under our 1997 Stock Option Plan, 1999 Stock Option Plan and 2000 Stock Incentive Plan, of which approximately are subject to lock-up agreements with the underwriters.

      We intend to file one or more registration statements on Form S-8 under the Securities Act within 180 days after the date of this prospectus to register up to 9,958,664 shares of our common stock issuable under our 1997 Stock Option Plan, 1999 Stock Option Plan and 2000 Stock Incentive Plan, including the 5,944,477 shares of common stock subject to outstanding options as of June 30, 2000. We expect these registration statements will become effective upon filing.

Lock-up Agreements

      Synapse Group, our executive officers and directors and all existing stockholders have entered into lock-up agreements with the underwriters. These stockholders have agreed that they will not sell or transfer shares of our capital stock for 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed not to offer, sell, transfer or otherwise dispose of any shares of capital stock, or any securities convertible into or exchangeable for capital stock, without the prior written consent of Merrill Lynch except that we may, without such consent, grant options and sell shares pursuant to our stock option plans.

Registration Rights

      We have granted registration rights to a majority of the holders of our common stock, who hold an aggregate of 31,431,780 shares as of June 30, 2000, and to all current holders of our preferred stock. At any time after the closing of this offering, the General Atlantic stockholders and NSSI Holdings can require us to file a registration statement under the Securities Act at our expense. We are only obligated to file one registration statement for the General Atlantic stockholders and one for NSSI Holdings. All other stockholders with registration rights are entitled to notice of such registration and are entitled to include shares of their common stock in that registration statement. In certain circumstances, we may direct that the demanded registration be delayed for up to four months.

      In addition, once we become eligible to make filings on Form S-3, the General Atlantic stockholders or NSSI Holdings can require us, on up to two occasions in any 12 month period, to file a registration statement on Form S-3 at our expense. The other stockholders with registration rights are entitled to notice of such registrations and are entitled to include their shares in those registration statements. We may reduce the number of shares offered in these registrations if so advised by the underwriter for the offerings.

      If we make any future public offerings of our stock, other than in connection with an employee benefit plan, merger or acquisition, all stockholders with registration rights have the right to include their shares in the registration statements covering such offerings. We may reduce the number of shares offered in any such offering if so advised by the underwriter for the offering.

                                  UNDERWRITING

      We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Allen & Company Incorporated, Banc of America Securities LLC and Wit SoundView Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                        Number
          Underwriter                                                  of Shares
          -----------                                                  ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated............................................
     Allen & Company Incorporated.....................................
     Banc of America Securities LLC...................................
     Wit SoundView Corporation........................................
                                                                          ---
          Total.......................................................
                                                                          ===

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Synapse Group. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
   Public offering price...................................  $      $      $
   Underwriting discount...................................  $      $      $
   Proceeds, before expenses, to Synapse Group.............  $      $      $

      The expenses of the offering, not including the underwriting discount, are estimated at $ and are payable by Synapse Group.

Over-allotment Options

      We have granted options to the underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to   shares offered by this prospectus for sale to
some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We and our executive officers and directors and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

    .  offer, pledge, sell or contract to sell any of our capital stock;

    .  sell any option or contract to purchase any of our capital stock;

    .  purchase any option or contract to sell any of our capital stock;

    . grant any option, right or warrant for the sale of any of our capital stock;

    .  lend or otherwise dispose of or transfer any of our capital stock;

    . request or demand that we file a registration statement related to the of our capital stock; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our capital stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to our capital stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq National Market Listing

      We expect the shares to be approved for quotation on the Nasdaq National Market under the symbol "SYNS."

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    . the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us;

    .  our financial information;

    . the history of, and the prospects for, our company and the industry in which we compete;

    . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

    .  the present state of our development; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      The representatives may also impose a penalty bid on underwriters. This means that if the representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. See all "Related Party Transactions and Relationships--Business Relationship with Allen & Company" for information on investment banking services provided to us by Allen & Company.

      Nancy Peretsman, one of our directors, has been a Managing Director and Executive Vice President of Allen & Company, one of the underwriters, since June 1995. There is no arrangement whereby Allen & Company has the right to designate or nominate a member of our board of directors.

      On January 12, 2000, we sold shares of our Series B preferred stock and warrants to purchase shares of our Class A common stock in a private placement. In this private placement, Allen & Company purchased 93,750 shares of our Series B preferred stock at $8.00 per share and warrants to purchase 46,875 shares of our Class A common stock at an exercise price of $8.00 per share at $.00128 per warrant, and Ms. Peretsman purchased 31,250 shares of our Series B preferred stock at $8.00 per share and warrants to purchase 15,625 shares of our Class A common stock at an exercise price of $8.00 per share at $.00128 per warrant. Allen & Company and Ms. Peretsman purchased these shares and warrants on the same terms as the other investors in the private placement.

      We used the proceeds of a credit facility we obtained from Jay Walker on January 12, 2000 and the proceeds from the sale of our Series B preferred stock to repay and terminate our prior credit facility from Bank of America, N.A., formerly known as NationsBank, N.A. Bank of America, N.A. is an affiliate of Banc of America Securities LLC, one of the underwriters.

Electronic Prospectus

      Merrill Lynch will be facilitating Internet distribution for the offering to some of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to the offering is not a part of this prospectus.

      A prospectus in electronic format is being made available on an Internet website maintained by Wit SoundView Corporation's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView Corporation in this offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital's website and any information contained on any other website maintained by Wit Capital or by these dealers is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

                                 LEGAL MATTERS

      The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

      Our financial statements as of December 31, 1998 and 1999 and our financial statements and financial statement schedule for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere included in the registration statement have been so included in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               CHANGE IN AUDITORS

      In March 1998, we decided to replace Deloitte & Touche LLP as our independent accountants. In October 1998, our board of directors approved the appointment of Arthur Andersen LLP as our independent accountants.

      During our two most recent fiscal years preceding this change of accountants, Deloitte & Touche's report on our financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years, there were no disagreements between Deloitte & Touche and Synapse Group on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information that we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. The registration statement is available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains the registration statement. The address of the SEC's website is www.sec.gov.

      We intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1999 AND MARCH 31, 2000
 (UNAUDITED).............................................................  F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH
 31, 1999 and MARCH 31, 2000 (UNAUDITED).................................  F-3

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT FOR THE THREE MONTHS
 ENDED MARCH 31, 2000 (UNAUDITED)........................................  F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH
 31, 1999 AND MARCH 31, 2000 (UNAUDITED).................................  F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)...................  F-6

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS................................. F-15

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1999............. F-16

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,
 1997, 1998 AND 1999..................................................... F-17

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED
 DECEMBER 31, 1997, 1998 AND 1999........................................ F-18

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
 1997, 1998 AND 1999..................................................... F-19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................... F-20

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)
                                (000's omitted)

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (Unaudited)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $   1,407    $     808
  Accounts receivable, net.............................     45,021       52,772
  Prepaid expenses.....................................     15,168       19,573
  Publisher prepayments................................     30,702       27,859
  Deferred charges.....................................     64,537       70,542
  Inventories, net.....................................      2,981           --
  Other current assets.................................      4,214          922
                                                         ---------    ---------
    Total current assets...............................    164,030      172,476
PROPERTY AND EQUIPMENT, net............................     16,887       17,816
OTHER NONCURRENT ASSETS................................      1,287          577
                                                         ---------    ---------
    Total assets.......................................  $ 182,204    $ 190,869
                                                         =========    =========
       LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable.....................................  $  36,943    $  29,625
  Accrued expenses.....................................     56,876       60,098
  Loan payable.........................................     45,333           --
  Current portion of capital lease obligation..........        115          115
  Deferred revenue.....................................    119,156      118,153
                                                         ---------    ---------
    Total current liabilities..........................    258,423      207,991
STOCKHOLDERS' LOANS....................................     13,742       27,493
CAPITAL LEASE OBLIGATION...............................        187          159
                                                         ---------    ---------
    Total liabilities..................................    272,352      235,643
                                                         ---------    ---------
CONTINGENCIES AND COMMITMENTS
STOCKHOLDERS' DEFICIENCY:
  Capital stock........................................         --            5
  Deferred compensation................................         --         (374)
  Additional paid-in capital...........................     21,024       63,689
  Accumulated deficit..................................   (111,172)    (108,094)
                                                         ---------    ---------
    Total stockholders' deficiency.....................    (90,148)     (44,774)
                                                         ---------    ---------
    Total liabilities and stockholders' deficiency.....  $ 182,204    $ 190,869
                                                         =========    =========

        The accompanying notes are an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)
                (000's omitted, except share and per share data)

                                                        Three Months Ended
                                                             March 31,
                                                      ------------------------
                                                         1999         2000
                                                      -----------  -----------
                                                      (Unaudited)  (Unaudited)
NET REVENUES......................................... $   46,914   $   80,583
PRODUCT AND MARKETING EXPENSES.......................     28,616       55,202
OPERATION EXPENSES...................................      7,292        8,713
                                                      ----------   ----------
                                                          11,006       16,668
GENERAL AND ADMINISTRATIVE EXPENSES..................      7,277       10,253
DEPRECIATION AND AMORTIZATION........................        687        1,720
                                                      ----------   ----------
    Operating income ................................      3,042        4,695
INTEREST EXPENSE, net of interest income of $68 and
 $127, respectively..................................     (1,048)        (658)
                                                      ----------   ----------
    Income before income tax and extraordinary item..      1,994        4,037
INCOME TAX PROVISION.................................         --           --
                                                      ----------   ----------
    Net income before extraordinary item............. $    1,994   $    4,037
EXTRAORDINARY ITEM...................................         --         (959)
                                                      ----------   ----------
    Net income....................................... $    1,994   $    3,078
                                                      ==========   ==========
BASIC NET INCOME PER COMMON SHARE:
  Income before extraordinary item................... $     0.06   $     0.12
  Extraordinary item.................................         --        (0.03)
    Net income.......................................       0.06         0.09
DILUTED NET INCOME PER COMMON SHARE:
  Income before extraordinary item................... $     0.06   $     0.10
  Extraordinary item.................................         --        (0.02)
    Net income.......................................       0.06         0.08
WEIGHTED AVERAGE COMMON SHARES USED IN COMPUTING PER
 SHARE AMOUNTS:
  Basic.............................................. 32,390,000   32,697,000
  Diluted............................................ 35,575,000   40,256,000


        The accompanying notes are an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                       (000's omitted, except share data)

                              Common Stock                     Preferred Stock
                   ---------------------------------- ---------------------------------
                       Class A           Class B          Class A          Class B                   Additional
                   ---------------- ----------------- ---------------- ----------------   Deferred    Paid In   Accumulated
                    Shares   Amount   Shares   Amount  Shares   Amount  Shares   Amount Compensation  Capital     Deficit
                   --------- ------ ---------- ------ --------- ------ --------- ------ ------------ ---------- -----------
BALANCE, December
 31, 1999........  7,368,000 $  --  25,021,728 $  --  2,591,178 $  --         -- $  --     $  --      $21,024    $(111,172)
 Net income......         --    --          --    --         --    --         --    --        --           --        3,078
 Issuance of
  preferred
  stock, net.....         --    --          --    --         --    --  3,465,000     3        --       27,529           --
 Issuance of
  preferred stock
  in exchange for
  stockholder's
  loan...........         --    --          --    --         --    --  1,535,000     2        --       12,278           --
 Issuance of
  common stock in
  connection with
  amended
  consulting
  agreement......         --    --     350,000    --         --    --         --    --        --        2,138           --
 Deferred
  compensation...         --    --          --    --         --    --         --    --      (432)         432           --
 Amortization of
  deferred
  compensation...         --    --          --    --         --    --         --    --        58           --           --
 Stock
  compensation...         --    --          --    --         --    --         --    --        --          288           --
                   --------- -----  ---------- -----  --------- -----  --------- -----     -----      -------    ---------
BALANCE, March
 31, 2000........  7,368,000 $  --  25,371,728 $  --  2,591,178 $  --  5,000,000 $   5     $(374)     $63,689    $(108,094)
                   ========= =====  ========== =====  ========= =====  ========= =====     =====      =======    =========
                    Total
                   ---------
BALANCE, December
 31, 1999........  $(90,148)
 Net income......     3,078
 Issuance of
  preferred
  stock, net.....    27,532
 Issuance of
  preferred stock
  in exchange for
  stockholder's
  loan...........    12,280
 Issuance of
  common stock in
  connection with
  amended
  consulting
  agreement......     2,138
 Deferred
  compensation...        --
 Amortization of
  deferred
  compensation...        58
 Stock
  compensation...       288
                   ---------
BALANCE, March
 31, 2000........  $(44,774)
                   =========



        The accompanying notes are an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)
                                (000's omitted)

                                                    Three Months Ended March 31
                                                    ---------------------------
                                                       1999        2000
                                                    ----------- -----------
                                                    (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $  1,994    $  3,078
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities--
    Income and expenses not affecting operating
     cash flows--
      Depreciation and amortization................       687       1,720
      Compensation expense.........................        75         346
      Extraordinary item...........................        --         959
    Changes in operating assets and liabilities--
      Accounts receivable..........................     5,790      (7,751)
      Inventories..................................    (1,808)      2,981
      Prepaid expenses.............................    (7,166)     (4,405)
      Publisher prepayments........................     5,213       2,843
      Deferred charges.............................   (25,400)     (6,005)
      Other current assets.........................    (1,042)      3,292
      Other noncurrent assets......................        75        (249)
      Accounts payable.............................    (6,570)     (7,318)
      Accrued expenses.............................     8,352       5,360
      Deferred revenue.............................    24,512      (1,003)
                                                     --------    --------
        Total adjustments..........................     2,718      (9,230)
                                                     --------    --------
        Net cash provided by (used in) operating
         activities................................     4,712      (6,152)
                                                     --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...............    (2,703)     (2,649)
                                                     --------    --------
        Cash used in investing activities..........    (2,703)     (2,649)
                                                     --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on loan payable.......................     3,000          --
  Repayments on loan payable.......................    (2,000)    (45,333)
  Borrowings on stockholders' loans................       101      27,493
  Repayments on stockholders' loans................       (28)     (1,462)
  Proceeds from issuance of preferred stock, net...        --      27,532
  Repayments of capital lease obligations..........        --         (28)
                                                     --------    --------
        Net cash provided by financing activities..     1,073       8,202
                                                     --------    --------
        Increase (decrease) in cash and cash
         equivalents...............................     3,082        (599)
CASH AND CASH EQUIVALENTS, beginning of period.....       154       1,407
                                                     --------    --------
CASH AND CASH EQUIVALENTS, end of period...........  $  3,236    $    808
                                                     ========    ========
CASH PAID DURING THE YEAR IN RESPECT OF:
  Interest.........................................  $  1,133    $     31
NONCASH FINANCING ACTIVITY:
  Equity issuance to reduce stockholder's loan.....        --    $ 12,280
  Equity issuance to reduce consultant obligation..        --       2,138

       The accompanying notes form an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)
                       (000's omitted, except share data)

1. Description of Business

      Synapse Group, Inc., a Delaware corporation ("Synapse" and together with its wholly owned subsidiaries, the "Company") was incorporated in Connecticut in 1991 as NewSub Services, Inc. ("NewSub"). In March 1998, NewSub converted from an S Corporation to a C Corporation. During 1999, NewSub reincorporated in Delaware by merging with a wholly owned subsidiary, Synapse.

      The principal products offered by the Company are magazine subscriptions and merchandise items. The Company designs and manages innovative marketing programs for bank, oil and major retail credit card issuers, catalog companies, airlines and magazine publishers. The Company has created a continuous service subscription model for offering and marketing magazine subscriptions to its customers, which provides uninterrupted service to the consumer. This model provides the Company and its marketing partners with an enhanced customer retention program and a recurring revenue stream.

2. Interim Financial Data

      The accompanying consolidated financial statements as of and for the three months ended March 31, 1999 and 2000 are unaudited. In the opinion of management, these interim statements have been prepared on the same basis as the audited financial statements of the Company as of December 31, 1999 and for the year then ended, and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in the notes to financial statements for these periods are also unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

3. Net Income Per Common Share

      Basic net income per common share ("Basic EPS") is computed by dividing net income less preferred stock dividends, if any, by the weighted average number of common shares outstanding during the year. Diluted net income per common share ("Diluted EPS") is computed in the same manner except that the weighted average number of common shares outstanding assumes the exercise and conversion of dilutive common share equivalents. The following represents a reconciliation from basic to diluted income per share.

                                             Three Months Ended March 31, 1999
                                            -----------------------------------
                                              Income       Shares     Per Share
                                            (Numerator) (Denominator)  Amount
                                            ----------- ------------- ---------
                                                        (Unaudited)
Basic EPS:
  Income before extraordinary item
   available to common stockholders........   $1,994     32,390,000     $0.06
Effect of Dilutive Securities:
  Stock options............................                 594,000
  Convertible preferred stock..............               2,591,000
Diluted EPS:
  Income before extraordinary item
   available to common stockholders plus
   assumed conversions.....................   $1,994     35,575,000     $0.06

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)

                                             Three Months Ended March 31, 2000
                                            -----------------------------------
                                              Income       Shares     Per Share
                                            (Numerator) (Denominator)  Amount
                                            ----------- ------------- ---------
                                                        (Unaudited)
Basic EPS:
  Income before extraordinary item
   available to common stockholders........   $4,037     32,697,000     $0.12
Effect of Dilutive Securities:
  Stock options............................                 572,000
  Convertible preferred stock..............               6,987,000
Diluted EPS:
  Income before extraordinary item
   available to common stockholders plus
   assumed conversions.....................   $4,037     40,256,000     $0.10

      Stock options and warrants to purchase 2,969,000 and 6,205,749 shares were outstanding during the three months ended March 31, 1999 and 2000, respectively, but were not included in the computation of Diluted EPS because the options' exercise price was greater than the average market price of the common shares.

4. Stock Option Plans

      In 1997 and 1999, the Board of Directors implemented nonqualified stock option plans (the "1997 Plan" and the "1999 Plan," respectively). Under the 1997 and 1999 Plans, options may be granted to individual officers, other employees, consultants and directors at a price not less than fair market value at the date of grant. Options generally vest over a four-year period and expire in ten years unless a change in ownership control occurs. Certain options under these plans vest at the date of an initial public offering. The 1997 and 1999 Plans provide for the grant by the Company of options to purchase 2,608,272 and 2,350,392 shares of Class B common stock, respectively.

      Option activity for the three months ended March 31, 2000 is as follows:

                                                 Shares Subject Weighted Average
                                                   to Options    Exercise Price
                                                 -------------- ----------------
Balance outstanding, December 31, 1999..........   4,344,750         $7.86
  Granted.......................................     300,500          8.00
  Canceled......................................     (24,773)         6.94
                                                   ---------
Balance outstanding, March 31, 2000.............   4,620,477          7.88
                                                   =========

      There are 338,187 options available for future grant at March 31, 2000.

      If deferred compensation had been determined under SFAS No. 123, "Accounting for Stock-Based Compensation," using the Black-Scholes method with the following weighted average assumptions used for grants for the three months ended March 31, 2000: (1) expected life of the options of five years, (2) dividend yield of 0%, (3) expected volatility of 0% and (4) risk-free interest rate of 5.7%, the Company's net income for the three months ended March 31, 2000 would have decreased by $290.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)

      The following table summarizes information with respect to stock options outstanding at March 31, 2000:

                          Options Outstanding            Options Exercisable
                    ------------------------------- -----------------------------
                      Number of                       Number of
                       Options     Weighted Average    Options        Weighted
       Posted       Outstanding at Remaining Years  Exercisable at    Average
   Exercise Price   March 31, 2000 Contractual Life March 31, 2000 Exercise Price
   --------------   -------------- ---------------- -------------- --------------
       $3.00            914,727          6.8           196,656         $3.00
        8.00          3,039,083          8.7           235,500          8.00
       12.00            333,334          8.8                --         12.00
       16.00            333,333          8.8                --         16.00

      As of March 31, 2000, there were 432,156 options, which were outstanding and exercisable and which were originally granted to certain employees and became fully vested and exercisable pursuant to termination agreements. For the three months ended March 31, 2000, the Company has recorded approximately $346 of compensation expense related to these options. The compensation expense has been determined using the Black-Scholes method using the same assumptions noted above and the relevant stock price except for 75,000 options granted to a non-employee for future services. Compensation expense for the 75,000 options was determined based upon the following weighted average assumptions: (1) expected life of the options of ten years, (2) dividend yield of 0%, (3) expected volability of 55% and (4) risk-free interest rate of 5.7%. As of March 31, 2000, the Company has recorded $432 of deferred compensation and amortized $58 based upon the amount of options earned.

5. Extraordinary Item

      The Company recorded an extraordinary loss of $959 related to the write-off of the remaining deferred financing costs resulting from the transactions discussed in Notes 6 and 7.

6. Debt and Revolving Credit Facility

      All of the Company's outstanding debt obligations and their classification on the balance sheets, with the exception of the capital lease obligations, as of December 31, 1999, have been satisfied as a result of the transactions discussed below and in Note 7.

      Debt outstanding consists of the following:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (Unaudited)
   Term loan...........................................   $27,000      $    --
   Line of credit......................................    18,333           --
   Stockholders' loans.................................    13,742       27,493
   Capital lease obligations...........................       302          274
                                                          -------      -------
                                                           59,377       27,767
   Less--Current portion...............................    45,448          115
                                                          -------      -------
     Total long-term...................................   $13,929      $27,652
                                                          =======      =======

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)


      On January 12, 2000, the Company entered into a $25,000 Credit Facility with a shareholder, Jay Walker, which matures on April 7, 2001. On February 1, 2000, the rights and obligations of Mr. Walker under this facility were assigned to Arena Capital Investment Fund, LP, a Delaware limited partnership. On March 20, 2000, Arena SG Holdings, LLC, an affiliate of Arena Capital Investment Fund, LP, purchased from Mr. Walker 1,250,000 shares of the Company's Class B Common Stock for $8.00 per share and an option to purchase an additional 625,000 of the Company's Class B Common Stock for an exercise price of $8.00 per share. The loan has an initial interest rate of LIBOR plus 275 basis points. The rate increases by 200 basis points on October 1, 2000 and shall further increase an additional 25 basis points each three-month period thereafter until the loan is paid in full. The aggregate amount of the increases cannot exceed 300 basis points. The loan also has a mandatory prepayment feature from a public or private offering of debt or equity securities by the Company and provides for the issuance to the lender of warrants representing 0.75% of the fully diluted equity of the Company in the event that the loan remains outstanding on each of January 1, 2001 and April 1, 2001. These warrants are exercisable at a price of $0.01 per share for a period of ten years from their respective dates of issuance, respectively. The Company received a waiver in May 2000 related to the mandatory prepayment feature as it relates to the equity transactions detailed in Note 12. There is a capital expenditure covenant associated with the loan whereby the Company is prohibited from making or incurring capital expenditures, for any fiscal year the Credit Facility is outstanding, in excess of $20,000. The Company incurred approximately $250 of loan fees in connection with the closing and on October 1, 2000 must pay a fee equal to 2% of the amount outstanding on such date. The Company used the proceeds of the Credit Facility together with the proceeds from the sale of Series B Preferred Stock and Warrants discussed in Note 7 to repay the outstanding amounts under the prior credit facility.

      On January 12, 2000, the Company entered into a $10,000 revolving promissory note with a shareholder which expires on April 7, 2001. The note has an interest rate of 1% above the base rate, as defined, and interest is payable on January 1, April 1, July 1 and October 1 of each calendar year. The note becomes immediately due and payable upon the occurrence of an event of default of the Credit Facility, as discussed above. The amount outstanding at March 31, 2000 was $2,493. There are no fees, costs or covenants associated with the note.

7. Capital Stock

      The Company's capital stock consists of the following (reflects the merger and reincorporation transaction discussed below):

                                                       December 31,  March 31,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (Unaudited)
Common stock:
  Class A; 50,000,000 and 56,000,000 shares authorized
   at $.001 par, respectively, 7,368,000 shares issued
   and outstanding....................................   $    --      $    --
  Class B; 30,000,000 and 36,000,000 shares authorized
   at $.001 par, respectively, 25,021,728 and
   25,371,728 shares issued and outstanding,
   respectively.......................................        --           --

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)

                                                       December 31,  March 31,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (Unaudited)
Preferred stock:
  Series A; 2,600,000 shares authorized at $.001 par,
   2,591,178 shares issued and outstanding............       --          --
  Series B; 5,000,000 shares authorized at $.001 par,
   0 and 5,000,000 shares issued and outstanding,
   respectively.......................................       --           5
  Undesignated; 7,400,000 and 2,400,000 shares,
   respectively authorized at $.001 par, no shares
   issued and outstanding.............................       --          --
                                                           ----         ---
                                                             --         $ 5
                                                           ====         ===

      On December 22, 1999, NewSub reincorporated in Delaware by merging into a wholly owned Delaware subsidiary, Synapse. Upon consummation of the merger, Synapse was authorized to issue 90,000,000 shares of capital stock, 50,000,000 of which are Class A voting Common Stock, $0.001 par value per share; 30,000,000 of which are Class B nonvoting Common Stock, $0.001 par value per share; and 10,000,000 shares of Preferred Stock, $0.001 par value per share. Of the Preferred Stock, 2,600,000 was designated Series A Preferred Stock, and the remainder was undesignated preferred stock.

      In the merger, each issued and outstanding share of NewSub's Class A and Class B Common Stock was converted into 3,684 shares of Synapse's Class A and Class B Common Stock, respectively. In addition, each issued and outstanding share of NewSub's Series A Preferred Stock was converted into 3,684 shares of Synapse's Series A Preferred Stock.

      On January 12, 2000, the Company issued 3,465,000 shares of Series B Preferred Stock at $8.00 per share and warrants to acquire 1,732,499 shares of Class A Common Stock at $0.00128 per warrant ("Warrants") to current shareholders and other parties. Each share of Series B Preferred Stock is convertible, subject to adjustment, into one share of Class A Common Stock. Also, $12,000 of the Company's indebtedness and $280 of interest payable to one of its shareholders was converted into 1,535,000 shares of Series B Preferred Stock and Warrants to acquire 767,500 shares of Class A Common Stock at the same prices as discussed above. The Company used $27,720 of the proceeds of the offering together with borrowings under the Credit Facility discussed in Note 6 to repay the outstanding amounts and related expenses under the prior credit facility.

      On March 20, 2000, the Company filed an amendment to its Certificate of Incorporation increasing its authorized capital stock to 102,000,000 shares, consisting of 56,000,000 shares of Class A Common Stock, 36,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock, of which 2,600,000 are shares of Series A Preferred Stock and 5,000,000 are shares of Series B Preferred Stock.

8. Amendment to Consulting Agreement

      On January 19, 2000, the Company amended its agreement with a director for consulting services. Under the amendment, the Company is required to satisfy a prior obligation of $3,453 to the director for services rendered through a $1,315 cash payment and issuance of 350,000 shares of the Company's Class B Common Stock. The cash payment is due on the earlier of January 2001 or within 90 days of an initial public offering.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)


9. Segment Information

      During fiscal 1999, the Company adopted SFAS No. 131, which establishes standards for reporting information about operating segments. It also establishes standards for disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available and which is evaluated regularly by the Company's chief operating decision maker, or decision-making group, in deciding how to allocate resources and assess performance.

      The Company's activities fall within two operating segments: the Merchandise Division and the Magazine Division. The Merchandise Division sells gift products and the Magazine Division sells magazine subscriptions. Each operating segment is a strategic business unit that is managed separately. In addition, the Company does not allocate corporate general and administrative, depreciation and interest expense to the operating segments. Corporate operating expense consists primarily of general and administrative, depreciation and interest expense. Corporate identifiable assets consists primarily of cash and cash equivalents, property and equipment, certain prepaid expenses, and certain other current and long-term assets. The following table sets forth segment information:

                                                            March 31, March 31,
                                                              1999      2000
                                                            --------- ---------
Net revenues:
  Merchandise and other....................................  $14,190  $ 23,646
  Magazines................................................   32,724    56,937
                                                             -------  --------
  Consolidated.............................................  $46,914  $ 80,583
                                                             =======  ========
Operating income (loss):
  Merchandise and other....................................  $(1,101) $  5,901
  Magazines................................................    9,985     8,794
  Corporate................................................   (5,842)  (10,000)
                                                             -------  --------
  Consolidated.............................................  $ 3,042  $  4,695
                                                             =======  ========
Net income (loss):
  Merchandise and other....................................  $(1,101) $  5,901
  Magazines................................................    9,985     8,794
  Corporate................................................   (6,890)  (11,617)
                                                             -------  --------
  Consolidated.............................................  $ 1,994  $  3,078
                                                             =======  ========
Depreciation and amortization:
  Corporate................................................  $   687  $  1,720
                                                             -------  --------
  Consolidated.............................................  $   687  $  1,720
                                                             =======  ========
Capital expenditures:
  Corporate................................................  $ 2,703  $  2,649
                                                             -------  --------
  Consolidated.............................................  $ 2,703  $  2,649
                                                             =======  ========

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)


                                                           December 31,  March
                                                               1999     31, 2000
                                                           ------------ --------
Identifiable assets:
  Merchandise and other...................................   $ 11,785   $ 11,511
  Magazines...............................................    152,291    161,298
  Corporate...............................................     18,128     18,060
                                                             --------   --------
  Consolidated............................................   $182,204   $190,869
                                                             ========   ========

10. Pro Forma Information (Unaudited)

Gift Services, LLC

      In January 2000, the Company entered into an agreement with two parties to form Gift Services, LLC, a Delaware limited liability company ("GSL"), in which the Company has a 49% ownership interest. Concurrently, the Company entered into a sales representative agreement with GSL, which was subsequently amended, whereby the Company agreed to solicit orders for all products marketed, promoted, distributed and/or sold by GSL.

      Under the amended agreement, GSL is required to pay the Company commissions for each product sold. The Company records revenues upon GSL's shipment of the product. The Company recorded $655 in commission revenue for the three months ended March 31, 2000, which is included in net revenues in the accompanying consolidated financial statements. The Company's 49% interest in GSL is accounted for as an equity investment and the Company has no responsibility to satisfy the losses of GSL greater than its insignificant initial investment.

      In March 2000, the Company entered into a $2,500 revolving promissory note with GSL. There were no balances outstanding related to this note as of March 31, 2000.

      The Company has recorded a receivable of $1,157 at March 31, 2000 related to commissions owed from and payments made on behalf of GSL. These amounts are included in accounts receivable.

      The following unaudited pro forma information is based upon the Company's financial statements as adjusted for the transaction discussed above and has been prepared as if the transaction had occurred on January 1, 1999. The unaudited pro forma information is presented for informational purposes only and does not purport to represent what the Company's results of operations would actually have been if the transactions had occurred at the beginning of the period indicated, nor to project the Company's results of operations at any future date or for any future period.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)


      The unaudited pro forma statements of operations would be as follows:

                                        Pro Forma       Pro Forma
                             Actual  Adjustments (a) Adjustments (b) Pro Forma
                             ------- --------------- --------------- ---------
                                                 Unaudited
   Net revenues............. $80,583    $(21,216)        $3,563       $62,930
   Product and marketing
    expenses................  55,202     (14,297)            --        40,905
   Operation expenses.......   8,713      (1,900)            --         6,813
   Operating income.........   4,695      (5,019)         3,563         3,239
   Net income...............   3,078      (5,019)         3,563         1,622

--------
(a) Represents the exclusion of the revenues and expenses associated with the Company's merchandise business.
(b) Represents the commission revenue based upon the contractual commission rate applied to 2000 merchandise shipments adjusted for (1) a modification reducing the cost of merchandise purchases based upon per unit rates detailed in the Supply Agreement between GSL and a third party supplier and
    (2) the reduction of commission revenues based upon the 2000 economic performance of the merchandise business which would be accomplished in accordance with the agreement via a prospective adjustment of the commission rate each quarter.

11. Related Party Transactions

Due to/from Affiliate

      As of March 31, 2000, the Company owned approximately $2,307, for commissions on magazine sales by various companies. A current Company stockholder and director is co-founder and a member of the board of directors of these companies. These amounts are included in accrued expenses.


Due to Related Party

      As of March 31, 2000, the Company owed approximately $1,782 for information technology services to the subsidiary of a company of which the Company's president and chief executive officer became a director in March 2000. These amounts are included in accounts payable and accrued expenses. In addition, $2,831 was paid to this subsidiary during the three months ended March 31, 2000.

12. Subsequent Events

Capital Stock Amendment

      In June 2000, the Company filed another amendment to its Certificate of Incorporation increasing its authorized capital stock to 107,000,000 shares, consisting of 58,000,000 shares of Class A common stock, 37,000,000 shares of Class B Common Stock and 12,000,000 shares of preferred stock, of which 2,600,000 are shares of Series A Preferred Stock, 5,000,000 are shares of Series B Preferred Stock and 3,125,000 are shares of Series C Preferred Stock. The Series C Preferred Stock has substantially similar rights to the Series B Preferred Stock.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

         For the Three Months Ended March 31, 1999 and 2000 (Unaudited)
                       (000's omitted, except share data)


Stock Option Plan

      In April 2000, the Board of Directors implemented a non-qualified stock option plan (the "2000 Plan"). Under the 2000 Plan, options may be granted to individual officers, other employees, consultants and directors at a price not less than fair value at the date of the grant. Options generally vest over a four-year period and expire in ten years unless a change in ownership control occurs. The 2000 Plan provides for the grant by the Company of options to purchase 5,000,000 shares of its Class B Common Stock. On April 3, 2000, the Company issued stock options under the 2000 plan to purchase 1,380,500 shares of Class B Common Stock at an exercise price of $8.00 per share.

Time Inc. Transactions

      In June 2000, the Company sold 3,125,000 shares of its Series C Preferred Stock to NSSI Holdings Inc., an indirect subsidiary of Time Inc., for $8.00 per share. The Company paid $750 in investment banking service fees to a stockholder in connection with this sale of preferred stock.

      In June 2000, the Company entered into a separate strategic marketing agreement with Time under which the Company obtained authorization to sell specific premier Time publications over the next four years. During the term of this agreement, the Company guaranteed that it will generate certain subscription volumes for the Time publications specified in the agreement which are offered on inbound telephone calls to its affinity marketing partners. In the event these minimum subscription volumes are not achieved, the Company may be required to make payments to NSSI Holdings Inc. as defined in the agreement. Additionally, with certain exceptions, Time and its subsidiaries will not operate programs which would offer magazine subscriptions on inbound telephone calls to catalog call centers, or authorize others to operate such programs, through June 30, 2004.

Equity Issuance

      In June 2000, the Company sold 62,500 shares of its Class B Common Stock to a director for $8.00 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Synapse Group, Inc.:

      We have audited the accompanying consolidated balance sheets of Synapse Group, Inc., formerly NewSub Services, Inc., (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Synapse Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
New York, New York
March 2, 2000 (except with respect to
the matters discussed in Notes 13 and 14, as to
which the dates are March 28 and 20, 2000, respectively)

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999
                                (000's omitted)

                                                             1998       1999
                                                           ---------  ---------
                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................... $     154  $   1,407
  Accounts receivable, net................................    52,771     45,021
  Prepaid expenses........................................    18,441     15,168
  Publisher prepayments...................................    16,896     30,702
  Deferred charges........................................    16,406     64,537
  Inventories.............................................     3,594      2,981
  Other current assets....................................     1,235      4,214
                                                           ---------  ---------
    Total current assets..................................   109,497    164,030
PROPERTY AND EQUIPMENT, net...............................     9,803     16,887
OTHER NONCURRENT ASSETS...................................     1,565      1,287
                                                           ---------  ---------
    Total assets.......................................... $ 120,865  $ 182,204
                                                           =========  =========
         LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable........................................ $  28,237  $  36,943
  Accrued expenses........................................    40,637     56,876
  Loan payable............................................    50,333     45,333
  Current portion of stockholder's loan...................     5,044         --
  Current portion of capital lease obligation.............        --        115
  Deferred revenue........................................   108,907    119,156
                                                           ---------  ---------
    Total current liabilities.............................   233,158    258,423
STOCKHOLDER'S LOAN........................................        --     13,742
CAPITAL LEASE OBLIGATION..................................        --        187
                                                           ---------  ---------
    Total liabilities.....................................   233,158    272,352
                                                           ---------  ---------
CONTINGENCIES AND COMMITMENTS.............................
STOCKHOLDERS' DEFICIENCY:
  Capital stock...........................................        --         --
  Additional paid-in capital..............................    20,564     21,024
  Accumulated deficit.....................................  (132,857)  (111,172)
                                                           ---------  ---------
    Total stockholders' deficiency........................  (112,293)   (90,148)
                                                           ---------  ---------
    Total liabilities and stockholders' deficiency........ $ 120,865  $ 182,204
                                                           =========  =========

        The accompanying notes are an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           FOR THE THREE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                     (000's omitted, except per share data)

                                               1997        1998        1999
                                            ----------  ----------  ----------
NET REVENUES..............................  $  177,629  $  210,762  $  277,445
PRODUCT AND MARKETING EXPENSES............     142,532     180,009     172,526
OPERATION EXPENSES........................      23,344      28,224      36,150
                                            ----------  ----------  ----------
                                                11,753       2,529      68,769
GENERAL AND ADMINISTRATIVE EXPENSES.......      33,821      28,105      37,649
DEPRECIATION AND AMORTIZATION.............         891       1,594       4,172
                                            ----------  ----------  ----------
  Operating income (loss).................     (22,959)    (27,170)     26,948
INTEREST (EXPENSE) INCOME, net of interest
 income of $300, $235 and $306,
 respectively.............................         129      (4,240)     (5,241)
                                            ----------  ----------  ----------
  Income (loss) before income taxes
   provision..............................     (22,830)    (31,410)     21,707
INCOME TAX PROVISION......................         278           1          22
                                            ----------  ----------  ----------
  Net income (loss).......................  $  (23,108) $  (31,411) $   21,685
                                            ==========  ==========  ==========
NET INCOME (LOSS) PER COMMON SHARE:
  Basic...................................  $    (0.71) $    (0.97) $     0.67
  Diluted.................................       (0.71)      (0.97)       0.56
WEIGHTED AVERAGE COMMON SHARES USED IN
 COMPUTING PER SHARE AMOUNTS:
  Basic...................................  32,390,000  32,390,000  32,390,000
  Diluted.................................  32,390,000  32,390,000  38,874,000



        The accompanying notes are an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

           FOR THE THREE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (000's omitted, except share data)

                              Common Stock                   Preferred Stock
                   ---------------------------------- ------------------------------
                       Class A           Class B          Class A         Class B    Additional
                   ---------------- ----------------- ---------------- -------------  Paid In   Accumulated
                    Shares   Amount   Shares   Amount  Shares   Amount Shares Amount  Capital     Deficit     Total
                   --------- ------ ---------- ------ --------- ------ ------ ------ ---------- ----------- ---------
BALANCE, December
 31, 1996......... 7,368,000 $  --  25,021,728 $  --         -- $  --    --   $  --   $    87    $ (48,338) $ (48,251)
 Net loss.........        --    --          --    --         --    --    --      --        --      (23,108)   (23,108)
                   --------- -----  ---------- -----  --------- -----   ---   -----   -------    ---------  ---------
BALANCE, December
 31, 1997......... 7,368,000    --  25,021,728    --         --    --    --      --        87      (71,446)   (71,359)
 Net loss.........        --    --          --    --         --    --    --      --        --      (31,411)   (31,411)
 Stock
  compensation....        --    --          --    --         --    --    --      --       477           --        477
 Dividends paid...        --    --          --    --         --    --    --      --        --      (30,000)   (30,000)
 Issuance of
  preferred
  stock...........        --    --          --    --  2,591,178    --    --      --    20,000           --     20,000
                   --------- -----  ---------- -----  --------- -----   ---   -----   -------    ---------  ---------
BALANCE, December
 31, 1998......... 7,368,000    --  25,021,728    --  2,591,178    --    --      --    20,564     (132,857)  (112,293)
 Net income.......        --    --          --    --         --    --    --      --        --       21,685     21,685
 Stock
  compensation....        --    --          --    --         --    --    --      --       460           --        460
                   --------- -----  ---------- -----  --------- -----   ---   -----   -------    ---------  ---------
BALANCE, December
 31, 1999......... 7,368,000 $  --  25,021,728 $  --  2,591,178 $  --    --   $  --   $21,024    $(111,172) $ (90,148)
                   ========= =====  ========== =====  ========= =====   ===   =====   =======    =========  =========


        The accompanying notes are an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE THREE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                (000's omitted)

                                                    1997      1998      1999
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................. $(23,108) $(31,411) $ 21,685
                                                  --------  --------  --------
  Adjustments to reconcile net income (loss) to
   net cash (used in) provided by operating
   activities--
    Income and expenses not affecting operating
     cash flows--
      Depreciation and amortization..............      891     1,594     4,172
      Compensation expense.......................       --       477       460
    Changes in operating assets and liabilities--
      Accounts receivable........................  (38,139)    8,418     7,750
      Inventories................................   (2,532)    3,419       613
      Prepaid expenses...........................     (276)  (17,822)    3,273
      Publisher prepayments......................   (2,741)  (14,155)  (13,806)
      Deferred charges...........................   (3,686)   (2,248)  (48,131)
      Other current assets.......................      145      (935)   (2,979)
      Other noncurrent assets....................   (1,263)     (248)      278
      Accounts payable...........................    6,788       (70)    8,706
      Accrued expenses...........................   16,545    13,333    16,239
      Deferred revenue...........................   36,123    15,442    10,249
                                                  --------  --------  --------
        Total adjustments........................   11,855     7,205   (13,176)
                                                  --------  --------  --------
        Net cash provided by (used in) operating
         activities..............................  (11,253)  (24,206)    8,509
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.............   (3,653)   (6,183)  (10,954)
                                                  --------  --------  --------
        Cash used in investing activities........   (3,653)   (6,183)  (10,954)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on loan payable.....................    7,635    50,333     3,000
  Repayments on loan payable.....................       --    (7,635)   (8,000)
  Borrowings on stockholder's loan...............   12,100     5,135     8,865
  Repayments on stockholder's loan...............   (6,409)   (8,093)     (167)
  Dividends paid.................................       --   (30,000)       --
  Proceeds from issuance of preferred stock......       --    20,000        --
                                                  --------  --------  --------
        Net cash provided by financing
         activities..............................   13,326    29,740     3,698
                                                  --------  --------  --------
        Increase (decrease) in cash and cash
         equivalents.............................   (1,580)     (649)    1,253
CASH AND CASH EQUIVALENTS, beginning of year.....    2,383       803       154
                                                  --------  --------  --------
CASH AND CASH EQUIVALENTS, end of year........... $    803  $    154  $  1,407
                                                  ========  ========  ========
CASH PAID DURING THE YEAR IN RESPECT OF:
  Interest....................................... $    378  $  3,823  $  5,759
  Income taxes...................................       21     1,419        22
NONCASH FINANCING ACTIVITY:
  Equipment acquired under capital lease
   obligations...................................       --        --       385

       The accompanying notes form an integral part of these statements.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)

1. Description of Business

      Synapse Group, Inc., a Delaware corporation ("Synapse" and together with its wholly owned subsidiaries, the "Company") was incorporated in 1991 as NewSub Services, Inc. ("NewSub"). In March 1998, NewSub converted from an S Corporation to a C Corporation. During 1999, NewSub reincorporated in Delaware by merging with a wholly owned subsidiary, Synapse (Note 9).

      The principal products offered by the Company are magazine subscriptions and merchandise items. The Company designs and manages innovative marketing programs for bank, oil and major retail credit card issuers, catalog companies, airlines and magazine publishers. The Company has created a continuous service subscription model for offering and marketing magazine subscriptions to its customers, which provides uninterrupted service to the consumer. This model provides the Company and its marketing partners with an enhanced customer retention program and a recurring revenue stream.

2. Summary of Significant Accounting Policies

      The accompanying consolidated financial statements include the accounts of Synapse and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in these financial statements. Although these estimates are based on management's knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates.

Recent Accounting Standards

      In 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." These statements modified and expanded the Company's stockholders' deficit and segment disclosures and had no impact on the Company's results of operations, financial condition and cash flow. The Company's comprehensive net income
(loss) is equal to its net income (loss) for fiscal years 1997, 1998 and 1999. Management evaluates its operating results through magazine and merchandise segments and has presented segment data as required. See Note 12 for further detail regarding segmented information.

      In 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. The Company has not yet determined the impact on the financial statements of the adoption of this pronouncement, if any.

      In 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Costs of

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)

Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal-use software costs be capitalized once certain criteria are met. The Company adopted SOP 98-1 in 1998 and maintains $8,624 (net of accumulated depreciation) of internal use software as of December 31, 1999. Capitalized computer software costs are included in Property and Equipment (Note 4).

      In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides guidance in the recognition, presentation and disclosure of revenue in the financial statements. The Company has presented its financial statements in accordance with such bulletin for all periods presented.

Cash and Cash Equivalents

The Company considers highly liquid investment instruments with terms of three months or less to be cash equivalents.

Accounts Receivable

      Accounts receivable consists of amounts owed to the Company from publishers and consumers. Accounts receivable-publisher relates primarily to amounts owed from magazine publishers for magazine subscription sales associated with the Company's airline frequent flier and other rewards programs. Accounts receivable-consumer relates primarily to amounts billed to consumer's credit cards for magazine subscription and merchandise items sales. The magazine subscriptions are billed annually or semiannually, depending on the terms of the offer. The Company records a reserve for bad debts on certain magazine receivables and a reserve for merchandise returns based upon historical experience.

Inventories

      Inventories consist of merchandise items. Inventories are valued at the lower of cost or market using the specific identification method. The Company evaluates the need for an obsolescence reserve on an ongoing basis. Inventory cost in excess of net realizable value is also included in the obsolescence reserve. The Company has established reserves of $759 and $217 at December 31, 1998 and 1999, respectively.

Depreciation and Amortization

      Property and equipment are stated at cost. Computer software, computer equipment, and furniture and fixtures are depreciated on a straight-line basis over the estimated useful lives of the assets (3 to 7 years). Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the improvement.

Deferred Financing Costs

      Deferred financing costs are amortized over the life of the related financing (Note 8). The amount of deferred financing costs, included in other noncurrent assets, on the accompanying balance sheets were $1,263 and $959 at December 31, 1998 and 1999, net of accumulated amortization of $254 and $558, respectively. As a result of the financing transactions discussed in Notes 13 and 14, the Company will record, in the first quarter of fiscal 2000, an extraordinary charge of approximately $959 related to the writeoff of such costs.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


Concentration of Credit Risk

      In 1997, 1998 and 1999, the Company generated 32%, 28% and 25%, respectively, of gross magazine revenues from two of its marketing partners.

      In 1997, 1998 and 1999, the Company generated 22%, 30% and 31%, respectively, of its gross magazine subscriptions by value from two of its publishing partners.

      Credit risk represents the accounting loss that would be recognized at the reporting date if marketing partners failed completely to perform as contracted. Management believes the likelihood of incurring any other material losses other than those recorded in the financial statements due to credit risk is remote.

Reserve for Refunds

      A reserve for refunds is established based on refund information associated with the Company's historical campaign experience. The reserve for refunds is included in accrued expenses on the accompanying balance sheets.

Fair Value of Financial Instruments

      The carrying amounts of cash, accounts receivable, accounts payable and term loan and line of credit debt approximate fair value due to the short-term maturity of these instruments. The carrying amount of the stockholder loan approximates fair value.

Stock-Based Compensation

      Compensation cost is recognized for stock-based compensation using the intrinsic value method. Under this method, compensation cost is recorded when the fair value of the stock at the grant date exceeds the amount the employee must pay to acquire the stock. The Company's policy is to grant stock options at no less than the fair market value at the date of grant.

Accounting for Impairment of Long-Lived Assets

      The Company evaluates recoverability of its long-lived assets in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets Being Disposed Of." In evaluating recoverability, the Company estimates the future cash flows expected to result from the asset and its eventual disposition. If the sum of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. No such loss was recognized in the accompanying financial statements. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


Revenue Recognition/Deferred Revenue

Magazine Revenues

      Magazine revenues are derived primarily from subscriptions sold to customers and billed to their credit cards on an annual or semi-annual basis and, to a lesser extent, from commissions earned from publishers for acquiring customers.

      A customer's right to cancel a subscription and obtain a refund of all or a portion of the subscription price depends on the terms of the subscription offer made to the customer. A subscription offer made before November 1, 1998, referred to as a full refund offer, allowed a subscriber to obtain a full refund of the subscription price if the subscriber cancelled the subscription at any time during the subscription period. A subscriber who renewed a full refund offer had the right to receive a full refund of the renewal subscription price at any time during the subscription period. The Company recognizes revenues from full refund subscriptions at the conclusion of the subscription period.

      Effective November 1, 1998, the Company began to market a substantial portion of its subscription offers as pro rata refund offers, which allow the subscriber to obtain a full refund before the end of the grace period, which typically lasts from two to six months. After the grace period ends, the subscriber is entitled to only a pro rata refund upon cancellation equal to the amount of the purchase price relating to the undelivered portion of the subscription.

      The Company is converting a majority of its outstanding renewals of full refund offers into pro rata refund offers. The Company defers revenues from pro rata refund offers until the end of the grace period. At the end of the grace period, the Company recognizes that portion of revenues associated with the grace period, and recognizes the remainder of the revenues ratably over the remaining term of the subscription.

      Some of the Company's full refund and pro rata refund offers also offer an initial free trial period, prior to the grace period, during which the subscriber receives free copies of a magazine as an incentive to continue his or her subscription. Once the free trial period ends, the subscriber pays the subscription price, and the subscription is accounted for as either a full refund or pro rata refund offer, as applicable.

      Magazine subscription revenues attributable to airline frequent flyer programs and other reward currency programs relate to commissions earned from publishers for acquiring customers and are recognized as earned from publishers.

      Magazine subscription revenues recorded in the accompanying income statements were $77,113, $109,878 and $195,956 for the fiscal years ended December 31, 1997, 1998 and 1999, respectively.

1999 Effect From Changes in Offer Structure

      As a result of the transition on November 1, 1998 from primarily full refund to primarily pro rata refund offers, operating results for the year ended December 31, 1999 included a one-time benefit to net revenues and net income from full refund offers made in 1998 and pro rata refund offers made in 1999. This is due to the recognition in 1999 of revenues from both the completion of the initial period of 1998 full refund offers and a portion of the 1999 pro rata refund offers which, if they had been made as full refund offers,

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)

would have been recognized in fiscal 2000. In addition, $47 million of magazine solicitation costs associated with 1999 pro rata refund offers were deferred at December 31, 1999. These costs would have been expensed in 1999 if the offers were made as full refund offers. If all of the subscription offers made in 1999 had remained full refund offers, net revenues and net income for the year ended December 31, 1999 would have been lower by approximately $64,000 and $111,000, respectively.

      The following unaudited pro forma information has been derived from the Company's statements of operations for the year ended December 31, 1999 and reflects the effect of assuming all offers made in 1999 were on a full refund basis.

      The unaudited pro forma information is presented for informational purposes only and is not intended to be indicative of results of operations that would have resulted if the offers had been made under a full refund basis.

                                                          Pro Forma
                                                 Actual  Adjustments Pro Forma
                                                -------- ----------- ---------
                                                              (Unaudited)
   Net revenues................................ $277,445  $ (64,000) $213,445
   Product, marketing and operation expenses...  208,676     47,000   255,676
   Operating income (loss).....................   26,948   (111,000)  (84,052)
   Net income (loss)...........................   21,685   (111,000)  (89,315)

Deferred Revenue

      Deferred revenue for the years ended December 31 is as follows:

                                                              December 31,
                                                           --------------------
                                                             1998       1999
                                                           ---------  ---------
   Balance, beginning of year............................. $  93,465  $ 108,907
     Magazine revenue recognized..........................  (109,878)  (195,956)
     Magazine billings, net of estimated refunds..........   125,320    206,205
                                                           ---------  ---------
   Balance, end of year................................... $ 108,907  $ 119,156
                                                           =========  =========

      Deferred revenue is included in current liabilities in the accompanying consolidated balance sheets as the revenues will by recognized in the subsequent twelve-month period.

Merchandise and Other Revenues

      Merchandise and other revenues are derived from our gift, phonecard, and other non-magazine businesses and are recognized upon shipment of the product. Merchandise and other revenues recorded in the accompanying consolidated statements of operations were $100,516, $100,884 and $81,489 for the fiscal years ended December 31, 1997, 1998 and 1999, respectively.

Expense Recognition/Deferred Charges

      Product and marketing expenses consist primarily of magazine and merchandise product costs, solicitation costs and commissions. Operation expenses consist primarily of customer service, data entry, order processing and payment processing costs.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


      Magazine solicitation costs, including printing, postage and mailing costs, and commissions paid to marketing partners are direct response advertising costs. In accordance with Statement of Position 93-7, "Reporting on Advertising Costs," direct response marketing costs are amortized over the subscription period, unless they are associated with full refund offers which are expensed as incurred. In offers with free trial periods, such costs are deferred until after the free trial period, and any grace period, has elapsed. In pro rata refund offers, the expenses are deferred until the end of the grace period. Upon completion of the grace period, the expenses associated with the grace period are recognized immediately, and the remainder of the related expenses are recognized ratably over the remaining subscription period.

      The Company makes payments to publishers for magazine costs prior to billing the subscriber. These magazine costs are refundable on a pro rata basis should the subscriber cancel the subscription and are recorded as publisher prepayments and amortized over the subscription period. In the case of airline frequent flyer program subscriptions and other reward currency programs the Company is not required to make payments to the publishers.

      The Company expenses merchandise product and marketing costs at the time the related revenues are recognized.

      The Company expenses all operation costs as incurred, with the exception of refundable magazine payment processing costs, which are amortized over the subscription period.

Income Taxes

      The Company provides for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets which are not likely to be realized.

      Income taxes are recognized only for the period of time the Company is a C corporation. Prior to the Company's conversion to a C corporation, earnings of the Company were taxed at the shareholder level in accordance with S corporation taxation.

      The Company was an S corporation for a portion of 1998, all of 1997 and for years prior. If the Company were considered a C corporation for 1997 and a portion of 1998, the Company would have a loss for both financial statement and tax purposes, therefore, the Company's tax provision for these periods would remain the same as presented.

Net Income (Loss) Per Common Share

      Basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss), less preferred stock dividends, if any, by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per common share ("Diluted EPS") is computed in the same manner except that the weighted average number of common shares outstanding assumes the exercise and conversion of dilutive common share equivalents.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


3. Accounts Receivable

      Accounts receivable consists of the following at December 31:

                                                               1998     1999
                                                              -------  -------
   Accounts receivable:
     Publisher............................................... $ 8,268  $ 6,924
     Consumer................................................  44,675   39,725
                                                              -------  -------
                                                               52,943   46,649
   Allowance for doubtful accounts and merchandise returns...    (172)  (1,628)
                                                              -------  -------
     Accounts receivable, net................................ $52,771  $45,021
                                                              =======  =======

4. Property and Equipment

      Property and equipment consist of the following at December 31:

                                                                1998     1999
                                                               -------  -------
   Computer software.......................................... $ 5,774  $13,695
   Computer equipment.........................................   4,258    6,589
   Furniture and fixtures.....................................   2,333    2,699
   Leasehold improvements.....................................     619    1,257
                                                               -------  -------
                                                                12,984   24,240
   Accumulated depreciation and amortization..................  (3,181)  (7,353)
                                                               -------  -------
     Net property and equipment............................... $ 9,803  $16,887
                                                               =======  =======

5. Accrued Expenses

      Accrued expenses consist of the following at December 31:

                                                                 1998    1999
                                                                ------- -------
   Media costs................................................. $13,602 $20,365
   Marketing costs.............................................  13,465  12,537
   Reserve for refunds.........................................   9,118   9,096
   Compensation and other employee benefits....................   2,152   6,611
   Operations..................................................   1,740   4,614
   Other.......................................................     560   3,653
                                                                ------- -------
                                                                $40,637 $56,876
                                                                ======= =======

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


      Reserve for refund activity for the years ended December 31 is as follows:

                                                               1998      1999
                                                             --------  --------
   Balance, beginning of year............................... $  8,699  $  9,118
     Estimated refunds......................................   37,232    87,122
     Refunds paid...........................................  (36,813)  (87,144)
                                                             --------  --------
   Balance, end of year..................................... $  9,118  $  9,096
                                                             ========  ========

6. Employee Compensation Plans

Stock Option Plans

      In 1997 and 1999, the Board of Directors implemented nonqualified stock option plans (the "1997 Plan" and the "1999 Plan," respectively). Under the 1997 and 1999 Plans, options may be granted to individual officers, other employees, consultants and directors at a price not less than fair market value at the date of grant. Options generally vest over a four-year period and expire in ten years unless a change in ownership control occurs. Certain options under these plans vest at the date of an initial public offering. The 1997 and 1999 Plans provide for the grant by the Company of options to purchase 2,608,272 and 2,350,392 shares of Class B common stock, respectively.

      Option activity for the years ended December 31, 1997, 1998 and 1999 is as follows (all references to number of shares in this note reflect the merger and reincorporation transaction discussed in Note 9):

                                                                     Weighted
                                                   Shares Subject    Average
                                                     to Options   Exercise Price
                                                   -------------- --------------
   Balance outstanding, December 31, 1996
     Granted......................................     981,093        $3.00
     Canceled.....................................      (5,310)        3.00
                                                     ---------
   Balance outstanding, December 31, 1997.........     975,783         3.00
     Granted......................................   1,403,000         8.00
     Canceled.....................................     (53,049)        6.02
                                                     ---------
   Balance outstanding, December 31, 1998.........   2,325,734         5.95
     Granted......................................   2,578,250         9.55
     Canceled.....................................    (559,234)        7.69
                                                     ---------
   Balance outstanding, December 31, 1999.........   4,344,750         7.86
                                                     =========

      There are 613,914 options available for future grant at December 31, 1999.

      If deferred compensation had been determined under SFAS No. 123, "Accounting for Stock-Based Compensation," using the Black-Scholes method with the following weighted average assumptions used for grants for the fiscal years 1997 through 1999: (1) expected life of the options of five years, (2) dividend yield of 0%, (3) expected volatility of 0% and (4) risk-free interest rate of 5.7%, the Company's net loss for 1997 and 1998 years would have increased by approximately $100 and $700, respectively, and the Company's net income for 1999 would have decreased by $1,100.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


      The following table summarizes information with respect to stock options outstanding at December 31, 1999:

                       Options Outstanding             Options Exercisable
                 ----------------------------------  --------------------------
                   Number of                           Number of
                    Options                             Options       Weighted
                 Outstanding at   Weighted Average   Exercisable at   Average
     Exercise     December 31,    Remaining Years     December 31,    Exercise
      Price           1999        Contractual Life        1999         Price
     --------    --------------   ----------------   --------------   --------
      $3.00          920,000            7.1             188,686        $3.00
       8.00        2,758,083            8.8             200,250         8.00
      12.00          333,334            9.0                  --        12.00
      16.00          333,333            9.0                  --        16.00

      As of December 31, 1999, there were 388,936 options, which were outstanding and exercisable and which were originally granted to certain employees and became fully vested and exercisable pursuant to termination agreements. For the years ended December 31, 1998 and 1999, the Company has recorded approximately $477 and $460, respectively, of compensation expense related to these options. The compensation expense has been determined using the Black-Scholes method using the same assumptions noted above and the relevant stock price.

      With respect to 162,000 options granted to employees on May 4, 1999, if the Company has not sold common stock in an Initial Public Offering prior to January 1, 2001, the optionees have the right to require the Company to purchase the options at $5.00 per option. This put option is only exercisable from January 2, 2001 to January 31, 2001. The Company has recorded approximately $317 of compensation expense related to these options.

401(k) Defined Contribution Plan

      The Company sponsors a 401(k) defined contribution plan, which was effective January 1, 1994. Under the plan, participants are allowed to make contributions based on a percentage of their salaries. An employee becomes eligible after three months of employment and is automatically 100% vested. The maximum employee contribution is 15% of their gross compensation excluding bonuses not to exceed government statutory limits.

      The Company's discretionary profit sharing contribution to the plan was $302 and $303 in 1997 and 1998, respectively. The Company recorded approximately $407 in fiscal 1999 related to the profit sharing contribution expected to be funded in fiscal 2000.

7. Income Taxes

      At December 31, 1999, the Company incurred a net operating loss for income tax purposes and therefore, did not provide federal or state income taxes except for a minimal amount. The Company has net operating loss carryforwards of $89,400 which are available to offset future taxable income through 2019. In 1998 the Company applied for permission to change its method of accounting related to deferred charges. The

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)

net operating losses indicated above assumes that the change in accounting method will be granted by the Internal Revenue Service. If the change in accounting method is not granted, the Company will have $39,400 of net operating loss carryforwards.

      The Company has net deferred tax assets of $18,500, which have been fully reserved for as of December 31, 1999 due to the history of the Company's losses. The net deferred asset consist principally of net operating loss carryforwards of $35,800, other deferred tax assets of $9,700 and deferred tax liabilities of $27,000, both arising from temporary differences. These deferred assets and liabilities have been determined assuming that the Internal Revenue Service will grant the accounting method change applied for in 1998. If the change in method is not granted, net deferred tax assets would be $23,500, and would include net operating carryforwards of $15,800, other deferred tax assets of $8,700 and other deferred tax liabilities of $1,000.

      The difference between the Company's federal statutory tax rate of 35%, as well as its state and local tax rates, net of federal tax benefit, when compared to its effective tax rate is principally comprised of a valuation allowance.

      During fiscal 1998, the Company paid approximately $1,400 in federal and state income taxes. At December 31, 1998 and 1999, the Company had approximately $1,100 and $200, respectively, of refunds due related to such payments. The balances are included in prepaid expenses on the accompanying consolidated balance sheets.

8. Debt and Revolving Credit Facility

      All of the Company's outstanding debt obligations and their classification on the balance sheets, with the exception of the capital lease obligations, as of December 31, 1998 and 1999 discussed below have been satisfied as a result of the transactions discussed in Note 14.

      Debt outstanding consists of the following at December 31:

                                                                 1998    1999
                                                                ------- -------
     Term loan................................................. $35,000 $27,000
     Line of credit............................................  15,333  18,333
     Stockholder's loan........................................   5,044  13,742
     Capital lease obligations.................................      --     302
                                                                ------- -------
                                                                 55,377  59,377
     Less--Current portion.....................................  55,377  45,448
                                                                ------- -------
       Total long-term......................................... $    -- $13,929
                                                                ======= =======

      In March 1998, the Company entered into an agreement with a syndicate of banks to provide for a term loan of $50,000 and a $20,000 line of credit (the "Prior Credit Facility"). Subsequent to 1998, the Company was required to pay $2,000 for each calendar quarter beginning March 1999 through March 2003. There was a mandatory repayment feature from a public or private offering of equity securities. The interest rate was 275 basis points above the London Interbank Rate. The interest rate was adjusted to prime plus 2% in 1999, as a result of the Company's noncompliance with certain financial ratios (see below). The effective

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)

interest rate at December 31, 1998 and 1999 was 7.97% and 10.50%, respectively. All property and company assets, as well as pledged stock of two stockholders secured this debt instrument. The line of credit had an interest rate of 275 basis points above the London Interbank Rate.

      There were certain financial ratios, which the Company had to maintain on a quarterly basis. The Company was not in compliance with certain of these ratios as of December 31, 1998 and throughout 1999 (Note 14).

9. Capital Stock

      The Company's capital stock consists of the following (reflects the merger and reincorporation transaction discussed below):

                                                                      1998 1999
                                                                      ---- ----
Common stock:
  Class A; 50,000,000 shares authorized at $.001 par, 7,368,000 shares issued and outstanding..................................... $ -- $ --
  Class B; 30,000,000 shares authorized at $.001 par, 25,021,728
   shares issued and outstanding.....................................   --   --
Preferred stock:
  Series A; 2,600,000 shares authorized at $.001 par, 2,591,178
   shares issued and outstanding.....................................   --   --
  Undesignated; 7,400,000 shares authorized at $.001 par, no shares
   issued and outstanding............................................   --   --
                                                                      ---- ----
                                                                      $ -- $ --
                                                                      ==== ====

      In September 1998, the Company entered into an agreement to issue 2,591,178 shares of Series A preferred stock to General Atlantic (the "Series A Preferred Stock"), and their affiliates, for $20,000.

      The Series A Preferred Stock converts into Class A Common Stock and has equal rights to the Class A Common Stock with the exception of a preferred stock liquidation preference, which is equal to the cost basis of the Series A Preferred Stock. The Series A Preferred Stock has certain anti-dilution provisions and is automatically converted into common stock upon the closing of an initial public offering only if the offering price is at least $11.58 per common share and the aggregate gross proceeds are at least $20 million. As of September 1998, General Atlantic owned approximately 21.95% of the total outstanding stock of the Company.

      The proceeds from the issuance of the Series A Preferred Stock and the amounts from the Prior Credit Facility (Note 8) were used primarily to repay indebtedness related to the Company's previous revolving credit facility and amounts due to stockholders, as well as pay dividends to stockholders.

      On December 22, 1999, NewSub reincorporated in Delaware by merging into a wholly owned Delaware subsidiary, Synapse. Upon consummation of the merger, Synapse was authorized to issue 90,000,000 shares of capital stock, 50,000,000 of which are Class A voting Common Stock, $0.001 par value per share; 30,000,000 of which are Class B nonvoting Common Stock, $0.001 par value per share; and 10,000,000 of which are Preferred Stock, $0.001 par value per share. Of the Preferred Stock, 2,600,000 was designated Series A Preferred Stock, and the remainder is undesignated preferred stock.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


      In the merger, each issued and outstanding share of NewSub's Class A and Class B Common Stock was converted into 3,684 shares of Synapse's Class A and Class B Common Stock, respectively. In addition, each issued and outstanding share of NewSub's Series A Preferred Stock was converted into 3,684 shares of Synapse's Series A Preferred Stock.

10. Commitments and Contingencies

      The Company and its subsidiaries lease office space that is classified as an operating lease and computer equipment that is classified as a capital lease. The future minimum rental commitments under these noncancelable leases are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year ending December 31:
     2000.....................................................  $146    $1,331
     2001.....................................................   146     1,276
     2002.....................................................    62     1,133
     2003.....................................................    --     1,147
     2004.....................................................    --     1,166
   Thereafter.................................................    --     1,166
                                                                ----    ------
     Total minimum lease payments.............................   354    $7,219
   Less--Amount representing interest.........................   (52)
                                                                ----    ------
     Present value of minimum lease payments..................  $302
                                                                ====    ======

      Rent expense is recorded on a straight-line basis over the full terms of the leases and was $394, $780 and $970 for the years ended December 31, 1997, 1998 and 1999, respectively.

      The Company has entered into employment agreements with key employees. The agreements have various terms expiring through 2001. The provisions included in the agreements vary by employee and define compensation and termination provisions. If these employment agreements were terminated under circumstances requiring severance payment, the Company would be required to pay approximately $900.

11. Related Party Transactions

Due from Employees

      The Company periodically makes advances to its employees. These advances are due based upon the terms of the agreements. The balance outstanding as of December 31, 1998 and 1999 was $297 and $28, respectively, and is included in other current and noncurrent assets. Interest is accrued at varying interest rates.

Stockholder's Loan

      A stockholder has made loans to the Company pursuant to notes bearing interest at 8% per annum. The loans were due on demand. As discussed in Note 14, as a result of these loans being converted to equity, the outstanding amount at December 31, 1999 has been reflected as long-term debt.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


Due to/from Affiliate

      As of December 31, 1998 and 1999, the Company owed approximately $120 and $437, respectively, for commissions on magazine sales by various companies. A current Company stockholder and director is co-founder and a member of the board of directors of these companies. These amounts are included in accounts payable and accrued expenses. The Company was owed $277, which is reflected in accounts receivable, at December 31, 1999 by those companies for merchandise purchases.

Due to Director

      In 1999, the Company entered into a consulting agreement with one of its directors, whereby the Company is committed to pay a consulting fee of approximately $3,453, which is reflected in accrued liabilities.

      The fee is to be paid no later than January 2001 or, if earlier, within 90 days of an initial public offering (Note 14).

12. Segment Information

      During fiscal 1999, the Company adopted SFAS No. 131, which establishes standards for reporting information about operating segments. It also establishes standards for disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available and which is evaluated regularly by the Company's chief operating decision maker, or decision-making group, in deciding how to allocate resources and assess performance.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


      The Company's activities fall within two operating segments: the Merchandise Division and the Magazine Division. The Merchandise Division sells gift products and the Magazine Division sells magazine subscriptions. Each operating segment is a strategic business unit that is managed separately. In addition, the Company does not allocate corporate general and administrative, depreciation and interest expense to the operating segments. The accounting policies of the segments are described in Note 1. Corporate operating expense consists primarily of general and administrative, depreciation and interest expense. Corporate identifiable assets consists primarily of cash and cash equivalents, property and equipment, certain prepaid expenses, and certain other current and long-term assets. The following table sets forth segment information for the years ended December 31, 1997, 1998 and 1999:

                                                     1997      1998      1999
                                                   --------  --------  --------
     Net revenues:
       Merchandise and other...................... $100,516  $100,884  $ 81,489
       Magazines..................................   77,113   109,878   195,956
       Consolidated............................... $177,629  $210,762  $277,445
     Operating income (loss):
       Merchandise and other...................... $ 33,665  $  9,289  $  3,351
       Magazines..................................  (26,814)  (13,525)   55,618
       Corporate..................................  (29,810)  (22,934)  (32,021)
       Consolidated............................... $(22,959) $(27,170) $ 26,948
     Net income (loss):
       Merchandise and other...................... $ 33,665  $  9,289  $  3,351
       Magazines..................................  (26,814)  (13,525)   55,618
       Corporate..................................  (29,959)  (27,175)  (37,284)
       Consolidated............................... $(23,108) $(31,411) $ 21,685
     Identifiable assets:
       Merchandise and other...................... $ 25,347  $ 15,754  $ 11,785
       Magazines..................................   61,582    92,679   152,291
       Corporate..................................    6,425    12,432    18,128
       Consolidated............................... $ 93,354  $120,865  $182,204
     Depreciation and amortization:
       Corporate.................................. $    891  $  1,594  $  4,172
       Consolidated............................... $    891  $  1,594  $  4,172
     Capital expenditures:
       Corporate.................................. $  3,653  $  6,183  $ 10,954
       Consolidated............................... $  3,653  $  6,183  $ 10,954

13. Pro Forma Information (Unaudited)

Gift Services, LLC

      In January 2000, the Company entered into an agreement with two other parties to form Gift Services, LLC, a Delaware limited liability corporation ("GSL"), in which the Company has a 49% ownership interest. Concurrently, the Company entered into a sales representative agreement, which was subsequently amended, whereby the Company agreed to solicit orders for all products marketed, promoted, distributed and/or sold by GSL.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


      Under the amended agreement, GSL is required to pay the Company commissions for each product sold. The Company will record revenues upon GSL's shipment of the product. The Company's 49% interest in GSL will be accounted for as an equity investment.

      The following unaudited pro forma information is based upon the Company's financial statements as adjusted for the transaction discussed above and has been prepared as if the transaction had occurred on January 1, 1999. The unaudited pro forma information is presented for informational purposes only and does not purport to represent what the Company's results of operations would actually have been if the transactions had occurred at the beginning of the period indicated, or to project the Company's results of operations at any future date or for any future period.

      The unaudited pro forma statements of operations would be as follows:

                                          Pro Forma       Pro Forma      Pro
                               Actual  Adjustments (a) Adjustments (b)  Forma
                              -------- --------------- --------------- --------
     Net revenue............. $277,445    $(74,880)        $10,800     $213,365
     Product and marketing
      expenses...............  172,526     (60,382)             --      112,144
     Operation expenses......   36,150      (9,139)             --       27,011
     Operating income........   26,948      (5,359)         10,800       32,389
     Net income..............   21,685      (5,359)         10,800       27,126

--------
(a) Represents the exclusion of the revenues and expenses associated with the Company's merchandise business.
(b) Represents the commission revenue based upon the contractual commission rate applied to 1999 merchandise shipments adjusted for (1) modification reducing the cost of merchandise purchases based upon per unit rates detailed in the Supply Agreement between GSL and a third party supplier and
    (2) the reduction of commission revenues based upon the 1999 economic performance of the merchandise business which would be accomplished in accordance with the agreement via a prospective adjustment of the commission rate each quarter.

14. Subsequent Events

Equity Issuance

      On January 12, 2000, the Company issued 3,465,000 shares of Series B Preferred Stock at $8.00 per share and warrants to acquire 1,732,499 shares of Class A Common Stock at $0.00128 per warrant ("Warrants") to current shareholders and other parties. Each share of Series B Preferred Stock is convertible, subject to adjustment, into one share of Class A Common Stock. The Series B Preferred Stock has certain anti-dilution provisions and is automatically converted into common stock upon the closing of an initial public offering only if the offering price is at least $12.00 per common share and the aggregate gross proceeds are at least $20 million. Also, $12,000 of the Company's indebtedness and $280 of interest payable to one of its shareholders was converted into 1,535,000 shares of Series B Preferred Stock and Warrants to acquire 767,500 shares of Class A Common Stock at the same prices as discussed above. The Company used $27,720 of the proceeds of the offering together with borrowings under the Credit Facility discussed below to repay the outstanding amounts and related expenses under the Prior Credit Facility.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


Credit Facility

      On January 12, 2000, the Company entered into a $25,000 Credit Facility with a shareholder, Jay Walker, which matures on April 7, 2001. On February 1, 2000, the rights and obligations of Mr. Walker under this facility were assigned to Arena Capital Investment Fund, LP, a Delaware limited partnership. On March 20, 2000, Arena SG Holdings, LLC, an affiliate of Arena Capital Investment Fund, LP, purchased from Mr. Walker 1,250,000 shares of the Company's Class B common stock for $8.00 per share and an option to purchase an additional 625,000 of the Company's Class B common stock for an exercise price of $8.00 per share. The loan has an initial interest rate of LIBOR plus 275 basis points. The rate increases by 200 basis points on October 1, 2000 and shall further increase an additional 25 basis points each three-month period thereafter until the loan is paid in full. The aggregate amount of the increases cannot exceed 300 basis points. The loan also has a mandatory prepayment feature from a public or private offering of debt or equity securities by the Company and provides for the purchase by the lender of warrants representing 0.75% of the fully diluted equity of the Company in the event that the loan remains outstanding on each of January 1, 2001 and April 1, 2001. These warrants are exercisable at a price of $0.01 per share for a period of ten years from their respective dates of issuance, respectively. There is a capital expenditure covenant associated with the loan whereby the Company is prohibited from making or incurring capital expenditures, for any fiscal year the Credit Facility is outstanding, in excess of $20,000. The Company incurred approximately $250 of loan fees in connection with the closing and on October 1, 2000 must pay a fee equal to 2% of the amount outstanding on such date. The Company used the proceeds of the Credit Facility together with the proceeds from the sale of Series B Preferred Stock and Warrants discussed above to repay the outstanding amounts under the Prior Credit Facility (Note 8).

Revolving Promissory Note

      On January 12, 2000, the Company entered into a $10,000 revolving promissory note with a shareholder which expires on April 7, 2001. The note has an interest rate of 1% above the base rate, as defined, and interest is payable on January 1, April 1, July 1 and October 1 of each calendar year. The note becomes immediately due and payable upon the occurrence of an event of default of the Credit Facility, as discussed above. There are no fees, costs or covenants associated with the note.

      The following unaudited pro forma information is based upon the Company's financial statements as adjusted for the transactions discussed above and has been prepared as if the transactions had occurred on December 31, 1999. The unaudited pro forma information is presented for informational purposes only and does not purport to represent what the Company's balance sheet would actually have been if the transactions had occurred at the beginning of the period indicated, or to project the Company's results of operations at any future date or for any future period.

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

              For the Years Ended December 31, 1997, 1998 and 1999
                       (000's omitted, except share data)


                                                       Pro Forma
                                             Actual   Adjustments    Pro Forma
                                            --------  -----------    ---------
   Cash.................................... $  1,407   $  7,390 (a)  $  8,797
   Loan payable............................   45,333    (45,333)(b)        --
   Long-term debt..........................       --     25,000 (c)    25,000
   Long-term portion of stockholder's
    loan...................................   13,742    (12,280)(d)     1,462
   Total stockholders' deficiency..........  (90,148)    39,044 (e)   (51,104)

--------
(a) Represents the net cash provided by the January 12, 2000 debt and equity transactions.
(b) Represents the paydown of the Company's term loan and revolving credit facility on January 12, 2000.
(c) Represents the $25,000 shareholder credit facility entered into on January 12, 2000.
(d) Represents the conversion of the stockholder's loan to equity on January 12, 2000.
(e) Represents the preferred stock equity issuance on January 12, 2000 and the write-off of deferred financing fees.

Amendment to Consulting Agreement

      On January 19, 2000, the Company amended its agreement with a director for consulting services. Under the amendment, the Company is required to satisfy a prior obligation of $3,453 to the director for services rendered through a $1,315 cash payment and issuance of 350,000 shares of the Company's Class B Common Stock. The cash payment is due on the earlier of the year January 2001 or within 90 days of an initial public offering.

Capital Stock Amendment

      On March 20, 2000, the Company filed an amendment to its Certificate of Incorporation increasing its authorized capital stock to 102,000,000 shares, consisting of 56,000,000 shares of Class A Common Stock, 36,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock, of which 2,600,000 are shares of Series A Preferred Stock and 5,000,000 are shares of Series B Preferred Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including    , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is an addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares

                                     (LOGO)

                                  Common Stock

                              ------------------
                              P R O S P E C T U S
                              ------------------

                              Merrill Lynch & Co.

                          Allen & Company Incorporated

                         Banc of America Securities LLC

                                 Wit SoundView

                                      , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

   SEC registration fee................................................ $13,200
   NASD filing fee.....................................................   5,500
   Nasdaq National Market listing fee..................................     *
   Printing and engraving expenses.....................................     *
   Legal fees and expenses.............................................     *
   Accounting fees and expenses........................................     *
   Blue Sky fees and expenses (including legal fees)...................     *
   Transfer agent and registrar fees and expenses......................     *
   Miscellaneous.......................................................     *
                                                                        -------
     Total............................................................. $   *
                                                                        =======

--------
*  The Registrant will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

      Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent that the General Corporation Law of Delaware ("DGCL") prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      Article EIGHTH of the Restated Certificate provides that the Registrant shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Article EIGHTH further provides that the Registrant shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

      Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Registrant, (iii) a plea of guilty or nolo contendere by the Indemnitee,
(iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered to have been wholly successful with respect thereto.

      In the event that the Registrant does not assume the defense of any action, suit, proceeding or investigation of which the Registrant receives notice, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Registrant in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by the Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Registrant; and further provided that no such advancement of expenses shall be made if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

      Notwithstanding anything to the contrary in the foregoing, except with respect to a successful action by the Indemnitee to establish his right to indemnification, the Registrant shall not indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Registrant. Notwithstanding anything to the contrary in Article EIGHTH of the Restated Certificate, the Registrant shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Registrant makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Registrant to the extent of such insurance reimbursement.

      No amendment, termination or repeal of Article EIGHTH of the Restated Certificate or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any

Indemnitee to indemnification under the provisions of Article EIGHTH with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal. The indemnification and advancement of expenses provided by Article EIGHTH of the Restated Certificate shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Registrant, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in Article EIGHTH of the Restated Certificate shall be deemed to prohibit, and the Registrant is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in Article EIGHTH of the Restated Certificate. In addition, the Registrant may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Registrant or other persons serving the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article EIGHTH of the Restated Certificate. The Registrant may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      The Underwriting Agreement provides that the Underwriters (as defined therein) are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

      The Registrant has obtained liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities.

      Since June 30, 1997, the Registrant has issued the following securities that were not registered under the Securities Act:

      (a) Issuances of Capital Stock and Warrants.

      On September 9, 1998, the Registrant issued and sold an aggregate of
703.36 shares of its Series A preferred stock for an aggregate purchase price of $20,000,000. In December 1999 these shares were split into an aggregate of 2,591,178.24 shares of Series A preferred stock in a 3,684-for-1 stock split.

      On January 12, 2000, the Registrant issued 5,000,000 shares of its Series B preferred stock for $40,000,000 and issued warrants to purchase 2,499,999 of its Class A common stock, at an exercise price of $8.00 per share, for $.00128 per warrant for an aggregate purchase price of $3,200.40.

      On January 19, 2000, the Registrant issued 350,000 shares of its Class B common stock in partial consideration of consulting services performed for the Registrant.

      On June 23, 2000, the Registrant issued 3,125,000 shares of its Series C preferred stock for $25,000,000.

      On June 23, 2000, the Registrant issued 62,500 shares of its Class B common stock for $500,000.

      (b) Certain Grants and Exercises of Stock Options.

      The Registrant's 1997 Stock Option Plan (the "1997 Plan") was adopted by its board of directors in December 1997. The Registrant's 1999 Stock Option Plan (the "1999 Plan") was adopted by its board of directors in February 1999. The Registrant's 2000 Stock Incentive Plan (the "2000 Plan") was adopted by its board of directors and its stockholders in April 2000.

      As of June 30, 2000, options to purchase an aggregate of 5,944,477 shares of the Registrant's common stock were outstanding under the 1997 Plan, the 1999 Plan and the 2000 Plan. These options were granted to the Registrant's employees, directors and consultants at exercise prices ranging from $3 to $16 per share.

      No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits:

 Exhibit
   No.                              Description
 -------                            -----------
  1.1*   Purchase Agreement.
  3.1    Restated Certificate of Incorporation of the Registrant.
  3.2*   Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed prior to the closing of this offering.
  3.3    By-Laws of the Registrant.
  3.4*   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the closing of this offering.
  4.1*   Specimen common stock certificate.
  4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
         Certificate of Incorporation and By-Laws of the Registrant
         defining the rights of holders of common stock of the Registrant.

 Exhibit
   No.                               Description
 -------                             -----------
  5.1*   Opinion of Hale and Dorr LLP.
 10.1    1997 Stock Option Plan.
 10.2    1999 Stock Option Plan.
 10.3    2000 Stock Incentive Plan.
 10.4    Form of Non-Qualified Stock Option Agreement, pursuant to the 1997
         Stock Option Plan.
 10.5    Form of Option Shareholders Agreement, pursuant to the 1997 Stock
         Option Plan and letter of amendment thereto.
 10.6    Form of Non-Qualified Stock Option Agreement, pursuant to the 1999
         Stock Option Plan.
 10.7    Form of Option Shareholders Agreement, pursuant to the 1999 Stock
         Option Plan.
 10.8    Form of Nonstatutory Stock Option Agreement, pursuant to the 2000
         Stock Incentive Plan.
 10.9    Form of Incentive Stock Option Agreement, pursuant to the 2000
         Stock Incentive Plan.
 10.10   Form of Option Stockholders Agreement pursuant to the 2000 Stock
         Incentive Plan.
 10.11   Stock Purchase Agreement among the Registrant, Jay S. Walker,
         General Atlantic Partners 46, L.P, GAP Coinvestment Partners, L.P.
         and the Stockholders named therein, dated March 9, 1998.
 10.12   Stock Purchase Agreement among the Registrant, General Atlantic
         Partners 49, L.P and GAP Coinvestment Partners, L.P., dated
         September 9, 1998.
 10.13   Stock and Warrant Purchase Agreement, between the Registrant and the Purchasers listed therein, dated January 12, 2000.
 10.14   Stock Purchase Agreement, among the Registrant and Richard
         Braddock, dated May 17, 2000.
 10.15   Stock Purchase Agreement, between the Registrant and NSSI Holdings
         Inc., dated May 17, 2000.
 10.16   Form of Warrant delivered to the Purchasers, as defined in the
         Stock and Warrant Purchase Agreement, dated January 12, 2000.
 10.17   Shareholder Agreement, among the Registrant and the Shareholders named therein, dated December 1, 1993.
 10.18   Amendment to Shareholders Agreement, among the Registrant and the
         Shareholders named therein, dated March 20, 2000.
 10.19   Amended and Restated Shareholders Agreement, among the Registrant and the Shareholders named therein, dated June 23, 2000.
 10.20   Walker and Jaeckle Shareholder Agreement, by and among the
         Registrant, Jay Walker and Andre Jaeckle, dated August 1, 1994.
 10.21   Stock Option Agreement, by and among Jay Walker, Michael Loeb and the Registrant, dated September 1, 1998.
 10.22   Amended and Restated Stockholders Agreement, among the Registrant and the Stockholders named therein, dated January 12, 2000.
 10.23   Amendment No. 1 to Amended and Restated Stockholders Agreement,
         among the Registrant and the Shareholders named therein, dated
         March 20, 2000.
 10.24   Amendment No. 2 and Waiver of Amended and Restated Stockholders
         Agreement, among the Registrant and the Shareholders named therein, dated June 23, 2000.

 Exhibit
   No.                               Description
 -------                             -----------
 10.25   Second Amended and Restated Stockholders Agreement, among the
         Registrant and the Stockholders named therein, dated June 23,
         2000.
 10.26   Amended and Restated Registration Rights Agreement, among the
         Registrant and the Stockholders named therein, dated January 12,
         2000.
 10.27   Amendment No. 1 to Amended and Restated Registration Rights
         Agreement, among the Registrant and the Stockholders named therein, dated June 23, 2000.
 10.28   Second Amended and Restated Registration Rights Agreement, among the Registrant and the Stockholders named therein, dated June 23,
         2000.
 10.29   Indemnification Agreement, among the Registrant, Jay Walker and
         NSSI Holdings Inc., dated May 17, 2000.
 10.30*+ Letter Agreement, between the Registrant and Time Inc., dated June
         23, 2000.
 10.31   Guarantee signed by Time Inc. regarding Stock Purchase Agreement between the Registrant and NSSI Holdings Inc.
 10.32   Letter Agreement with Allen & Company Incorporated, dated June 6,
         2000.
 10.33   Consulting Agreement, by and between the Registrant, Campana
         Limited Partnership and Stuart Bell, dated as of December 31,
         1999, as amended January 19, 2000.
 10.34   Employment Agreement between the Registrant and Richard Vogel, dated July 1, 1994, as amended March 29, 2000.
 10.35   Letter Agreement regarding Employment between the Registrant and
         Jonathan A. Siegel, dated September 27, 1999, as amended March 29,
         2000.
 10.36   Employment Agreement between the Registrant and Douglas Alpuche, dated February 8, 2000.
 10.37   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated March 25, 1998.
 10.38   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated August 11, 1998.
 10.39   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated November 24, 1998.
 10.40   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated December 18, 1998.
 10.41   Promissory Note, made by the Registrant to Michael Loeb, dated
         April 7, 1999.
 10.42   Promissory Note, made by the Registrant to Michael Loeb, dated
         April 20, 1999.
 10.43   Promissory Note, made by the Registrant to Michael Loeb, dated
         April 28, 1999.
 10.44   Promissory Note, made by the Registrant to Michael Loeb, dated May
         25, 1999.
 10.45   Promissory Note, made by the Registrant to Michael Loeb, dated
         November 12, 1999.
 10.46   Promissory Note, made by the Registrant to Michael Loeb, dated
         December 30, 1999.
 10.47   Loan Exchange Agreement between the Registrant and Michael Loeb, dated January 12, 2000.
 10.48   Revolving Promissory Note made by the Registrant and held by
         Michael Loeb, dated January 12, 2000.
 10.49   Credit Agreement between the Registrant and Jay Walker, dated
         January 12, 2000 (later assigned to Arena Capital Investment Fund,
         LP).

 Exhibit
   No.                               Description
 -------                             -----------
 10.50   Promissory Note Due April 7, 2001 made by the Registrant in favor of Jay Walker, dated January 12, 2000 (cancelled).
 10.51   Promissory Note Due April 7, 2001 made by the Registrant in favor of Arena Capital Investment Fund, LP, dated February 1, 2000.
 10.52   Lease between the Registrant and High Ridge Park Associates, LLC, for office space at 4 High Ridge Park, Stamford, CT, dated August
         30, 1995, as amended December, 1995, October 3, 1996, July 17,
         1997 and January 8, 1999.
 10.53   Lease between the Registrant and High Ridge Park Associates, LLC, for office space at 5 High Ridge Park, Stamford, CT, dated April
         16, 1998, as amended on February 8, 1999 and October 15, 1999.
 10.54   Settlement Agreement and Full Release of All Claims between the
         Registrant and Kevin Manion, dated October 27, 1999.
 10.55   Sales Representative Agreement between NewSub Special Services,
         Inc. (now named Synapse Solutions, Inc.), a subsidiary of the
         Registrant, and Gift Services, LLC, dated January 4, 2000, as amended April 1, 2000.
 10.56   Gift Services, LLC Limited Liability Company Agreement between the
         Registrant, Aspen Marketing, Inc. and Jeffrey Gilfix, dated
         January 4, 2000.
 10.57*+ Patent Assignment by and between Walker Asset Management Limited
         Partnership and the Registrant, dated September 1, 1999.
 10.58*+ Letter Agreement between the Registrant and Webloyalty.com, dated on or about November 17, 1999.
 10.59   Letter Agreement between the Registrant and Priceline WebHouse
         Club, Inc., dated December 3, 1999.
 10.60   Master Agreement, between the Registrant and Edgewater Technology,
         Inc., dated June 1, 1999.
 10.61   Revolving Promissory Note from Gift Services, LLC to the
         Registrant, dated March 23, 2000.
 16.1    Letter Regarding Change in Certifying Accountant.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 24.1    Powers of Attorney (see page II-9).
 27.1    Financial Data Schedule.

--------
*  To be filed by amendment.
+  Confidential treatment to be requested.

      (b) Financial Statement Schedules:

            Schedule II--Valuation and Qualifying Accounts

      All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Restated Certificate, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

                  (1) For purpose of determining any liability under the
            Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For purpose of determining any liability under the
            Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on this 26th day of July, 2000.

                                          Synapse Group, Inc.

                                                    /s/ Michael R. Loeb
                                          By: _________________________________
                                                      Michael R. Loeb
                                                  Chairman of the Board of
                                                    Directors, President
                                                and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

      We, the undersigned officers, directors and authorized representatives of Synapse Group, Inc., hereby severally constitute and appoint Michael R. Loeb, Douglas J. Alpuche, Jonathan A. Siegel and John H. Chory, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Synapse Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Michael R. Loeb           Chairman of the Board of      July 26, 2000
______________________________________  Directors, President and
           Michael R. Loeb              Chief Executive Officer
                                        (Principal Executive
                                        Officer)

        /s/ Douglas J. Alpuche         Executive Vice President,     July 26, 2000
______________________________________  Chief Financial Officer
          Douglas J. Alpuche            (Principal Financial and
                                        Accounting Officer)

          /s/ Jay S. Walker            Director                      July 26, 2000
______________________________________
            Jay S. Walker

         /s/ William E. Ford           Director                      July 26, 2000
______________________________________
           William E. Ford

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Richard S. Braddock         Director                      July 26, 2000
______________________________________
         Richard S. Braddock

        /s/ N.J. Nicholas, Jr.         Director                      July 26, 2000
______________________________________
         N. J. Nicholas, Jr.

        /s/ Nancy B. Peretsman         Director                      July 26, 2000
______________________________________
          Nancy B. Peretsman

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of Synapse Group, Inc.:

      We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Synapse Group, Inc. included in this registration statement and have issued our report thereon dated March 2, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                 /s/ Arthur Andersen LLP
                                          _____________________________________
                                                    ARTHUR ANDERSEN LLP

Stamford, Connecticut
March 2, 2000

                      SYNAPSE GROUP, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              For the Years Ended December 31, 1997, 1998 and 1999
                                 (000s Omitted)

                                          Additions
                                   ------------------------
                          Balance      Charges to                        Balance
                         January 1 Costs and Expenses Other Deductions December 31
                         --------- ------------------ ----- ---------- -----------
Year ended December 31,
 1997:
  Allowance for doubtful
   accounts............. $  --           $   --       $  --   $  --      $   --
Year ended December 31,
 1998:
  Allowance for doubtful
   accounts.............    --              172          --      --         172
Year ended December 31,
 1999:
  Allowance for doubtful
   accounts.............   172            1,456          --      --       1,628

                                 EXHIBIT INDEX

 Exhibit
   No.                               Description
 -------                             -----------
  1.1*   Purchase Agreement.
  3.1    Restated Certificate of Incorporation of the Registrant.
  3.2*   Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed prior to the closing of this offering.
  3.3    By-Laws of the Registrant.
  3.4*   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the closing of this offering.
  4.1*   Specimen common stock certificate.
  4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
         Certificate of Incorporation and By-Laws of the Registrant
         defining the rights of holders of common stock of the Registrant.
  5.1*   Opinion of Hale and Dorr LLP.
 10.1    1997 Stock Option Plan.
 10.2    1999 Stock Option Plan.
 10.3    2000 Stock Incentive Plan.
 10.4    Form of Non-Qualified Stock Option Agreement, pursuant to the 1997
         Stock Option Plan.
 10.5    Form of Option Shareholders Agreement, pursuant to the 1997 Stock
         Option Plan and letter of amendment thereto.
 10.6    Form of Non-Qualified Stock Option Agreement, pursuant to the 1999
         Stock Option Plan.
 10.7    Form of Option Shareholders Agreement, pursuant to the 1999 Stock
         Option Plan.
 10.8    Form of Nonstatutory Stock Option Agreement, pursuant to the 2000
         Stock Incentive Plan.
 10.9    Form of Incentive Stock Option Agreement, pursuant to the 2000
         Stock Incentive Plan.
 10.10   Form of Option Stockholders Agreement pursuant to the 2000 Stock
         Incentive Plan.
 10.11   Stock Purchase Agreement among the Registrant, Jay S. Walker,
         General Atlantic Partners 46, L.P, GAP Coinvestment Partners, L.P.
         and the Stockholders named therein, dated March 9, 1998.
 10.12   Stock Purchase Agreement among the Registrant, General Atlantic
         Partners 49, L.P and GAP Coinvestment Partners, L.P., dated
         September 9, 1998.
 10.13   Stock and Warrant Purchase Agreement, between the Registrant and the Purchasers listed therein, dated January 12, 2000.
 10.14   Stock Purchase Agreement, among the Registrant and Richard
         Braddock, dated May 17, 2000.
 10.15   Stock Purchase Agreement, between the Registrant and NSSI Holdings
         Inc., dated May 17, 2000.
 10.16   Form of Warrant delivered to the Purchasers, as defined in the
         Stock and Warrant Purchase Agreement, dated January 12, 2000.
 10.17   Shareholder Agreement, among the Registrant and the Shareholders named therein, dated December 1, 1993.

 Exhibit
   No.                               Description
 -------                             -----------
 10.18   Amendment to Shareholders Agreement, among the Registrant and the
         Shareholders named therein, dated March 20, 2000.
 10.19   Amended and Restated Shareholders Agreement, among the Registrant and the Shareholders named therein, dated June 23, 2000.
 10.20   Walker and Jaeckle Shareholder Agreement, by and among the
         Registrant, Jay Walker and Andre Jaeckle, dated August 1, 1994.
 10.21   Stock Option Agreement, by and among Jay Walker, Michael Loeb and the Registrant, dated September 1, 1998.
 10.22   Amended and Restated Stockholders Agreement, among the Registrant and the Stockholders named therein, dated January 12, 2000.
 10.23   Amendment No. 1 to Amended and Restated Stockholders Agreement,
         among the Registrant and the Shareholders named therein, dated
         March 20, 2000.
 10.24   Amendment No. 2 and Waiver of Amended and Restated Stockholders
         Agreement, among the Registrant and the Shareholders named therein, dated June 23, 2000.
 10.25   Second Amended and Restated Stockholders Agreement, among the
         Registrant and the Stockholders named therein, dated June 23,
         2000.
 10.26   Amended and Restated Registration Rights Agreement, among the
         Registrant and the Stockholders named therein, dated January 12,
         2000.
 10.27   Amendment No. 1 to Amended and Restated Registration Rights
         Agreement, among the Registrant and the Stockholders named therein, dated June 23, 2000.
 10.28   Second Amended and Restated Registration Rights Agreement, among the Registrant and the Stockholders named therein, dated June 23,
         2000.
 10.29   Indemnification Agreement, among the Registrant, Jay Walker and
         NSSI Holdings Inc., dated May 17, 2000.
 10.30*+ Letter Agreement, between the Registrant and Time Inc., dated June
         23, 2000.
 10.31   Guarantee signed by Time Inc. regarding Stock Purchase Agreement between the Registrant and NSSI Holdings Inc.
 10.32   Letter Agreement with Allen & Company Incorporated, dated June 6,
         2000.
 10.33   Consulting Agreement, by and between the Registrant, Campana
         Limited Partnership and Stuart Bell, dated as of December 31,
         1999, as amended January 19, 2000.
 10.34   Employment Agreement between the Registrant and Richard Vogel, dated July 1, 1994, as amended March 29, 2000.
 10.35   Letter Agreement regarding Employment between the Registrant and
         Jonathan A. Siegel, dated September 27, 1999, as amended March 29,
         2000.
 10.36   Employment Agreement between the Registrant and Douglas Alpuche, dated February 8, 2000.
 10.37   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated March 25, 1998.
 10.38   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated August 11, 1998.
 10.39   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated November 24, 1998.
 10.40   Subordinated Promissory Note, made by the Registrant to Michael
         Loeb, dated December 18, 1998.

 Exhibit
   No.                               Description
 -------                             -----------
 10.41   Promissory Note, made by the Registrant to Michael Loeb, dated
         April 7, 1999.
 10.42   Promissory Note, made by the Registrant to Michael Loeb, dated
         April 20, 1999.
 10.43   Promissory Note, made by the Registrant to Michael Loeb, dated
         April 28, 1999.
 10.44   Promissory Note, made by the Registrant to Michael Loeb, dated May
         25, 1999.
 10.45   Promissory Note, made by the Registrant to Michael Loeb, dated
         November 12, 1999.
 10.46   Promissory Note, made by the Registrant to Michael Loeb, dated
         December 30, 1999.
 10.47   Loan Exchange Agreement between the Registrant and Michael Loeb, dated January 12, 2000.
 10.48   Revolving Promissory Note made by the Registrant and held by
         Michael Loeb, dated January 12, 2000.
 10.49   Credit Agreement between the Registrant and Jay Walker, dated
         January 12, 2000 (later assigned to Arena Capital Investment Fund,
         LP).
 10.50   Promissory Note Due April 7, 2001 made by the Registrant in favor of Jay Walker, dated January 12, 2000 (cancelled).
 10.51   Promissory Note Due April 7, 2001 made by the Registrant in favor of Arena Capital Investment Fund, LP, dated February 1, 2000.
 10.52   Lease between the Registrant and High Ridge Park Associates, LLC, for office space at 4 High Ridge Park, Stamford, CT, dated August
         30, 1995, as amended December, 1995, October 3, 1996, July 17,
         1997 and January 8, 1999.
 10.53   Lease between the Registrant and High Ridge Park Associates, LLC, for office space at 5 High Ridge Park, Stamford, CT, dated April
         16, 1998, as amended on February 8, 1999 and October 15, 1999.
 10.54   Settlement Agreement and Full Release of All Claims between the
         Registrant and Kevin Manion, dated October 27, 1999.
 10.55   Sales Representative Agreement between NewSub Special Services,
         Inc. (now named Synapse Solutions, Inc.), a subsidiary of the
         Registrant, and Gift Services, LLC, dated January 4, 2000, as amended April 1, 2000.
 10.56   Gift Services, LLC Limited Liability Company Agreement between the
         Registrant, Aspen Marketing, Inc. and Jeffrey Gilfix, dated
         January 4, 2000.
 10.57*+ Patent Assignment by and between Walker Asset Management Limited
         Partnership and the Registrant, dated September 1, 1999.
 10.58*+ Letter Agreement between the Registrant and Webloyalty.com, dated on or about November 17, 1999.
 10.59   Letter Agreement between the Registrant and Priceline WebHouse
         Club, Inc., dated December 3, 1999.
 10.60   Master Agreement, between the Registrant and Edgewater Technology,
         Inc., dated June 1, 1999.
 10.61   Revolving Promissory Note from Gift Services, LLC to the
         Registrant, dated March 23, 2000.
 16.1    Letter Regarding Change in Certifying Accountant.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Arthur Andersen LLP.

 Exhibit
   No.                        Description
 -------                      -----------
 23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 24.1    Powers of Attorney (see page II-9).
 27.1    Financial Data Schedule.

--------
*  To be filed by amendment.
+  Confidential treatment to be requested.